   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 1997

                                                REGISTRATION NO. 333-25015

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                                ORBIT/FR, INC.
            (Exact name of Registrant as specified in its charter)

         DELAWARE                    3825                   23-2874370
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                                                         (I.R.S. EMPLOYER
     (STATE OR OTHER                                  IDENTIFICATION NUMBER)
     JURISDICTION OF
     INCORPORATION OR
      ORGANIZATION)

                              506 PRUDENTIAL ROAD
                          HORSHAM, PENNSYLVANIA 19044
                                (215) 674-5100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           ARYEH TRABELSI, PRESIDENT
                                ORBIT/FR, INC.
                              506 PRUDENTIAL ROAD
                          HORSHAM, PENNSYLVANIA 19044
                                (215) 674-5100
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:

      ARTHUR H. MILLER, ESQUIRE               FREDERICK W. DREHER, ESQUIRE
    BLANK ROME COMISKY & MCCAULEY               DUANE, MORRIS & HECKSCHER
     1200 FOUR PENN CENTER PLAZA                 4200 ONE LIBERTY PLACE
  PHILADELPHIA, PENNSYLVANIA 19103          PHILADELPHIA, PENNSYLVANIA 19103
           (215) 569-5500                            (215) 979-1000

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 19, 1997

PROSPECTUS
                                2,000,000 SHARES

                                   LOGO

                                  COMMON STOCK

                                  -----------

  All of the 2,000,000 shares of Common Stock offered hereby are being sold by ORBIT/FR, Inc. Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $8.00 and $9.00 per share. See "Underwriting" for a description of the factors considered in determining the initial public offering price. Upon completion of this offering, the principal stockholder of the Company will beneficially own approximately 65.6% of the outstanding Common Stock of the Company. See "Risk Factors -- Control by Principal Stockholder."

  The Common Stock has been approved for listing on the Nasdaq National Market, upon notice of issuance, under the symbol "ORFR".

                                  -----------

  THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Share..................................    $           $             $
--------------------------------------------------------------------------------
Total(3)...................................   $           $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Excludes a non-accountable expense allowance of $100,000 payable to the Representatives of the Underwriters. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of this offering payable by the Company estimated at $600,000, including the non-accountable expense allowance.

(3) Orbit-Alchut Technologies, Ltd., the sole stockholder of the Company prior to this offering, has granted to the Underwriters a 30-day option to purchase up to an additional 300,000 shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to the Company and Proceeds to the Stockholder will be $ , $ , $ and
    $   , respectively. See "Principal Stockholders" and "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the shares will be made at the offices of Pennsylvania Merchant Group Ltd in West Conshohocken, Pennsylvania on or about
      , 1997.

                                  -----------

PENNSYLVANIA MERCHANT GROUP LTD                                 UNTERBERG HARRIS

                                        , 1997

[A DIAGRAM APPEARS HERE OF A PHOTO-COLLAGE SHOWING A GENERIC CELLULAR TELEPHONE HANDSET, THE SPACE SHUTTLE, A SATELLITE MOUNTED ON A TESTING MAST, AND AN AUTOMOBILE.]

[A DIAGRAM APPEARS HERE OF A 3-D REPRESENTATION OF A PLANET IN SPACE WITH AN ORBITING BAND.]

[THE COMPANY'S LOGO APPEARS HERE.]

  "Supplier of microwave test and measurement systems to companies in the wireless communications, satellite, automotive and aerospace/defense industries."

[A DIAGRAM APPEARS HERE OF A LARGE 3-D REPRESENTATION OF A PLANET IN SPACE WITH TWO ORBITING BANDS.]

[A PHOTOGRAPH APPEARS HERE OF A LARGE POSITIONER MANUFACTURED BY THE COMPANY.]

[A PHOTOGRAPH APPEARS HERE OF A COMPACT RANGE MANUFACTURED BY THE COMPANY.]

[A PHOTOGRAPH APPEARS HERE OF A RADIAL POWER COMBINER MANUFACTURED BY THE COMPANY.]

[A PHOTOGRAPH APPEARS HERE OF A TYPICAL TEST AND MEASUREMENT CONTROL ROOM WITH A SMALL PHOTO OF A 3-D IMAGE GENERATED BY THE COMPANY'S SOFTWARE.]

   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING ENTERING INTO STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

[A PHOTOGRAPH APPEARS HERE OF A LARGE RADAR ANTENNA MANUFACTURED BY THE
COMPANY.]

[A PHOTOGRAPH APPEARS HERE OF A POSITIONING SYSTEM FOR RADOME TESTING MANUFACTURED BY THE COMPANY.]

  "Microwave test and measurement solutions for a wireless world."

  "The Company does not manufacture cellular handsets or antennas, aircraft, satellites or automobiles."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus (i) assumes an initial public offering price of $8.50 per share (the "Offering Price"), (ii) assumes that the Underwriters' over-allotment option is not exercised, (iii) reflects the establishment of the Company in December 1996 and the issuance of 4,000,000 shares of Common Stock to Orbit-Alchut Technologies, Ltd. ("Alchut"), the Company's sole stockholder prior to this offering, (iv) reflects the acquisition of Flam & Russell, Inc. ("Flam & Russell") on June 28, 1996 and (v) assumes the acquisition of Advanced Electromagnetics, Inc. ("AEMI") upon the completion of this offering. See "The Company." For explanations of certain technical terms used in this Prospectus, see "Glossary" on page 52.

                                  THE COMPANY

  ORBIT/FR, Inc. ("ORBIT/FR" or the "Company") develops, markets and supports sophisticated automated microwave test and measurement systems for the wireless communications, satellite, automotive and aerospace/defense industries. Products such as cellular phones, satellites, radio transmitters, global positioning system ("GPS") receivers and guided missiles depend on the reliable and efficient transmission and reception of microwave signals in order to communicate. By utilizing the Company's systems to measure the critical performance characteristics of microwave signals, wireless manufacturers and service providers within these industries can improve quality and time-to-market, lower the risk of failure and underperformance and reduce costs. Microwave test and measurement systems are used during all stages of a product's life cycle: product development, pre-production qualification, production testing and product maintenance.

  The need for microwave test and measurement systems and products expanded rapidly during the 1960's and 1970's in conjunction with the growth and increased sophistication of the aerospace/defense industry in the United States and Western Europe. In the last 20 years, the need for microwave test and measurement has expanded beyond aerospace/defense applications to all aspects of modern telecommunications, including personal wireless communications devices, satellite-based communications systems and "smart" automobiles. This expansion has occurred in conjunction with a growing desire among companies to focus on their core competencies and, accordingly, outsource many non-core functions such as the development and manufacture of microwave test and measurement systems.

  Since its founding, the Company has expanded from distributing individual microwave test and measurement components to providing a wide range of fully integrated microwave test and measurement solutions. Components of an ORBIT/FR automated microwave test and measurement system include proprietary software and hardware products, which can be combined into standard or customized configurations to meet a customer's specific needs. The Company believes that its innovative proprietary systems, experienced staff, reputation for quality and reliability, strong international presence and comprehensive customer service give it a competitive advantage that will enable it to remain a leading global supplier of microwave test and measurement systems to a growing number of companies within the wireless communications, satellite, automotive and aerospace/defense industries.

  The Company markets and sells its systems to customers in the United States and throughout the world. Within the Company's targeted industries, the Company's customers since January 1, 1994 have included manufacturers of wireless systems and products, such as Motorola, Nokia and Ericsson; manufacturers of systems and products that incorporate microwave technology, such as Lockheed Martin, Hughes Aircraft, BMW and Boeing; and telecommunications service providers that rely on microwave technology, such as AT&T, NTT and Korea Mobile Telecom. The Company's customers also include the United States government and several foreign governments. In 1996, none of the Company's customers accounted for more than 5% of the Company's total revenues. At March 31, 1997, the Company's backlog was approximately $8.5 million, compared to approximately $3.6 million at March 31, 1996.

  The Company's objective is to strengthen its leadership position in automated microwave test and measurement systems while developing products and systems for a broader range of microwave applications. The principal elements of the Company's strategy to reach its objective are: (i) offering comprehensive solutions to customers, (ii) maintaining its technological leadership, (iii) focusing on standard systems and proprietary off-the-shelf products, (iv) pursuing growth in international markets and (v) leveraging its technological expertise to expand into complementary markets.

                                  THE OFFERING

Common Stock offered by the Company.........  2,000,000 shares
Common Stock to be outstanding after the of-
 fering.....................................  6,094,118 shares(1)(2)
Use of proceeds.............................  For payment of the cash portion of the purchase price of AEMI and
                                              for working capital and other
                                              general corporate purposes,
                                              including possible acquisitions.
Nasdaq National Market symbol...............  "ORFR"

--------
(1) Excludes 492,300 shares of Common Stock issuable upon exercise of stock options to be granted upon completion of this offering at an exercise price equal to the Offering Price pursuant to the Company's 1997 Equity Incentive Plan. See "Management--1997 Equity Incentive Plan" and "Shares Eligible for Future Sale."
(2) Includes a maximum of 94,118 shares of Common Stock that will be issued contemporaneously with the completion of this offering in connection with the acquisition of AEMI. See "The Company."

                                  RISK FACTORS

  Prospective investors should carefully consider the factors discussed in detail elsewhere in this Prospectus under the caption "Risk Factors."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         THREE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                   MARCH 31,
                         --------------------------------------------- ----------------------
                          1992   1993   1994    1995   1996     1996    1996   1997    1997
                         ------ ------ ------  ------ ------- -------- ------ ------ --------
                                                                PRO                    PRO
                                       ACTUAL                 FORMA(1)    ACTUAL     FORMA(1)
                         ------------------------------------ -------- ------------- --------
                                                                        (UNAUDITED)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Total revenues.......... $1,869 $3,003 $7,171  $8,299 $10,404 $17,012  $1,533 $4,906  $5,839
Gross profit............  1,050  1,794  1,906   2,853   3,954   5,482     445  1,765   2,170
Operating income
 (loss).................    228    703   (106)    756   1,267   1,698      41    953   1,158
Net income..............     67    353     84     493     831   1,058      27    586     696
Net income per common
 share.................. $ 0.02 $ 0.09 $ 0.02  $ 0.12 $  0.21 $  0.26  $ 0.01 $ 0.15  $ 0.17
Weighted average number
 of common shares.......  4,000  4,000  4,000   4,000   4,000   4,081   4,000  4,000   4,081

                         DECEMBER 31, 1996            MARCH 31, 1997
                         ----------------- ------------------------------------
                                                                     PRO FORMA
                                                                        AS
                              ACTUAL         ACTUAL    PRO FORMA(1) ADJUSTED(2)
                         ----------------- ----------- ------------ -----------
                                           (UNAUDITED)
CONSOLIDATED BALANCE
 SHEET DATA:
Working capital.........      $3,270         $3,922       $3,740      $18,865
Total assets............       9,903          9,936       11,446       26,571
Total long-term debt....       2,722          2,722        3,007        3,007
Stockholders' equity....       1,860          2,446        3,134       18,259

--------
(1) Gives effect to the acquisition of AEMI at an assumed purchase price of $1,377,000, of which one-half will be paid in cash and the other half will be paid in shares of Common Stock valued at the Offering Price. See "Unaudited Consolidated Pro Forma Data."

(2) Gives effect to the sale of 2,000,000 shares of Common Stock being offered by the Company at the Offering Price and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Common Stock offered hereby.

  RAPID TECHNOLOGICAL CHANGE. The microwave test and measurement industry is characterized by rapid technological change. The Company's future success will depend upon its ability continually to enhance its current products and to develop and introduce new products that keep pace with the increasingly sophisticated needs of its customers and the technological advancements of its competitors. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products that will adequately meet the requirements of the marketplace. See "Business -- Systems and Products" and "Business-- Research and Development."

  DEPENDENCE ON PROPRIETARY TECHNOLOGY. The Company's success is heavily dependent upon its proprietary technology. The Company does not currently have any material patents and relies principally on trade secret and copyright laws to protect its technology. However, there can be no assurance that these steps will prevent misappropriation of its technology. Moreover, third parties could independently develop technologies that compete with the Company's technologies. Although the Company believes that its products and proprietary rights do not infringe patents and proprietary rights of third parties, there can be no assurance that infringement claims, regardless of merit, will not be asserted against the Company. In addition, effective copyright and trade secret protection of the Company's proprietary technology may be unavailable or limited in certain foreign countries. See "Business -- Proprietary Rights."

  RISKS ASSOCIATED WITH ACQUISITIONS. In the normal course of business, the Company evaluates potential acquisitions that would complement or expand its business. Subject to the completion of this offering, the Company will acquire AEMI. There can be no assurance that the Company will be able to successfully integrate the business and operations of AEMI or any other business acquired in the future. There can be no assurance that the Company will not incur disruptions and unexpected expenses in integrating such acquisitions. In attempting to make acquisitions, the Company often competes with other potential acquirors, many of which have greater financial and operational resources. Furthermore, the process of evaluating, negotiating, financing and integrating acquisitions may divert management time and resources. There can be no assurance that any acquisition, when consummated, will not materially adversely affect the Company's business, operating results or financial condition. See "Business -- The ORBIT/FR Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  DEPENDENCE ON ALCHUT; OPERATIONS IN ISRAEL. The Company maintains and will continue to maintain a number of relationships with Alchut, the sole stockholder of the Company prior to this offering. All of the Company's electro-mechanical production requirements, primarily in connection with the production of positioners, are currently subcontracted to Alchut. The amounts paid by the Company to Alchut for its subcontracted production during 1994, 1995 and 1996 were $1.5 million, $1.4 million and $1.5 million, which represented 28%, 26% and 23% of the Company's cost of revenues, respectively. In addition, Alchut provides general and administrative services for the Company's operations in Israel. Effective January 1, 1997, the Company and Alchut entered into an agreement under which Alchut will continue to provide these services for at least one year. See "Certain Transactions." Alchut maintains its production operations, and the Company maintains part of its engineering operations, in Israel. As a result, the Company may be directly influenced by the political, economic and military conditions affecting Israel. Such conditions may create production delays or stoppages which could adversely affect the Company's ability to conduct operations.

  RISKS OF FIXED-PRICE CONTRACTS. Virtually all of the Company's contracts for its systems and products are on a fixed-price basis. The profitability of such contracts is subject to inherent uncertainties as to the cost of completion. In addition to possible errors or omissions in making initial estimates, cost overruns may be incurred as a result of unforeseen obstacles, including both physical conditions and unexpected problems in engineering, design or testing. Since the Company's business may at certain times be concentrated in a limited number of large contracts, a significant cost overrun on any one contract could have a material adverse effect on the Company's business, operating results and financial condition.

  RISKS ASSOCIATED WITH ENTERING NEW MARKETS. The Company has identified and is evaluating whether to enter into certain complementary markets and may use a portion of the proceeds of this offering to expand into these markets. The Company's success in these markets will depend on, among other factors, the Company's ability to identify markets and develop technologies for such markets on a timely basis, hire and retain skilled management, financial, marketing and engineering personnel, successfully manage growth and obtain capital sufficient to finance such expansion. There can be no assurance that the Company will successfully enter these markets. See "Use of Proceeds" and "Business -- The ORBIT/FR Strategy."

  MANAGEMENT OF GROWTH. The Company is currently experiencing a period of rapid growth in the number of employees and in the scope of its business. In addition, the Company believes that continued growth will be required to maintain the Company's competitive position. The Company's rapid growth, coupled with the rapid evolution of the Company's markets, has placed, and is likely to continue to place, strains on its management, administrative, operating and financial resources, as well as increased demands on its internal systems, procedures and controls. For example, as the Company further expands, existing management will be required to supervise more wide-spread and diversified operations and additional management personnel will have to be hired and trained. The Company's ability to manage recent and future growth will require the Company to devote additional management time to its financial and management controls, reporting systems and procedures and to expand, train, motivate and manage its sales and technical personnel. There can be no assurance that the Company will be able to manage its growth successfully. Failure to do so could have a material adverse effect on the Company's business, operating results and financial condition.

  RISKS ASSOCIATED WITH INTERNATIONAL SALES. In 1996, international sales comprised approximately 52% of the Company's total sales, and the Company expects its international business to continue to account for a material part of its revenues. International sales are subject to numerous risks, including political and economic instability in foreign markets, restrictive trade policies of foreign governments, inconsistent product regulation by foreign agencies or governments, imposition of product tariffs and burdens and costs of complying with a wide variety of international and U.S. export laws and regulatory requirements. There can be no assurance that the Company will be able to continue to compete successfully in international markets or that its international sales will be profitable. Approximately 92% of the Company's revenues in 1996 were denominated in U.S. dollars, and the Company intends to continue to enter into U.S. dollar-denominated contracts. Accordingly, the Company believes that it does not have significant exposure to fluctuations in currency. However, fluctuations in currency could adversely affect the Company's customers. See "Business -- The ORBIT/FR Strategy."

  POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. The Company's operating results have varied from quarter to quarter in the past and may vary significantly in the future depending on factors such as the size and timing of significant contracts, the mix of third party products and the Company's proprietary products included in a particular contract, customers' budgetary constraints, increased competition, the timing of new product announcements and changes in pricing policies by the Company or its competitors, market acceptance of new and enhanced versions of the Company's products, changes in operating expenses and changes in general economic factors. During the five quarters ended March 31, 1997, the Company's revenues were $1.5 million, $1.8 million, $2.8 million, $4.2 million and $4.9 million, respectively, and the Company's net income was $27,000, $50,000, $193,000, $561,000 and $586,000, respectively.
The Company's expense levels are based, in part, on its expectations as to future revenue levels. If the Company's revenue levels were to be below expectations, the Company's operating results would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."

  DEPENDENCE ON QUALIFIED TECHNICAL PERSONNEL. The Company's operating results depend in large part upon the efforts of its microwave, software and systems engineers. The success of the Company's business therefore depends on its ability to attract and retain engineers and other technical personnel. There are a limited number of microwave engineers, and such individuals are sought both by microwave test and measurement companies such as the Company and by manufacturers of wireless products and telecommunications service providers. Competition for such personnel is intense. The Company has at times experienced difficulty in recruiting and retaining technical personnel, and there can be no assurance that the Company will not experience difficulties in the future in attracting and in retaining technical personnel. See "Business -- Employees."

  DEPENDENCE ON KEY PERSONNEL. The success of the Company depends to a significant degree upon the contribution of its executive officers and other key personnel, including Mr. Aryeh Trabelsi, the Company's President and Chief Executive Officer. Other than Mr. Trabelsi, none of the Company's executive officers has an employment agreement with the Company, except that Mr. Moshe Pinkasy has an agreement that is terminable upon 90 days notice. There can be no assurance that the Company will be able to retain its managerial and other key personnel or to attract additional managerial and other key personnel if required. See "Business -- Employees" and "Management."

  PRODUCT LIABILITY; RISK OF PRODUCT DEFECTS. The sale of products and systems by the Company may entail the risk of product liability and related claims. A product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition. Complex software and system products, such as those offered by the Company, may contain defects or failures when introduced or when new versions are released. There can be no assurance that, despite testing by the Company, errors will not be found in new products after commencement of commercial shipments, resulting in loss of market share or failure to achieve market acceptance. The Company maintains product liability insurance in the amount of $3.0 million and errors and omissions insurance in the amount of $1.0 million, although there can be no assurance that such coverage will be applicable to a particular claim or that the amounts of such insurance will be adequate if the Company experiences a significant claim. Although the Company has not experienced any significant claims to date related to its systems or products, the occurrence of such a claim could have a material adverse effect upon the Company's business, operating results and financial condition.

  COMPETITION. The market for automated microwave test and measurement products, systems and services is highly competitive and is characterized by continuing advances in products and technologies. In general, competition in this market comes from major microwave test and measurement vendors, some of which have a longer operating history, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than the Company. These companies also have established relationships with current and potential customers of the Company. The Company also competes, on a limited basis, with the internal development groups of its existing and potential customers, who may design and develop parts of their own microwave test and measurement systems. The Company's business, operating results and financial condition could be materially adversely affected by such competition. See "Business -- Competition."

  FLUCTUATIONS IN CAPITAL SPENDING. The Company is dependent upon the wireless communications, satellite, automotive and aerospace/defense industries. Because these industries are characterized by technological change, pricing and gross margin pressure and, particularly in the aerospace/defense industry, government budget constraints, they have from time to time experienced sudden economic downturns. During these periods, capital spending is frequently curtailed and the number of design projects often decreases. Since the Company's sales are dependent upon capital spending trends and new design projects, negative factors affecting these industries could have a material adverse effect on the Company's business, operating results and financial condition.

  CONTROL BY PRINCIPAL STOCKHOLDER. Upon completion of this offering, Alchut will beneficially own 65.6% of the outstanding Common Stock of the Company (60.7% if the Underwriters' over-allotment option is exercised in full). Mr. Joseph Aviv, Chairman of the Board of the Company, and Mr. Zeev Stein, a director of the Company, and their families currently own approximately 44.0% and 42.0% of the outstanding shares of Alchut, respectively. As a result, these individuals and Alchut will be in a position to control the outcome of all matters requiring stockholder approval, including the election or removal of directors, approval of significant corporate transactions and the ability generally to direct the Company's affairs. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company, including transactions in which the holders of the Company's Common Stock might otherwise receive a premium over current market prices for their shares. See "Principal Stockholders."

  DISCRETIONARY USE OF PROCEEDS. The Company intends to use the proceeds of this offering to pay up to $800,000 in connection with the AEMI acquisition and for working capital and other general corporate purposes, including possible acquisitions. Accordingly, the Company's management will have broad discretion with respect to the use of the net proceeds of this offering. See "Use of Proceeds."

  NO PRIOR TRADING MARKET FOR COMMON STOCK; POTENTIAL VOLATILITY OF STOCK PRICE. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price was determined through negotiations between the Company and the Representatives of the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after this offering. See "Underwriting." The market price of the shares of Common Stock may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to copyrights or proprietary rights, conditions and trends in the microwave test and measurement industry, adoption of new accounting standards affecting the software industry, general market conditions and other factors. In addition, the stock market has, from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of technology companies and that have often been unrelated to the operating performance of particular companies.

  DILUTION. The initial public offering price is substantially higher than the pro forma net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in this offering at the Offering Price will therefore incur immediate and substantial dilution of $5.66 in pro forma net tangible book value per share. See "Dilution."

  NO DIVIDENDS. The Company has never paid cash dividends on its Common Stock and does not anticipate that any cash dividends will be declared or paid in the foreseeable future. See "Dividend Policy."

  SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the public market after this offering may have an adverse effect on the market price of the Common Stock. Upon completion of this offering, the Company will have outstanding 6,094,118 shares of Common Stock assuming the maximum of 94,118 shares are issued in connection with the acquisition of AEMI. Of these shares, 2,000,000 shares sold in this offering generally will be freely transferable without restriction. The remaining 4,094,118 shares, 4,000,000 of which are owned by Alchut and a maximum of 94,118 of which will be issued in connection with the acquisition of AEMI, may not be sold unless registered under the Securities Act of 1933, as amended (the "Securities Act"), or an exemption from registration is available, including the exemption provided by Rule 144 under the Securities Act. Alchut and the Company's directors and executive officers have agreed that they will not, other than by Alchut with respect to the over-allotment option, directly or indirectly, offer, sell, contract to sell, pledge, grant any option for the sale of or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives of the Underwriters, other than in certain private transactions in which each transferee acquiring an interest in such Common Stock during such 180-day period agrees in writing to be bound by such agreement. After such 180-day period, the 4,000,000 shares of Common Stock held by Alchut will be eligible for sale in the public market in reliance upon Rule 144 subject to the restrictions contained therein. The current stockholders of AEMI have agreed with the Company that they will not offer, sell or otherwise dispose of the maximum of 94,118 shares of Common Stock issued in connection with the acquisition of AEMI for a period of two years after the closing date of such acquisition. After such two-year period, the maximum of 94,118 shares held by such stockholders will be eligible for sale under Rule 144 subject to the restrictions contained therein. After 180 days from the date of this Prospectus, the Company intends to register under the Securities Act 800,000 shares of Common Stock reserved for awards under the Company's 1997 Equity Incentive Plan. See "Underwriting" and "Shares Eligible for Future Sale."

  ISSUANCE OF PREFERRED STOCK AND COMMON STOCK; ANTI-TAKEOVER PROVISIONS. Pursuant to its Amended and Restated Certificate of Incorporation, the Company has an authorized class of 2,000,000 shares of Preferred Stock which may be issued by the Board of Directors with such terms and such rights, preferences and designations as the Board may determine and without any vote of the stockholders, unless otherwise required by law. Issuance of such Preferred Stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. Issuance of additional shares Common Stock could result in dilution of the voting power of the Common Stock purchased in this offering. In addition, certain "anti-takeover" provisions of the Delaware General Corporation Law (the "DGCL") among other things, may restrict the ability of the stockholders to approve a merger or business combination or obtain control of the Company. See "Description of Securities."

                                  THE COMPANY

  ORBIT/FR, Inc. ("ORBIT/FR" or the "Company") was incorporated in Delaware in December 1996. The Company is the holding company for Orbit Advanced Technologies, Inc., a Delaware corporation ("Technologies") and its wholly owned subsidiary, Flam & Russell, Inc., a Delaware corporation ("Flam & Russell"), and for Orbit F.R. Engineering, Ltd., an Israeli corporation ("Engineering"). Prior to the completion of this offering, Orbit-Alchut Technologies, Ltd., a publicly traded company in Israel which was founded in 1950 ("Alchut"), owned all of the 4,000,000 issued and outstanding shares of the Company. In addition to its ownership interests in the Company, Alchut has ownership interests in companies operating in the avionics, tracking and telemetry markets.

  Technologies was incorporated in 1985 as a wholly-owned subsidiary of Alchut to provide sales and customer support for Alchut's products in the United States, including positioning subsystems. In 1991, Technologies began to focus on the development and design of its own proprietary microwave test and measurement products and systems. In 1994, Technologies recognized the potential for providing customers with fully integrated microwave test and measurement solutions and began incorporating Technologies' software technology with hardware from third-party manufacturers, including Alchut. Technologies continues to subcontract certain production services to Alchut through Engineering but retains the right to select any other production subcontractor after January 1, 1998. See "Certain Transactions."

  Engineering was incorporated in Israel in December 1996 as a wholly-owned subsidiary of Alchut at which time Alchut transferred all of the assets relating to its microwave test and measurement business to Engineering. Engineering is principally responsible for overseeing the development, design and production of ORBIT/FR's electro-mechanical products.

  Effective December 31, 1996, Alchut transferred or caused to be transferred to the Company all of the outstanding shares of Technologies and Engineering in exchange for shares of the Company, thereby making Technologies and Engineering wholly-owned subsidiaries of the Company.

  On June 28, 1996, Technologies purchased all of the issued and outstanding shares of Flam & Russell for approximately $1,043,000. The acquisition of Flam & Russell augmented the Company's product mix, staff of microwave and software engineers and customer base. Flam & Russell has been active in the microwave test and measurement field since 1981. At the time it was acquired by the Company, Flam & Russell was one of the Company's direct competitors and offered products that were both complementary to and competitive with the Company's products.

  On March 31, 1997, the Company entered into an agreement with Advanced Electromagnetics, Inc., a California corporation ("AEMI"), and its stockholders, pursuant to which all of the issued and outstanding shares of AEMI will be sold to the Company, contemporaneously with the completion of this offering, for up to a maximum of $1.6 million, subject to a possible downward adjustment based on AEMI's financial performance for the three years ended March 31, 1997. One-half of the purchase price will be paid in cash and the other half will be paid by issuance of shares of the Company's Common Stock valued at the Offering Price. Founded in 1980, AEMI manufactures anechoic foam, a microwave absorbing material that is used to line indoor test chambers and that is an integral component of microwave test and measurement systems. For the year ended December 31, 1996, AEMI had revenues of $3.2 million and a pre-tax profit of $544,000. As of and for the quarter ended March 31, 1997, AEMI had revenues of $933,000, a pre-tax profit of $205,000, assets of $1.2 million and net equity of $510,000. The Company believes that the acquisition of AEMI will enhance its ability to provide comprehensive test and measurement solutions to its customers.

  The Company's principal offices are located at 506 Prudential Road, Horsham, Pennsylvania 19044. Its telephone number is (215) 674-5100, its e-mail address is mail@orbitfr.com and its World Wide Web home page is located at www.orbitfr.com.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby at the Offering Price are estimated to be approximately $15,125,000 after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds as follows: (i) up to $800,000 to pay the cash portion of the purchase price (assuming the maximum purchase price) for the AEMI acquisition (see "The Company"); and (ii) the balance for working capital and other general corporate purposes, including the investment in or acquisition of complementary businesses, products, product development rights or technologies. Other than the acquisition of AEMI described in "The Company," the Company has no current understanding, commitment or arrangement with respect to any potential investment or acquisition. Pending such uses, the net proceeds will be invested in short-term, interest-bearing investment grade securities or commercial paper. The Company will not receive any proceeds from the sale of Common Stock pursuant to any exercise of the Underwriters' over-allotment option.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1997 and as adjusted to reflect the sale of the 2,000,000 shares of Common Stock offered by the Company at the Offering Price and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                                        MARCH 31, 1997
                                               ---------------------------------
                                                                      PRO FORMA
                                                             PRO         AS
                                                 ACTUAL    FORMA(1)  ADJUSTED(2)
                                               ---------- ---------- -----------
   Long-term debt............................  $2,722,000 $3,006,854 $ 3,006,854
                                               ---------- ---------- -----------
   Stockholders' equity:
     Preferred Stock, $0.01 par value,
      2,000,000 shares authorized; no shares
      issued or outstanding..................         --         --          --
     Common Stock, $0.01 par value,
      10,000,000 shares authorized; 4,000,000
      actual shares, 4,081,000 pro forma
      shares and 6,081,000 pro forma as
      adjusted shares issued and
      outstanding(3).........................      40,000     40,810      60,810
     Additional paid-in capital..............     450,256  1,137,946  16,242,946
     Retained earnings.......................   1,955,457  1,955,457   1,955,457
                                               ---------- ---------- -----------
       Total stockholders' equity............   2,445,713  3,134,213  18,259,213
                                               ---------- ---------- -----------
       Total capitalization..................  $5,167,713 $6,141,067 $21,266,067
                                               ========== ========== ===========

--------
(1) Gives effect to the acquisition of AEMI at an assumed purchase price of $1,377,000, of which one-half will be paid in cash and the other half will be paid in shares of Common Stock at the Offering Price. See "Unaudited Consolidated Pro Forma Data."

(2) Gives effect to the sale of 2,000,000 shares of Common Stock being offered by the Company at the Offering Price and the application of the estimated net proceeds therefrom. See "Use of Proceeds."
(3) Excludes 492,300 shares of Common Stock issuable upon exercise of stock options to be granted upon completion of this offering at an exercise price equal to the Offering Price pursuant to the Company's 1997 Equity Incentive Plan. See "Management -- 1997 Equity Incentive Plan" and "Shares Eligible for Future Sale."

                                DIVIDEND POLICY

  The Company has never paid any cash dividends on its Common Stock and does not intend to pay cash dividends on its Common Stock in the foreseeable future. The Company currently intends to reinvest its earnings, if any, in the development and expansion of the Company's business. Any future declaration of cash dividends will be at the discretion of the Company's Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions and other pertinent factors.

                                   DILUTION

  At March 31, 1997, the pro forma net tangible book value of the Company was $2,117,775 or $0.52 per share of Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets reduced by the amount of total liabilities and divided by the number of outstanding shares of Common Stock, after giving effect to the acquisition of AEMI. After giving effect to the receipt by the Company of the net proceeds from the sale of the Common Stock offered by the Company hereby at the Offering Price and after deducting underwriting discounts and commissions and estimated offering expenses, the adjusted pro forma net tangible book value of the Company at March 31, 1997 would have been $17,242,775 or $2.84 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $2.32 per share to the existing stockholders and an immediate dilution of pro forma net tangible book value of $5.66 per share to purchasers of the Common Stock offered hereby. The following table illustrates this per share dilution:

   Initial public offering price..................................       $8.50
     Pro forma net tangible book value before this offering....... $0.52
     Increase in net tangible book value attributable to new
      investors...................................................  2.32
                                                                   -----
   Pro forma net tangible book value after this offering..........        2.84
                                                                         -----
   Dilution to new investors......................................       $5.66
                                                                         =====

  The following table sets forth the difference between the existing stockholders and the purchasers of shares of Common Stock in this offering with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid (before deducting estimated underwriting discounts and offering expenses payable by the Company).

                                      SHARES
                                   PURCHASED(1)    TOTAL CONSIDERATION  AVERAGE
                                 ----------------- ------------------- PRICE PER
                                  NUMBER   PERCENT   NUMBER    PERCENT   SHARE
                                 --------- ------- ----------- ------- ---------
   Existing stockholders........ 4,094,118   67.2% $ 1,290,256    7.1%   $0.32
   New investors................ 2,000,000   32.8   17,000,000   92.9     8.50
                                 ---------  -----  -----------  -----
     Total...................... 6,094,118  100.0% $18,290,256  100.0%
                                 =========  =====  ===========  =====

--------
(1) The sale of shares of Common Stock by Alchut, if the Underwriters' over-allotment option is exercised in full, would reduce the number of shares held by existing stockholders to 3,794,118 shares, or approximately 62.3% of the total number of shares outstanding after this offering, and would increase the number of shares held by new investors to 2,300,000 shares, or approximately 37.7% of the total number of shares outstanding after this offering.

  The foregoing table (under existing stockholders) includes a maximum of 94,118 shares of Common Stock that will be issued contemporaneously with the completion of this offering in connection with the AEMI acquisition. The foregoing table does not include the exercise of outstanding options. Effective upon the completion of this offering, the Company has granted options to purchase an aggregate of 492,300 shares of Common Stock at an exercise price equal to the Offering Price. The Company has reserved an additional 307,700 shares of Common Stock for future stock option grants. See "Management -- 1997 Equity Incentive Plan."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data are derived from the consolidated financial statements of ORBIT/FR, Inc. The Company's consolidated financial statements for each of the three years in the period ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors. The balance sheet data as of March 31, 1997 and the statement of operations data for the three months ended March 31, 1996 and 1997 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of its operations for these periods. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and Notes thereto, and other financial information included elsewhere herein. All information is in thousands, except per share data.

                                                                THREE MONTHS
                                YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                          ------------------------------------ ---------------
                           1992   1993   1994    1995   1996    1996    1997
                          ------ ------ ------  ------ ------- ------- -------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Revenues:
 Contract revenues......  $1,277 $1,852 $7,128  $7,957 $10,267 $ 1,520 $ 4,906
 Commission revenues....     592  1,151     43     342     137      13     --
                          ------ ------ ------  ------ ------- ------- -------
  Total revenues........   1,869  3,003  7,171   8,299  10,404   1,533   4,906
 Cost of revenues.......     819  1,209  5,265   5,446   6,450   1,088   3,141
                          ------ ------ ------  ------ ------- ------- -------
Gross profit............   1,050  1,794  1,906   2,853   3,954     445   1,765
General and
 administrative
 expenses...............     501    737    989     864   1,315     195     319
Sales and marketing
 expenses...............     234    265    786     994     791     112     273
Research and development
 expenses...............      87     89    237     239     581      97     220
                          ------ ------ ------  ------ ------- ------- -------
Operating income
 (loss).................     228    703   (106)    756   1,267      41     953
Other income (expense)..      --     38     71      38       3       6     (23)
                          ------ ------ ------  ------ ------- ------- -------
Income (loss) before
 income taxes...........     228    741   ( 35)    794   1,270      47     930
Income tax expense
 (benefit)..............     161    388   (119)    301     439      20     344
                          ------ ------ ------  ------ ------- ------- -------
Net income..............  $   67 $  353 $   84  $  493 $   831 $    27 $   586
                          ====== ====== ======  ====== ======= ======= =======
Net income per common
 share..................  $ 0.02 $ 0.09 $ 0.02  $ 0.12 $  0.21 $  0.01 $  0.15
                          ====== ====== ======  ====== ======= ======= =======
Weighted average number
 of common shares.......   4,000  4,000  4,000   4,000   4,000   4,000   4,000
                          ====== ====== ======  ====== ======= ======= =======

                                              DECEMBER 31,            MARCH 31,
                                   ---------------------------------- ---------
                                    1992   1993   1994   1995   1996    1997
                                   ------ ------ ------ ------ ------ ---------
CONSOLIDATED BALANCE SHEET DATA:
Working capital................... $  357 $  768 $3,300 $3,875 $3,270  $3,922
Total assets......................  3,843  2,758  7,674  6,799  9,903   9,936
Total long-term debt..............    380    164  3,129  3,220  2,722   2,722
Stockholder's equity..............     98    451    535  1,028  1,860   2,446

                  UNAUDITED CONSOLIDATED PRO FORMA DATA

  The following Unaudited Pro Forma Balance Sheets at March 31, 1997 and the following Unaudited Pro Forma Statements of Operations for the three months ended March 31, 1997 give effect to the acquisition of AEMI as if it occurred on January 1, 1997. AEMI's fiscal year end is March 31. The results of AEMI's operations for the twelve months ended December 31, 1996 have been compiled and presented on a calendar year basis. The following Unaudited Pro Forma Statements of Operations for the year ended December 31, 1996 give effect to the acquisitions of Flam & Russell and AEMI as if they occurred on January 1, 1996. See "Notes to Unaudited Consolidated Pro Forma Data."

  The Unaudited Consolidated Pro Forma Data should be read in conjunction with "Use of Proceeds," "Capitalization," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein. The Unaudited Consolidated Pro Forma Data do not purport to represent what the Company's actual results of operations or financial position would have been had such transactions in fact occurred on such dates. The Pro Forma Statements of Operations for the three months ended March 31, 1997 also do not purport to project the results of operations of the Company for 1997 or for any other period.

                   UNAUDITED CONSOLIDATED PRO FORMA DATA

                              ORBIT/FR, INC.

              UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEETS

                              MARCH 31, 1997

                                        ADVANCED
                         ORBIT/FR,  ELECTROMAGNETICS
                            INC.          INC.       ADJUSTMENTS     PRO FORMA
                         ---------- ---------------- -----------    -----------
ASSETS
Current Assets:
  Cash.................. $  801,141    $   47,198     $(688,500)(1) $   159,839
  Accounts receivable...  3,957,651       752,629                     4,710,280
  Inventory.............  2,270,970       242,658                     2,513,628
  Costs and estimated
   earnings in excess of
   billings on
   uncompleted
   contracts............    809,518                                     809,518
  Deferred income
   taxes................    388,000                                     388,000
  Other.................    463,293                                     463,293
                         ----------    ----------     ---------     -----------
    Total current
     assets.............  8,690,573     1,042,485      (688,500)      9,044,558
                         ----------    ----------     ---------     -----------
Property and equipment,
 net....................    946,431       188,412       250,000 (1)   1,384,843
Purchased software,
 net....................    299,437                                     299,437
Goodwill................                                717,001 (1)     717,001
                         ----------    ----------     ---------     -----------
    Total assets........ $9,936,441    $1,230,897     $ 278,501     $11,445,839
                         ==========    ==========     =========     ===========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable...... $1,033,490    $  398,006     $             $ 1,431,496
  Accounts payable--
   Alchut...............    379,000                                     379,000
  Accrued expenses......  1,464,995        10,110                     1,475,105
  Income taxes payable..    373,676        21,428                       395,104
  Customer advances.....    440,000         6,500                       446,500
  Billings in excess of
   costs and estimated
   earnings on
   uncompleted
   contacts.............    420,067                                     420,067
  Deferred income
   taxes................    657,500                     100,000 (1)     757,500
                         ----------    ----------     ---------     -----------
    Total current
     liabilities........  4,768,728       436,044       100,000       5,304,772
  Notes payable to
   Alchut...............  2,722,000                                   2,722,000
  Notes payable to
   officer..............                  284,854                       284,854
                         ----------    ----------     ---------     -----------
    Total liabilities...  7,490,728       720,898       100,000       8,311,626
Stockholders' equity:
  Common stock..........     40,000         2,696        (1,886)(1)      40,810
  Additional paid-in
   capital..............    450,256       452,420       235,270 (1)   1,137,946
  Retained earnings.....  1,955,457        54,883       (54,883)(1)   1,955,457
                         ----------    ----------     ---------     -----------
    Total stockholders'
     equity.............  2,445,713       509,999       178,501       3,134,213
                         ----------    ----------     ---------     -----------
    Total liabilities
     and stockholders'
     equity............. $9,936,441    $1,230,897     $ 278,501     $11,445,839
                         ==========    ==========     =========     ===========

            See notes to Unaudited Consolidated Pro Forma Data.

                   UNAUDITED CONSOLIDATED PRO FORMA DATA

                              ORBIT/FR, INC.

         UNAUDITED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS

                     THREE MONTHS ENDED MARCH 31, 1997

                                         ADVANCED
                         ORBIT/FR,   ELECTROMAGNETICS,
                            INC.           INC.        ADJUSTMENTS    PRO FORMA
                         ----------  ----------------- -----------    ----------
Contract revenues....... $4,906,430      $932,601       $             $5,839,031
Cost of revenues........  3,141,168       515,037         12,500 (2)   3,668,705
                         ----------      --------       --------      ----------
Gross profit............  1,765,262       417,564        (12,500)      2,170,326
Operating expenses:
  General and adminis-
   trative..............    319,193        99,436          8,963 (3)     427,592
  Sales and marketing...    273,362        92,273                        365,635
  Research and develop-
   ment.................    219,390                                      219,390
                         ----------      --------       --------      ----------
    Total operating ex-
     penses.............    811,945       191,709          8,963       1,012,617
                         ----------      --------       --------      ----------
Operating income........    953,317       225,855        (21,463)      1,157,709
Other income (expense):
  Interest income.......      9,519         1,174                         10,693
  Interest expense......     (1,817)       (8,300)                       (10,117)
  Other.................    (30,854)      (14,000)                       (44,854)
                         ----------      --------       --------      ----------
    Total other income
     (expense)..........    (23,152)      (21,126)                       (44,278)
                         ----------      --------       --------      ----------
Income before income
 taxes..................    930,165       204,729        (21,463)      1,113,431
Income tax expense......    344,000        21,425         51,881 (4)     417,306
                         ----------      --------       --------      ----------
Net income.............. $  586,165      $183,304       $(73,344)     $  696,125
                         ==========      ========       ========      ==========

            See notes to Unaudited Consolidated Pro Forma Data.

                   UNAUDITED CONSOLIDATED PRO FORMA DATA

                                 ORBIT/FR, INC.

           UNAUDITED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS

                       YEAR ENDED DECEMBER 31, 1996

                                         FLAM &
                                      RUSSELL, INC.     ADVANCED
                          ORBIT/FR,      1/1/96-    ELECTROMAGNETICS,
                            INC.         6/28/96        INC. 1996     ADJUSTMENTS      PRO FORMA
                         -----------  ------------- ----------------- -----------     -----------
Revenues:
 Contract revenues...... $10,267,319   $3,411,347      $3,196,075      $              $16,874,741
 Commission revenues....     136,857                                                      136,857
                         -----------   ----------      ----------      ---------      -----------
  Total revenues........  10,404,176    3,411,347       3,196,075                      17,011,598
 Cost of revenues.......   6,450,177    2,891,779       2,097,163         50,000  (2)  11,529,291
                                                                          40,172  (5)
                         -----------   ----------      ----------      ---------      -----------
Gross profit............   3,953,999      519,568       1,098,912        (90,172)       5,482,307
Operating expenses:
 General and
  administrative........   1,314,684      278,700         398,306         45,015  (3)   2,023,067
                                                                           4,600  (5)
                                                                          35,228  (6)
                                                                         (53,466) (7)
 Sales and marketing....     790,573      129,057         104,019                       1,023,649
 Research and
  development...........     581,266      156,128                                         737,394
                         -----------   ----------      ----------      ---------      -----------
  Total operating
   expenses.............   2,686,523      563,885         502,325         31,377        3,784,110
                         -----------   ----------      ----------      ---------      -----------
Operating income
 (loss).................   1,267,476      (44,317)        596,587       (121,549)       1,698,197
Other income (expense):
 Interest income........      23,024                        1,241                          24,265
 Interest expense.......     (19,062)     (41,313)        (69,330)        41,313  (8)     (88,392)
 Other..................      (1,372)                      15,100                          13,728
                         -----------   ----------      ----------      ---------      -----------
  Total other income
   (expense)............       2,590      (41,313)        (52,989)        41,313          (50,399)
                         -----------   ----------      ----------      ---------      -----------
Income (loss) before
 income taxes...........   1,270,066      (85,630)        543,598        (80,236)       1,647,798
Income tax expense......     439,000                       63,000         88,093  (4)     590,093
                         -----------   ----------      ----------      ---------      -----------
Net income (loss)....... $   831,066   $  (85,630)     $  480,598      $(168,329)     $ 1,057,705
                         ===========   ==========      ==========      =========      ===========


              See notes to Unaudited Consolidated Pro Forma Data.

                NOTES TO UNAUDITED CONSOLIDATED PRO FORMA DATA

 Consolidated Pro Forma Balance Sheets -- March 31, 1997

  (1) To record the acquisition of AEMI at an assumed purchase price of $1,377,000 (calculated pursuant to the agreement with AEMI reflecting AEMI's financial results as of March 31, 1997). The purchase is assumed to be paid one-half in shares of Common Stock at the Offering Price and one-half in cash. The difference between the assumed purchase price and the net assets of AEMI as of March 31, 1997 is preliminarily allocated to property and equipment for $250,000, related deferred income tax liabilities for $100,000 and goodwill for $717,001.

 Consolidated Pro Forma Statements of Operations -- Three Months Ended March 31, 1997 and Year Ended December 31, 1996

  (2) To record additional depreciation as calculated on the fair values of property and equipment acquired from AEMI over a five-year life.

  (3) To record amortization of goodwill resulting from the AEMI acquisition over a 20-year life.

  (4) To reflect, at 40%, the income tax effect of the pro forma columns and adjustments.

  (5) To record additional depreciation as calculated on the fair values of the Flam & Russell property and equipment acquired for the period January 1, 1996 through June 28, 1996 over a five-year life.

  (6) To record amortization of purchased software acquired from the Flam & Russell acquisition for the period January 1, 1996 through June 28, 1996 over a five-year life.

  (7) To reflect changes in salaries for key employees subsequent to the acquisition of Flam & Russell for the period January 1, 1996 through June 28, 1996.

  (8) To eliminate interest expense on debt which was not assumed in the acquisition of Flam & Russell for the period January 1, 1996 through June 28, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the Company's historical results of operations and liquidity and capital resources should be read in conjunction with the Selected Consolidated Financial Data, the Consolidated Financial Statements of the Company and related Notes thereto and other financial information appearing elsewhere in this Prospectus. As used in this section, the term "Company" includes the Company and its predecessors.

BASIS OF PRESENTATION

  ORBIT/FR was incorporated in December 1996, is the holding company for Technologies, Engineering and Flam & Russell, and is a wholly-owned subsidiary of Alchut. Technologies was incorporated in 1985 and its historical results are included for all periods presented. In June 1996, Technologies acquired Flam & Russell in a transaction accounted for as a purchase. Flam & Russell's results of operations have been consolidated since the date of acquisition. In August 1994, Alchut established a separate business unit dedicated to microwave test and measurement which was incorporated as a separate corporate entity in December 1996 under the name Engineering. Accordingly, since 1994, the consolidated results of the Company reflect Technologies and Engineering on an as-if pooled basis for the period that Technologies and Engineering were under common control. All intercompany accounts and transactions have been eliminated.

OVERVIEW

  Prior to 1994, the Company generated its revenues principally from sales of microwave test and measurement software and from commission revenues generated by the sales of Alchut's products in the United States. In 1994, the Company recognized the potential for providing customers with fully integrated microwave test and measurement solutions and began incorporating the Company's software technology with hardware from third-party manufacturers, including Alchut. Because the Company's systems and products are used as part of its customers' manufacturing processes, the Company's growth is largely dependent on the expansion of its customers' product development and production efforts.

  The Company's systems and products are sold either under fixed-price or cost-plus contracts and are accounted for on the percentage of completion method. Approximately 93.7% of the Company's revenues for the year ended December 31, 1996 were derived from fixed-price contracts or purchase orders which require the Company to provide systems and products at pre-negotiated prices. The Company derived approximately 5.0% of its revenues in the same period from cost-plus contracts in which customers are charged based on the costs incurred by the Company. Cost-plus contracts are generally entered into in connection with research and development projects that are performed for the United States and Israeli governments. The balance of the Company's revenues for the year ended December 31, 1996 were commissions generated from the sales of non-microwave test and measurement systems and products, which the Company began to de-emphasize in 1996 and will discontinue in mid-1997.

  At March 31, 1997, the Company had a backlog of approximately $8.5 million, compared to a backlog of approximately $3.6 million at March 31, 1996. The Company's backlog includes only those orders for which it has received and accepted a completed purchase order. The backlog at March 31, 1997 is expected to be delivered in 1997. This backlog represents an average sales cycle of approximately five months.

  A significant portion of the Company's research and development expenses has been incurred while developing the specific requirements for particular customers' orders and, therefore, are included in the cost of revenues. The related funding (which includes a profit component) is included in revenues at such time. The Company believes that its ability to offer a custom solution to customers is an important competitive advantage. During 1996, the Company recognized $2.2 million in revenues from this activity, including $520,000 in customer-funded research and development. Such customer-funded research has enabled and will continue to enable the Company to update and expand upon its existing product line. During the years ended December 31, 1996, 1995 and 1994, 47.2%, 66.8% and 66.5%,
respectively, of the Company's total research and development expenses are included in the cost of revenues.

  Since 1992, the Company has increased its independent research and development in connection with the development of turnkey microwave test and measurement products and systems. The Company expects such expenses to continue to increase as the Company enhances its microwave test and measurement product line and develops new products for the EMC market and other microwave-related markets.

  In 1994, in connection with its conversion from a distributor for Alchut products to a full service provider of its own microwave test and measurement systems and products, the Company began selling its systems and products overseas. In 1996, while approximately 52.0% of the Company's revenues was derived from overseas customers, approximately 92.0% of its revenues in 1996 was denominated in U.S. dollars. Accordingly, the Company believes that it does not have significant exposure to fluctuations in currency.

  The Company believes that its future financial performance will depend substantially on its success in acquiring companies that provide complementary products and services, capitalizing on global infrastructure development, providing standard solutions and expanding into complementary markets that leverage the Company's technological expertise.

  The acquisition of Flam & Russell on June 28, 1996 gave the Company greater price flexibility and also augmented the Company's product mix, staff of microwave and software engineers and customer base. The acquisition was accounted for as a purchase transaction with a purchase price of approximately $1,043,000 and resulted in no recognition of goodwill. Flam & Russell's backlog at the time of the acquisition was $2.4 million. In connection with this acquisition, the Company recorded purchased software of $352,000 and approximately $384,000 in deferred tax assets and credits, which can be used to offset future taxes.

  The Company has an agreement to acquire AEMI upon the completion of this offering for up to a maximum of $1.6 million, subject to adjustment based on AEMI's financial performance for the three years ended March 31, 1997. One-half of the purchase price will be paid in cash and the other half will be paid by issuance of shares of the Company's Common Stock valued at the Offering Price. The Company believes that this acquisition will further broaden its product line and enable it to offer more comprehensive microwave test and measurement solutions to its customers.

RESULTS OF OPERATIONS

  The following table sets forth certain Statement of Operations data as a percentage of revenues for the periods indicated:

                                                                     THREE
                                                                    MONTHS
                                                                     ENDED
                                       YEAR ENDED DECEMBER 31,     MARCH 31,
                                       -------------------------  ------------
                                        1994     1995     1996    1996   1997
                                       -------  -------  -------  -----  -----
Revenues..............................   100.0%   100.0%   100.0% 100.0% 100.0%
Cost of revenues......................    73.4     65.6     62.0   71.0   64.0
                                       -------  -------  -------  -----  -----
Gross profit..........................    26.6     34.4     38.0   29.0   36.0
General and administrative expenses...    13.8     10.4     12.6   12.7    6.5
Sales and marketing expenses..........    11.0     12.0      7.6    7.3    5.6
Research and development expenses.....     3.3      2.9      5.6    6.3    4.5
                                       -------  -------  -------  -----  -----
Operating income (loss)...............    (1.5)     9.1     12.2    2.7   19.4
Other income (loss)...................     1.0      0.5      --     0.4   (0.5)
                                       -------  -------  -------  -----  -----
Income (loss) before income taxes.....    (0.5)     9.6     12.2    3.1   18.9
Income tax (benefit) expense..........    (1.7)     3.6      4.2    1.3    7.0
                                       -------  -------  -------  -----  -----
Net income............................     1.2%     6.0%     8.0%   1.8%  11.9%
                                       =======  =======  =======  =====  =====

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1996

  Revenues. Revenues for the three months ended March 31, 1997 were $4.9 million compared to $1.5 million for the three months ended March 31, 1996, an increase of approximately $3.4 million or 226.7%. Revenues from microwave test and measurement accounted for virtually all of the increase. Approximately $2.0 million of the increase was attributable to the aerospace/defense industry, which resulted from an improvement in the Company's ability to capture opportunities within that industry following the acquisition of Flam & Russell and strong growth in the industry's domestic commercial sector. Approximately $900,000 of the increase was attributable to the wireless communications industry and the remaining $500,000 of the increase was attributable to the satellite industry.

  Cost of revenues. Cost of revenues for the three months ended March 31, 1997 were $3.1 million compared to $1.1 million for the three months ended March 31, 1996, an increase of approximately $2.0 million or 181.8%. Gross margins rose from 29.0% for the three months ended March 31, 1996 to 36.0% for the three months ended March 31, 1997, as a result of improved efficiencies in the proposal, production and delivery stages of providing turnkey systems and the implementation of the Company's strategy to sell standard systems and proprietary off-the-shelf products, which generate higher margins. Cost of revenues and gross margin for the three months ended March 31, 1997 were negatively impacted by the completion of a $540,000 revenue contract with a relatively low gross margin which the Company assumed when it acquired Flam & Russell.

  General and administrative expenses. General and administrative expenses for the three months ended March 31, 1997 were $319,000 compared to $195,000 for the three months ended March 31, 1996, an increase of approximately $124,000 or 63.6%. As a percentage of revenues, general and administrative expenses decreased from 12.7% for the three months ended March 31, 1996 to 6.5% for the three months ended March 31, 1997 due to an increase in revenues without a corresponding increase in general and administrative expenses.

  Sales and marketing expenses. Sales and marketing expenses for the three months ended March 31, 1997 were $273,000 compared to $112,000 for the three months ended March 31, 1996, an increase of approximately $161,000 or 143.8%. As a percentage of revenues, sales and marketing expenses were 5.6% for the three months ended March 31, 1997, a decrease from 7.3% for the three months ended March 31, 1996. Approximately $65,000 of this increase represents higher commissions due to increased sales, approximately $64,000 reflects the addition of the Flam & Russell sales force and approximately $30,000 is attributable to market research efforts.

  Research and development expenses. Research and development expenses for the three months ended March 31, 1997 were $220,000 compared to $97,000 for the three months ended March 31, 1996, an increase of $123,000 or 126.8%. This increase reflects the additional development relating to the modification of the Flam & Russell software to support the Company's hardware products and the development required to support the needs of the Company's test and measurement systems for the "smart" automobile and wireless communications industries.

  Income taxes. Income tax expense for the three months ended March 31, 1997 was $344,000 compared to $20,000 for the three months ended March 31, 1996, an increase of $324,000. The Company's effective tax rate decreased from 42.6% for the three months ended March 31, 1996 to 37.0% for the three months ended March 31, 1997 as a result of the implementation of new domestic tax strategies designed to reduce its effective tax rate.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Revenues. Revenues for 1996 were $10.4 million compared to $8.3 million in 1995, an increase of approximately $2.1 million or 25.3%. Revenues from microwave test and measurement for 1996 were $10.3 million compared to $8.0 million in 1995, an increase of approximately $2.3 million or 28.9%. Approximately $1.2 million of the increase was attributable to Flam & Russell's backlog at the time of the acquisition. The Company's initiation of sales of microwave test and measurement systems to manufacturers of "smart" automobiles contributed $600,000 to the growth in revenues, and the balance of the increase was attributable to sales in the wireless communications and satellite industries. Commission revenues from non-microwave test and measurement decreased $205,000 from the prior year as the Company began to phase out the sale of such systems.

  Cost of revenues. Cost of revenues for 1996 were $6.5 million compared to $5.4 million in 1995, an increase of approximately $1.1 million or 20.4%. As a percentage of microwave test and measurement revenues, cost of revenues decreased to 62.8% in 1996 from 68.4% in 1995. This increase in gross margin reflected improved efficiencies in the proposal, production and delivery stages of providing turnkey systems and illustrated the Company's shift to the sale of standard systems and proprietary off-the-shelf products. The increased gross margin was partially offset by an increase of approximately $1.0 million in the sale of third-party products used as components in the Company's test and measurement systems. These third-party products generally have a lower gross margin than the Company's systems and products.

  General and administrative expenses. General and administrative expenses for 1996 were $1.3 million compared to $864,000 in 1995, an increase of approximately $436,000 or 50.5%. As a percentage of revenues, general and administrative expenses were 12.6% in 1996 and 10.4% in 1995. Approximately $196,000 of this increase was the result of the expansion and centralization of the administrative and finance functions related to the growth of the Company. Approximately $162,000 of this increase was due to the acquisition of Flam & Russell in June 1996, which included certain transition costs and temporary redundancies, and approximately $82,000 of the increase was attributable to legal and accounting fees.

  Sales and marketing expenses. Sales and marketing expenses for 1996 were $791,000 compared to $994,000 in 1995, a decrease of approximately $203,000 or 20.4%. As a percentage of revenues, sales and marketing expenses were 7.6% in 1996 and 12.0% in 1995. Approximately $290,000 of this decrease was the result of the Company's decision during 1996 to consolidate its sales and marketing operations at the Company's headquarters in Horsham, Pennsylvania, in addition to lower commissions negotiated with some of the Company's independent sales representatives in the Far East. This decrease was partially offset by an increase in the Company's direct sales force and marketing personnel resulting from the acquisition of Flam & Russell and a decision to expand the Company's direct sales force in the United States which together increased sales and marketing expenses by $115,000.

  Research and development expenses. Research and development expenses for 1996 were $581,000 compared to $239,000 in 1995, an increase of $342,000 or
143.1%. The increase reflected the additional research and development relating to the modification of the Flam & Russell software to support the Company's hardware products, the software development required to support the needs of the Company's test and measurement systems for the "smart" automobile and wireless communications industries and additional funds spent on porting the Company's software products to Windows 95.

  Other income. Other income decreased $35,000 in 1996 from 1995 principally as a result of higher interest expense in 1996.

  Income taxes. Income tax expense for 1996 was $439,000 compared to $301,000 in 1995, an increase of $138,000. The Company's effective tax rate decreased from 37.9% in 1995 to 34.6% in 1996, as a result of a greater percentage of the Company's income being generated from its subsidiary in Israel where the tax rate is lower.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Revenues. Revenues for 1995 were $8.3 million compared to $7.2 million in 1994, an increase of approximately $1.1 million or 15.3%. Revenues from microwave test and measurement for 1995 were $8.0 million compared to $7.1 million in 1994, an increase of approximately $900,000 or 12.7%. The Company experienced increased sales to customers within the wireless communications industry and to customers in the Far East. These increases were partially offset by the completion of a $2.5 million project in the satellite industry in 1994 and a decrease in sales in the aerospace/defense industry in the United States. Commission revenues from non-microwave test and measurement increased from $43,000 in 1994 to $342,000 in 1995, an increase of $299,000.
In 1994, commission revenues were negatively impacted by a loss in connection with a large customer contract.

  Cost of revenues. Cost of revenues for 1995 were $5.4 million compared to $5.3 million in 1994, an increase of approximately $100,000 or 2.0%. As a percentage of microwave test and measurement revenues, cost of revenues decreased to 68.4% in 1995 from 73.9% in 1994. This improvement in the Company's gross margin primarily reflected an improvement in the Company's ability to forecast and manage the costs associated with fixed-price contracts for turnkey systems, an on-going effort to develop and build proprietary off-the-shelf products and increased sales of approximately $1.3 million to customers in the Far East where sales typically have higher gross margins to offset higher selling commissions.

  General and administrative expenses. General and administrative expenses for 1995 were $864,000 compared to $989,000 in 1994, a decrease of approximately $125,000 or 12.6%. As a percentage of revenues, general and administrative expenses were 10.4% in 1995 and 13.8% in 1994. During the transition to turnkey systems sales in 1994, management from Alchut provided considerable direct assistance to the Company. By 1995, the Company was able to perform most of the design and marketing functions of these systems on its own, thereby decreasing general and administrative expenses by approximately $100,000. The decrease in general and administrative expenses during this period was also attributable to greater efficiencies in managerial and administrative functions.

  Sales and marketing expenses. Sales and marketing expenses for 1995 were $994,000 compared to $786,000 in 1994, an increase of approximately $208,000 or 26.5%. As a percentage of revenues, sales and marketing expenses increased to 12.0% in 1995 from 11.0% in 1994. This increase was largely the result of higher sales in the Far East where sales representatives receive higher commissions. The Company also had increased its expenditures for training, seminars and other promotions overseas.

  Research and development expenses. Research and development expenses remained unchanged at $239,000 in 1995 compared to $237,000 in 1994. Research and development expenditures were attributable to developments in the wireless communications industry in 1995, compared to developments in the satellite industry and the development of the Company's turnkey systems in 1994.

  Other income. Other income decreased $33,000 in 1995 from 1994 as a result of miscellaneous income received in 1994.

  Income taxes. Income tax expense for 1995 was $301,000 compared to a benefit of $119,000 in 1994. The benefit in 1994 reflects the low effective tax rate in Israel resulting from adjustments to the statutory rate allowable under local law.

QUARTERLY RESULTS OF OPERATIONS

  The following table presents unaudited quarterly results in dollar amounts and as a percentage of total revenues for each quarter during 1996 and for the first quarter of 1997. The information has been prepared on a basis consistent with the Company's annual consolidated financial statements and, in the opinion of management, includes all adjustments, consisting only of adjustments of a normal and recurring nature, which, in the opinion of management, are necessary for a fair presentation of the information for such periods. The Company's operating results have varied from quarter to quarter in the past and may vary significantly in the future depending on factors such as the size and timing of significant contracts, the mix of third party products and the Company's proprietary products included in a particular contract, customers' budgetary constraints, increased competition, the timing of new product announcements and changes in pricing policies by the Company or its competitors, market acceptance of new and enhanced versions of the Company's products, changes in operating expenses and changes in general economic factors. See "Risk Factors--Potential Fluctuations in Quarterly Results."

(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 QUARTER ENDED
                                 ---------------------------------------------
                                 MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,
                                   1996     1996     1996      1996     1997
                                 -------- -------- --------- -------- --------
Total revenues..................  $1,533   $1,803   $2,821    $4,247   $4,906
Cost of revenues................   1,088    1,131    1,697     2,534    3,141
                                  ------   ------   ------    ------   ------
Gross profit....................     445      672    1,124     1,713    1,765
General and administrative ex-
 penses ........................     195      256      412       452      319
Sales and marketing expenses ...     112      188      263       228      273
Research and development ex-
 penses ........................      97      149      155       180      220
                                  ------   ------   ------    ------   ------
Operating income................      41       79      294       853      953
Other income (expense)..........       6       (3)     --        --       (23)
                                  ------   ------   ------    ------   ------
Income before income taxes......      47       76      294       853      930
Income tax expense..............      20       26      101       292      344
                                  ------   ------   ------    ------   ------
Net income......................  $   27   $   50   $  193    $  561   $  586
                                  ======   ======   ======    ======   ======
Net income per common share.....  $ 0.01   $ 0.01   $ 0.05    $ 0.14   $ 0.15
                                  ======   ======   ======    ======   ======
Weighted average number of com-
 mon shares.....................   4,000    4,000    4,000     4,000    4,000
                                  ======   ======   ======    ======   ======
                                                 QUARTER ENDED
                                 ---------------------------------------------
                                 MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,
                                   1996     1996     1996      1996     1997
                                 -------- -------- --------- -------- --------
Total revenues..................   100.0%   100.0%   100.0%    100.0%   100.0%
Cost of revenues................    71.0     62.7     60.2      59.7     64.0
                                  ------   ------   ------    ------   ------
Gross profit....................    29.0     37.3     39.8      40.3     36.0
General and administrative ex-
 penses.........................    12.7     14.2     14.6      10.6      6.5
Sales and marketing expenses....     7.3     10.4      9.3       5.4      5.6
Research and development ex-
 penses.........................     6.3      8.3      5.5       4.2      4.5
                                  ------   ------   ------    ------   ------
Operating income................     2.7      4.4     10.4      20.1     19.4
Other income (expense)..........     0.4     (0.2)     --        --      (0.5)
                                  ------   ------   ------    ------   ------
Income before income taxes......     3.1      4.2     10.4      20.1     18.9
Income tax expense..............     1.3      1.4      3.6       6.9      7.0
                                  ------   ------   ------    ------   ------
Net income......................     1.8%     2.8%     6.8%     13.2%    11.9%
                                  ======   ======   ======    ======   ======

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the Company has satisfied its working capital requirements through cash flows from its operations. The Company has two working capital bank lines of credit aggregating $1,150,000. At March 31, 1997, no amounts under these lines were outstanding. These lines of credit are renewable annually in April, have been extended by the bank through July 31, 1997 and bear interest at rates ranging from 0.5% to 1.5% over the bank's prime rate. Both lines of credit are secured by accounts receivable, and one line of credit requires a compensating cash balance of 50% of the outstanding amount of the line. The Company believes that its cash flows from operations together with the proceeds of this offering will be sufficient to meet its working capital needs for at least the next 18 months. At March 31, 1997, the $2,722,000 due to Alchut represents a three-year, non-interest bearing note owed by Engineering for the transfer by Alchut of working capital at the end of 1996.

  Net cash provided by (used in) operating activities in 1994, 1995 and 1996 amounted to ($1.8 million), ($290,000) and $1.1 million, respectively. The increase in cash provided by operating activities in 1996 compared to 1995 and 1994 was principally due to the increase in net income to $831,000 in 1996 from $493,000 and $84,000 in 1995 and 1994, respectively, the reduction in inventory levels from $2.6 million in 1994 to $2.5 million in 1995 and $2.2 million in 1996 and changes in accounts payable to Alchut in all periods.

  Net cash used in investing activities increased by $794,000 in 1996 compared to 1995. This increase was principally due to the purchase of property and equipment of $349,000 in 1996 versus $129,000 in 1995 and the net cash paid during 1996 for the purchase of Flam & Russell amounting to $573,000.

  Net cash provided by (used in) financing activities in 1994, 1995 and 1996 amounted to $3.0 million, $91,000 and ($648,000), respectively. These changes were principally due to net repayments on the Company's line of credit agreements amounting to $150,000 in 1996 and fluctuations in the proceeds from the note payable to Alchut in 1994 and 1995 in the amounts of $3.0 million and $91,000, respectively, and a net repayment of $498,000 of the note payable to Alchut in 1996.

  During 1996, the Company spent or incurred an obligation for approximately $1.0 million for the Flam & Russell acquisition, which was paid in its entirety during May 1997. During 1997, the Company plans to spend up to a maximum of $1.6 million on the AEMI acquisition, $800,000 of which will be payable in cash, and to have capital expenditures of approximately $400,000, a portion of which will be used to establish the Company's European office.

  The Company has exposure to currency fluctuations as a result of billing some of its contracts in foreign currency. When selling to customers in countries with less stable currencies, the Company bills in U.S. dollars. For the three months ended March 31, 1997, approximately 3% of the Company's revenues was billed in currencies other than U.S. dollars. Substantially all of the costs of the Company's contracts, including costs subcontracted to Alchut, have been, and will continue to be, U.S. dollar-denominated except for wages for Engineering employees which are denominated in local currency. The Company intends to continue to enter into U.S. dollar-denominated contracts.

INFLATION AND SEASONALITY

  The Company does not believe that inflation or seasonality has had a significant effect on the Company's operations to date.

                                   BUSINESS

INTRODUCTION

  The Company develops, markets and supports sophisticated automated microwave test and measurement systems for the wireless communications, satellite, automotive and aerospace/defense industries. Products such as cellular phones, satellites, radio transmitters, global positioning system ("GPS") receivers and guided missiles depend on the reliable and efficient transmission and reception of microwave signals in order to communicate. By utilizing the Company's systems to measure the critical performance characteristics of microwave signals, wireless manufacturers and service providers within these industries can improve quality and time-to-market, lower the risk of failure and underperformance and reduce costs.

  Since its founding, the Company has expanded from distributing individual microwave test and measurement components to providing a wide range of fully integrated microwave test and measurement solutions. Components of an ORBIT/FR automated microwave test and measurement system include proprietary software and hardware products, which can be combined into standard or customized configurations to meet a customer's specific needs. The Company believes that its innovative proprietary systems, experienced staff, reputation for quality and reliability, strong international presence and comprehensive customer service give it a competitive advantage that will enable it to remain a leading global supplier of microwave test and measurement systems to a growing number of companies within the wireless communications, satellite, automotive and aerospace/defense industries.

  The Company markets and sells its systems to customers in the United States and throughout the world. Within the Company's targeted industries, the Company's customers since January 1, 1994 have included manufacturers of wireless systems and products, such as Motorola, Nokia and Ericsson; manufacturers of systems and products that incorporate microwave technology, such as Lockheed Martin, Hughes Aircraft, BMW and Boeing; and telecommunications service providers that rely on microwave technology, such as AT&T, NTT and Korea Mobile Telecom. The Company's customers also include the United States government and several foreign governments. In 1996, none of the Company's customers accounted for more than 5% of the Company's total revenues. At March 31, 1997, the Company's backlog was approximately $8.5 million, compared to approximately $3.6 million at March 31, 1996.

  The Company's objective is to strengthen its leadership position in automated microwave test and measurement systems while developing products and systems for a broader range of microwave applications. The principal elements of the Company's strategy to reach its objective are: (i) offering comprehensive solutions to customers, (ii) maintaining its technological leadership, (iii) focusing on standard systems and proprietary off-the-shelf products, (iv) pursuing growth in international markets and (v) leveraging its technological expertise to expand into complementary markets.

INDUSTRY OVERVIEW

  The need for microwave test and measurement systems and products expanded rapidly during the 1960's and 1970's in conjunction with the growth and increased sophistication of the aerospace/defense industry in the United States and Western Europe. In the last 20 years, this need for test and measurement products and systems has expanded beyond aerospace/defense applications to all aspects of modern telecommunications, including personal wireless communications devices, satellite-based communications systems and "smart" automobiles. This expansion has occurred in conjunction with a growing desire among companies to focus on their core competencies and accordingly outsource many non-core functions such as the development and manufacture of microwave test and measurement systems.

  Within the wireless communications, satellite, automotive and aerospace/defense industries, test and measurement products and systems are used during all stages of a product's life cycle: product development, pre-production qualification, production testing and product maintenance. Given the broad scope of testing procedures, it is not uncommon for a manufacturer or service provider to own and operate more than one microwave test and measurement system.

  WIRELESS COMMUNICATIONS. The wireless communications industry has grown rapidly in recent years as a result of the development of cost-effective digital technologies and the gradual global deregulation of the telecommunications industry. Wireless communications products include cellular/PCS handsets, pagers, field service/delivery equipment and cellular/PCS base stations. Rapid growth within the wireless communications industry is expected to continue in the future due to an increase in available spectrum, the adoption of efficient new digital technologies and the development of "smart" antennas. According to the Cellular Telecommunications Industry Association ("CTIA"), there were over 44 million wireless subscribers in the United States alone as of December 31, 1996, up 30.4% over 1995. The CTIA also reports that wireless companies invested $8.4 billion in capital improvements in 1996, up 65.2% over 1995, and that during 1996, 7,382 new cell sites were deployed, 55.6% more than were deployed in 1995. The Company believes that wireless communications growth in international markets has been greater than growth experienced in the United States.

  Growing worldwide demand for wireless communications products and services has generated a need among wireless manufacturers and service providers for systems and products that address their specific microwave test and measurement needs. These companies operate in highly-competitive, rapidly changing markets in which the performance and reliability of their systems and products are essential to achieve and maintain competitive advantages. The accurate transmission and reception of microwave signals are fundamental to the performance of wireless systems and products. To ensure the successful transfer of voice or data from one point to another and to minimize poor reception, cross talk and dropped calls, manufacturers and service providers conduct extensive testing for signal quality, direction, strength and interference.

  SATELLITE. Satellite-related markets have grown rapidly over the past several years, driven by the emergence of advanced communication technologies offering cost-effective global voice, video and data transmission, GPS, internet access and tracking capabilities. Satellites provide several advantages over terrestrial communications networks, including rapid installation and deployment, no incremental cost as distances increase and higher rates of data transmission. According to Euroconsult, a market research firm, between 486 and 555 communications satellites are expected to be manufactured between July 1996 and December 2006.

  To ensure that satellite-based communications systems are effective and reliable, it is essential that both satellites and "earth stations" transmit and receive microwave signals accurately. The accuracy requirements for these satellite systems are critical -- failure to detect a design error could result in a satellite's "footprint" not covering its intended geographic area. Satellite manufacturers cannot afford to make this kind of error since the cost to manufacture, launch and insure a satellite can reach $200 million. Accordingly, sophisticated microwave test and measurement systems are critical to satellite and earth station manufacturers, as well as their subcontractors and sub-assembly manufacturers, to ensure that their products work properly.

  AUTOMOTIVE. The world's major manufacturers of automobiles and automotive sub-assemblies, driven by competitive pressures, are designing new generations of "smart" cars and trucks that incorporate the latest communications and safety devices including cellular/PCS, GPS-based direction-finding, data transfer, digital TV and collision-avoidance systems. Each of these features requires a specialized, highly-accurate microwave transmission and reception system. To ensure the performance of these various systems and to assess how they are impacted by the electromagnetic properties of the car itself, automotive manufacturers must test the car and these devices as a unit using a microwave test and measurement system designed for automotive applications.

  AEROSPACE/DEFENSE. The need within the aerospace/defense community for accurate and secure communications and tracking systems led to the emergence of microwave test and measurement companies in the 1960's. Despite cutbacks in United States defense budgets in the late 1980's and early 1990's, microwave test and measurement needs within the aerospace/defense industry are expected to grow steadily for the foreseeable future as a result of system upgrades on existing military platforms, substantial new investments in non-U.S. military programs and the expansion of civil aviation worldwide.

  The industry's tracking requirements, such as air traffic control and missile guidance, led to the development of Radar Cross Section ("RCS") and the test and measurement of radomes. RCS involves the transmission of microwave signals towards a passive target, such as an aircraft or missile, and then the creation of an "image" of the target by measuring the energy reflected back towards the transmit source. Radome testing evaluates the impact of a radome (the dome-shaped casing that is placed on the leading edge of an aircraft or missile to protect the radar and direction-finding equipment) on the microwave signals that pass through it.

THE ORBIT/FR SOLUTION

  ORBIT/FR provides its customers with flexible and reliable solutions for their complex microwave test and measurement needs. The Company focuses its efforts and resources on developing state-of-the-art microwave test and measurement systems and products that incorporate specialized technologies and expertise. The Company's customers have a need for microwave test and measurement systems and products but often do not have the in-house capabilities to develop, or the desire to develop, such systems and products themselves. ORBIT/FR's systems and products provide customers with cost-effective and user-friendly solutions to their microwave test and measurement needs, thus allowing them to remain focused on their core competencies. The Company's systems and products incorporate technological expertise developed and acquired by the Company over many years.

  The Company offers a wide range of standard and custom microwave test and measurement solutions for cellular/PCS handset testing, cellular base station testing, satellite testing, automotive testing and specialized aerospace/defense-related testing. The Company's products include test and measurement software, microwave receivers, positioner subsystems, as well as other microwave products, all of which are typically incorporated into the Company's systems. The Company's proprietary software supports the Company's own test and measurement products as well as those manufactured by third parties. The Company's engineers and other technical staff use their broad expertise to assess and understand their customers' specific microwave test and measurement needs, process orders quickly, keep delivery time to a minimum, provide comprehensive customer support and release new software on a regular basis.

  The Company believes that its innovative proprietary systems, experienced staff, reputation for quality and reliability, strong international presence and comprehensive customer service give it a competitive advantage that will enable it to remain a leading global supplier of microwave test and measurement systems to a growing number of companies within the wireless communications, satellite, automotive and aerospace/defense industries.

THE ORBIT/FR STRATEGY

  The Company's objective is to strengthen its leadership position in automated microwave test and measurement systems while developing products and systems for a broader range of microwave applications. The principal elements of the Company's strategy to reach its objective are:

  OFFERING COMPREHENSIVE SOLUTIONS TO CUSTOMERS. As the need for microwave test and measurement grows, new and existing customers increasingly desire to purchase comprehensive, turnkey test and measurement systems from a single provider. A turnkey system is one that has been assembled, integrated and tested as a fully-operational system prior to a customer's use. The Company addresses this desire by providing engineering and project management services, by offering an increasingly broad product line and by maintaining close relationships with outside component suppliers. Additionally, the Company intends to acquire companies with complementary products and services that can be integrated with the Company's existing or proposed products and systems. For example, the Company expanded its product line with the acquisition of Flam & Russell and will further expand its product line with the acquisition of AEMI. By acquiring suppliers of key components of microwave test and measurement systems that the Company does not already provide, the Company believes that it will be able to increase its overall gross margin.

  MAINTAINING TECHNOLOGICAL LEADERSHIP. The Company believes that it has sophisticated and diversified technological capabilities and intends to maintain its technological leadership by continuously designing and developing new software releases and hardware upgrades which offer greater performance and higher precision.

  FOCUSING ON STANDARD SYSTEMS AND PROPRIETARY OFF-THE-SHELF PRODUCTS. Given the diversified needs of the Company's customers, no two microwave test and measurement systems will be identical. However, the Company seeks to keep the costs of customization to a minimum by designing and delivering specific types of systems that maximize the use of the Company's proprietary off-the-shelf products. This approach enables the Company to optimize its margins while offering its customers tailor-made solutions built around proven high-quality and reliable products.

  PURSUING GROWTH IN INTERNATIONAL MARKETS. Approximately 52% of the Company's revenues during 1996 were derived from international customers. The Company believes that the growth of the international microwave test and measurement marketplace over the next several years will be due in large part to worldwide economic development, governmental policies aimed at improving the communications infrastructure in developing countries and the increasing globalization of commerce. The Company is devoting significant efforts to increasing its share of the international market for microwave test and measurement systems by strengthening and expanding its sales network through the establishment of foreign sales and customer service centers and the appointment of additional international sales representatives. In addition, the Company believes it has a competitive advantage due to the duty-free status of its products manufactured in Israel and sold into the European Union. Approximately 92% of the Company's revenues in 1996 were denominated in U.S. dollars, and the Company intends to continue to enter into U.S. dollar-denominated contracts.

  LEVERAGING TECHNOLOGICAL EXPERTISE TO EXPAND INTO COMPLEMENTARY MARKETS. The Company intends to leverage its technological expertise in microwave test and measurement systems to expand into complementary markets that the Company believes offer high growth potential and where the Company's technology provides competitive advantages. The Company has targeted Electromagnetic Compatibility ("EMC") testing systems, Microwave Non-Destructive Testing ("NDT") systems and certain non-test and measurement microwave products as potential future markets.

  EMC Testing. EMC testing addresses the unintentional interaction between electronic products due to their electromagnetic radiation. Since this radiation may adversely affect the operation of electronic equipment, FCC guidelines in the United States, EMC and Low-Voltage directives in the European Union and EMC guidelines in most other foreign countries regulate the level of electromagnetic radiation emitted from these products and require manufacturers of electronic products to perform EMC testing. The EMC testing industry has grown rapidly over the past few years as a result of the proliferation of electronic devices and the resultant transition from voluntary regulatory "guidelines" to mandatory "directives." In 1996, the market for EMC-related products and services was estimated at $1.3 billion in Western Europe alone and is expected to grow by 20-30% annually for the foreseeable future. The Company has identified certain test and measurement needs within the overall EMC marketplace that require capabilities similar to those which the Company has developed in the microwave test and measurement field. The Company believes that its large customer base among electronic equipment manufacturers would give it a significant advantage if it determined to enter the EMC marketplace.

  Microwave Non-Destructive Testing. The field of NDT addresses the problem of assessing the structural integrity of a product without having to damage or destroy it. Current NDT methods employ ultrasonic and x-ray technologies which have performance limitations and cannot be used under certain circumstances. The Company believes that many of the techniques it has developed for microwave test and measurement can be adapted to fill needs within the NDT market.

  Other Microwave Products. The Company believes that opportunities exist to apply the Company's core technologies to the design, manufacture and marketing of products that incorporate microwave technology. The Company intends to continue marketing its radial power combiners, amplifiers, antennas and mixers, and plans to develop and sell additional microwave-based products in the future. The Company believes its large customer base will give it a competitive advantage in marketing these products.

SYSTEMS AND PRODUCTS

  Since its founding, the Company has expanded from distributing individual microwave test and measurement components to providing a wide range of microwave test and measurement solutions. Components of an ORBIT/FR automated microwave test and measurement system include proprietary software and hardware products which can be combined into standard or customized configurations to meet customers' specific needs. One of the Company's principal strengths is its experienced design team that solves complex technical and practical problems. A typical automated microwave test and measurement system is illustrated below:


[A PICTURE APPEARS HERE OF AN AUTOMATED MICROWAVE TEST AND MEASUREMENT SYSTEM,
 WHICH INCLUDES A PERSONAL COMPUTER, A MICROWAVE RECEIVER, A SIGNAL SOURCE, A
            POWER CONTROL UNIT, A PROBE AND A DEVICE UNDER TEST.]

  MICROWAVE TEST AND MEASUREMENT SYSTEMS. The Company designs, manufactures and markets automated microwave test and measurement systems. In addition to providing most of these systems' component parts, the Company also integrates the systems and trains its customers in use of the systems. While most customers purchase fully integrated turnkey microwave test and measurement systems, the Company also sells its hardware and software products individually as replacement parts or components of custom-designed systems. The Company offers seven types of microwave test and measurement systems. The first, antenna measurement systems, are generic systems that can be adapted for many uses, and the other types are designed and sold in response to well-defined microwave test and measurement needs within specific industries. Prices for a typical ORBIT/FR system range from $50,000 to $500,000, but large systems have sold for as much as $2.5 million.

  Antenna Measurement Systems. All products and systems that receive or transmit microwave signals rely on antennas. Accordingly, items such as microwave radios, GPS receivers, field service/delivery equipment, satellite earth stations and guided missiles need to have their antennas tested to ensure satisfactory performance characteristics. The Company's antenna measurement systems offer both manufacturers and service providers user-friendly and cost-effective solutions for their antenna measurement needs. The systems test for signal quality, direction, strength and interference and can be adapted to perform testing in each of the stages of a product's life: development, qualification, production and maintenance. While antenna measurement systems differ significantly from one application to another, all of the Company's systems incorporate a personal computer running specialized proprietary software, a microwave receiver, a positioning subsystem, and at least one additional antenna or probe. The systems can be designed for use in a wide variety of different test environments, ranging from a small anechoic chamber to an outdoor range covering several acres. The Company offers three types of antenna measurement methods:

  . Far-field:Traditional method generally used outdoors

  . Near-field:Cost-effective indoor method using mathematical conversion tools

  . Compact Range:High-end indoor method using a microwave reflector

  The Company also has developed advanced systems that combine these measurement methods, such as far-field and near-field, in a single chamber.

  Cellular/PCS/Pager Systems. ORBIT/FR believes it is a leader in the design and delivery of high-performance test and measurement systems for manufacturers of cellular/PCS handsets and pagers. The Company has developed a standard system based on its spherical near-field technology that the Company sells as a turnkey off-the-shelf product. The system consists of the Company's software, receiver and positioning subsystem built into a small anechoic chamber together with a mannequin. The positioning subsystem allows a probe to trace a sphere around the handset or pager held by the mannequin, thus fully sampling the complete microwave properties of the device under test.

  Cellular/PCS Base Station Systems. The Company develops and sells test and measurement systems used to assess the microwave performance characteristics of cellular/PCS base stations. These systems enable cellular/PCS base station antenna manufacturers to design and build efficient and reliable products, and they allow wireless communications service providers to monitor more efficiently the performance of their base stations. The existing system design is based on the Company's cylindrical near-field technology and is designed for indoor use. Additionally, the Company is investigating the use of an outdoor mobile testing system for cellular/PCS base stations.

  Satellite Systems. The Company develops and sells microwave test and measurement systems for satellites which test many aspects of satellite performance including beam location (to assess the satellite's "footprint"), channel purity and intermodulation, gain, G/T, pattern, EIRP and TMA/TDMA microwave timing. These systems also test the transmit and receive characteristics of the active array antennas used on most modern satellites and can have the ability to identify and diagnose malfunctions within these complex antennas. The Company's satellite systems utilize either near-field or compact range technology. Both technologies are equally effective from a test and measurement viewpoint, but each offers certain benefits. A near-field system offers diagnostic capabilities and is generally less expensive than a comparably equipped compact range system, but a compact range system is faster and easier to use.

  Automotive Systems. ORBIT/FR believes it is a leader in the design and delivery of high-performance test and measurement systems for automobile manufacturers and manufacturers of automotive sub-assemblies. The Company's systems incorporate both near-field and far-field technologies and are thus capable of microwave sampling over a wide range of frequencies. A typical system includes a large mechanical arm that sweeps over a large turntable. The car being tested rests on the turntable, and both the turntable and the mechanical arm are set in motion based upon instructions received from the Company's measurement software. The systems' broad capabilities are essential given a growing trend by automobile manufacturers to integrate advanced microwave technologies such as cellular/PCS, GPS-based direction-finding, data transfer, digital TV and collision-avoidance systems into their "smart" cars.

  RCS Systems. The Company's Radar Cross Section ("RCS") measurement systems transmit microwave signals towards a passive target and then measure the energy reflected back towards the transmit source. In an RCS system, the passive target is typically a model or full scale aircraft or missile that is mounted on a special "low-RCS" testing pylon capable of rotating the target. Data collected at various rotation angles and frequencies can be processed to form an electromagnetic "image" of the target. This type of information enables the design engineer to assess more accurately the detailed radar signature of the target. The Company believes that it is a market leader in this field.

  Radome Systems. A radome is a dome-shaped casing that is placed on the leading edge of an aircraft or missile to protect the radar and direction-finding equipment. A radome is typically manufactured using fiberglass or other materials that are designed to be "transparent" to microwave signals. Testing is performed periodically to ensure that microwave signals are not degraded or deflected as they pass through the radome. The Company's systems are designed to measure radome performance by analyzing the path of microwave signals as they pass through the radome and then comparing it to the propagation path when the radome is not present. Radome systems use far-field measurement methods but rely on high positioning accuracy normally required by near-field systems.

  Custom Systems. From time to time, the Company designs and manufactures custom microwave test and measurement systems for a wide variety of uses and applications. To date, most of these systems have been built for the United States government. The Company's broad microwave and antenna expertise has enabled it to obtain these contracts, and the Company intends to bid for similar jobs in the future if the expertise gained in designing such systems is deemed to be of strategic value to the Company.

  MICROWAVE TEST AND MEASUREMENT SOFTWARE PRODUCTS. ORBIT/FR offers automatic measurement software for microwave test and measurement systems. The Company's software products are Windows-based programs that provide the customer with a consistent user-friendly interface with the test and measurement system. The software products have a robust and modular structure that enables the Company to easily add features for current and future customers. The software uses far-field and/or near-field algorithms to generate accurate results, and the computational methodologies used have gained acceptance throughout the microwave test and measurement community. The software supports the Company's own measurement equipment as well as equipment manufactured by third parties. The Company's software products are designed to be "off-the-shelf" but are versatile and can be customized by the Company's or the customer's technical personnel to suit specific needs. The Company has delivered over 300 software installations worldwide in the price range of $20,000-50,000 each. The Company believes that its software products are the industry standard.

  While software can vary between systems, it always consists of three primary modules: data acquisition, data analysis and report writing. The software's data acquisition module records actual measurements as it controls the microwave measurement equipment, the positioning subsystem, and often the source antenna and/or the antenna being measured. Variables such as frequency, power level, amplitude, phase, rotary and/or linear motion, polarization, transmit/receive switching, electrical beam pointing and polarization switching are all controlled by the Company's measurement software. The multidimensional results obtained are stored in a computer file for subsequent analysis. The software's data analysis module processes the acquired data using sophisticated microwave and signal processing algorithms developed by the Company and the National Institute of Standards and Technology ("NIST"). The data analysis module transforms the acquired data into easily-understood numerical information and graphic representations, thus providing the customer with the data required to satisfy its internal requirements and those of its own customers. The software's report writing module can be customized to meet each customer's needs.

  MICROWAVE RECEIVERS. The microwave receiver is the device in the automated microwave test and measurement system that measures the microwave signals received from the antenna or device under test or, alternatively, from the antenna collecting the backscatter from an RCS target. The Company's microwave receivers convert and digitize the signals to put them into a computer compatible format. They are capable of simultaneously measuring up to four channels ranging in frequency from 50 MHz to 110 GHz. The Company believes that its microwave receivers have a high degree of accuracy and are easy to use. As part of its "Channel Partner" relationship with Hewlett Packard, the Company uses HP as its preferred source for microwave receivers incorporated into the Company's test and measurement systems. While this arrangement with HP has led to a decrease in sales of the Company's own receivers, the Company believes that the benefits of its relationship with HP, such as increased visibility, market access and product performance, substantially outweigh the costs.

  POSITIONER SUBSYSTEMS. The positioner subsystem is the collection of equipment that holds the device under test and causes it to be moved according to the needs of the test. A typical positioner subsystem may include the following components:

  Positioners. A positioner is the item upon which the device under test is placed while it is being tested. The Company's positioners are rugged, yet highly precise, devices that adjust themselves in accordance with the positioning instructions received from the measurement software. Special circuitry and mechanical design features built into the positioner enable the data acquired from the antenna under test to travel efficiently through the positioner to the computer to be analyzed. The Company's simple positioners rotate around a single axis, while the Company's more elaborate positioners incorporate up to three axes. An automated microwave test and measurement system requires one or more positioners. The Company offers over 200 different positioner models and believes that its positioners are among the most accurate in the market.

  Positioner Controllers and Power Control Units. The Company manufactures positioner controllers and power control units ("PCUs") as well as models that combine these two products into one box. Working together, the positioner controller and the PCU act as the "translators" between the microwave software and the positioner. The positioner controller receives digital instructions from the microwave software and translates them into analog signals understood by the PCU. These analog signals are then amplified by the PCU to provide precisely calibrated DC power to the positioner's electric motors, which then operate at a user-defined speed to move the antenna or device under test through the desired positions. The Company offers four positioner controller models, two PCU models and four models that combine both positioner controller and PCU.

  Planar Scanners. A planar scanner is a rectangular device that enables a probe antenna to be moved along an x- and y-axis so that its position at any time is known and can be exactly replicated. Planar scanners are typically mounted vertically to enable the probe to be moved throughout the height and width dimensions of the scanner. Scanners enable test engineers to accurately and reliably analyze many aspects of the microwave signals radiating from the antenna or device under test. The Company offers 24 standard scanners ranging in size from 3 feet x 3 feet to 25 feet x 80 feet.

  Pylons and Model Towers. Pylons and model towers are used in many microwave test and measurement applications and range in size from very large to very small. Large pylons can carry substantial loads in indoor or outdoor environments, and certain models can even support a full-sized aircraft. Pylons are almost always used in RCS systems.

  OTHER MICROWAVE PRODUCTS. The Company has developed several microwave products used in the larger microwave industry.

  Radial Power Combiners. The Company's radial power combiners offer a highly-efficient electromagnetic mechanism to combine several identical low-energy signals together to make a single high-energy signal. Radial power combiners have many uses, but their most common application is in high-power microwave transmitters.

  Microwave absorber. Following the acquisition of AEMI contemporaneously with this offering, the Company will add microwave absorber material to its product line. This material consists of specially-treated polyurethane foam which absorbs electromagnetic waves and is an important component of most microwave test and measurement systems.

  Antennas, Probes and Other Microwave Accessories. The Company designs and manufactures antennas, probes and other microwave accessories. These products are used in the Company's microwave test and measurement systems, and they are also sold to customers as stand-alone items.

SALES, MARKETING AND CUSTOMER SUPPORT

  The Company markets and sells its products in the United States through three regional sales managers and through two independent sales representatives that target specific geographic and strategic markets. Internationally, the Company has established sales and customer service centers in Israel and Germany and has distributors and representatives for sales, marketing and customer support in Austria, China, Denmark, France, Germany, India, Italy, Japan, Singapore, South Korea, Spain, Sweden, Switzerland, Taiwan and the United Kingdom.

  The Company's engineers and other technical staff support the efforts of the sales force. Since a customer's engineers typically play an important role in the procurement decision, the Company's engineers work closely with them to help them understand the advantages of the Company's products and systems. Additional business from existing customers is pursued through the joint efforts of both the sales force and the engineers and other technical staff who have worked closely with the customer's engineers and who understand the customer's needs. If a customer has already purchased a microwave test and measurement system from ORBIT/FR, the Company believes it has an advantage over competitors in obtaining orders for system upgrades as well as any additional systems that the customer may wish to purchase at a later date. Typically, a substantial portion of the Company's revenues in a given year is generated by customers for whom the Company has previously provided products or systems.

  The Company generates sales leads for new customers through referrals from existing customers and other industry suppliers, its reputation in the industry, advertising in trade publications and on the World Wide Web and participation in conferences and trade shows. In addition, the Company is in the process of establishing marketing alliances with two major manufacturers of products and systems that incorporate microwave technology, pursuant to which the Company will provide test and measurement system upgrades and support free of charge in return for referral business. As a Hewlett Packard "Channel Partner," the Company receives referrals and recommendations from HP's worldwide sales force, and the Company believes that it thereby obtains greater visibility in the microwave test and measurement market.

  The Company devotes significant resources to provide comprehensive customer support. Customer support is provided under warranty for the first year on all products sold by ORBIT/FR. Beyond the first year, customer support on products sold by ORBIT/FR is provided on an as-needed basis. The Company also provides a technical support line and, for an additional fee, on-site and in-house training for all of its products and systems. The Company encourages its employees to be customer service-oriented because it relies to a large degree on its reputation to attract and retain customers. Furthermore, the Company believes that its comprehensive customer support program gives it a competitive advantage in the microwave test and measurement market.

CUSTOMERS

  The Company has over 1,000 installations with customers in the wireless communications, satellite, automotive and aerospace/defense industries. In 1994, Raytheon, and in 1995, Matra Marconi, each accounted for more than 10% of the Company's total revenues; however, the Company believes the loss of either customer would not have a material adverse effect on the Company's revenues. In 1996, none of the Company's customers accounted for more than 5% of the Company's total revenues. Representative customers that have purchased systems from the Company and its predecessor, either directly or through its sales representatives and distributors, in an amount of at least $25,000 since January 1, 1994, include:

Wireless Communications....
                             Andrew, AT&T, Bosch Telecom, Celwave, Ericsson, GTE, Korea Mobile Telecom, Lucent Technologies, Motorola, NEC, Nokia, Northern Telecom, NTT, Qualcomm, Siemens Plessey, Sierra Com, Telebras and Toshiba.

Satellite..................
                             Canadian Space Agency, DASA, Harris, Hughes Space and Communications, Lockheed Martin, Space Systems/Loral, Matra Marconi, Raytheon and TRW.

Automotive.................
                             BMW, FUBA, Honda, SAAB and Samsung.

Aerospace/Defense..........
                             Ball, Boeing, British Aerospace, General
                             Electric, Hughes Aircraft, Israel Aircraft
                             Industry, ITT Avionics, Lockheed Martin/Loral, McDonnell Douglas, Mitsubishi Heavy Industries, NASA, Northrop-Grumman, Pratt & Whitney, Raytheon E-Systems, Rockwell International, SAAB Military Aircraft, SPAR Aerospace, Texas Instruments, Tracor/AEL and the United States Air Force, Army and Navy.

  The Company's customers are located in the Americas (the United States, Canada, Brazil and Argentina), Europe (the United Kingdom, France, Germany, Italy, Holland, Spain, Austria, Denmark, Poland, Finland, Norway, Sweden, Switzerland and Portugal) and throughout the rest of the world (Japan, Korea, China, Thailand, Taiwan, Singapore, Indonesia, Israel, Australia and South Africa).

PRODUCTION AND SUPPLIERS

  The Company's engineers, based in both Horsham, Pennsylvania and Israel, are responsible for product design and development and for overseeing the production of the Company's products. While the Company maintains a production facility in Horsham, most of the production of the Company's products is performed by subcontractors. Alchut is currently the Company's principal subcontractor for electro-mechanical production, primarily in connection with the manufacturing of positioners. The Company believes that Alchut currently offers the best available combination of quality, reliability and price. After the expiration of its one-year service contract with Alchut, the Company has the right to select any other subcontractor. See "Certain Transactions."

  While the Company produces most of the component parts for its microwave test and measurement systems, it purchases certain components from outside vendors for turnkey microwave test and measurement systems, including personal computers, shielded enclosures and microwave absorbers. The acquisition of AEMI will enable the Company to add microwave absorbers to its product line, and part of the Company's strategy is to seek future acquisitions that will further reduce its dependence on outside suppliers.

BACKLOG

  At March 31, 1996 and 1997, the Company's backlog was approximately $3.6 million and $8.5 million, respectively. The Company includes in backlog only those orders for which it has received and accepted a completed purchase order. Such orders are generally subject to cancellation by the customer with payment of a specified charge. The delivery lead time on the Company's products and systems averages approximately five months, but can be as short as a few days and as long as 12 months. Because of the possibility of customer changes in delivery schedules, cancellation of orders and potential shipment delays, the Company's backlog as of any particular date may not be representative of actual sales for any succeeding period.

RESEARCH AND DEVELOPMENT

  The Company believes that its future success depends on its ability to adapt to rapidly changing technological circumstances within the industries it serves and to continue to meet the needs of its customers. Accordingly, the timely development and introduction of new products is essential to maintain the Company's competitive position. The Company develops all of its products in-house and currently has a research and development staff which includes 14 engineers. A significant portion of the Company's research and development efforts has been conducted in direct response to the specific requirements of customers' orders, and, accordingly, such amounts are included in the cost of sales when incurred and the related funding is included in net revenues at such time. Revenues for customer-funded research and development during 1994, 1995 and 1996 were approximately $472,000, $482,000 and $520,000, respectively, and approximately $20,000 and $127,000, respectively, for the three months ended March 31, 1996 and 1997. In addition, the Company invested $237,000, $239,000 and $581,000 during 1994, 1995 and 1996, respectively, and approximately $97,000 and $219,000 for the three months ended March 31, 1996 and 1997, respectively, on independent research and development, which is not directly funded by a third party. Customer-funded research and development contains a profit component and is therefore not directly comparable to independent research and development.

  The Company continues to benefit from research and development grants from the Israeli government through the Chief Scientist program, from the United States government through the SBIR program and through BIRD, a joint United States/Israeli government program. While the Company has already received significant benefits from these programs throughout the initial development stages of its core technology base, the Company believes that its business, operating results and financial condition would not be materially adversely affected if the Company were to lose its ability to obtain research and development funding through these programs in the future. The Company plans to leverage this technology base to develop additional products for commercial applications.

COMPETITION

  The Company believes that its current systems and products compete effectively with the systems and products offered by its competitors on the basis of product functionality, speed and accuracy, reliability, price, ease of use and technical support. The market for automated microwave test and measurement products, systems and services, however, is highly competitive and is characterized by continuing advances in products and technologies. In general, competition in this market comes from major microwave test and measurement vendors, some of which have a longer operating history, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than the Company. These companies also have established relationships with current and potential customers of the Company. The Company also competes, on a limited basis, with the internal development groups of its existing and potential customers, many of whom design and develop parts of their own microwave test and measurement systems. The Company's business, operating results and financial condition could be materially adversely affected by such competition. The Company's primary competitors in the microwave test and measurement market are Scientific Atlanta, Nearfield Systems, Aeroflex, System Planning Corporation and Rantec/ESCO.

PROPRIETARY RIGHTS

  The Company is heavily dependent on its proprietary technology. The Company relies on a combination of confidentiality agreements with its employees, license agreements, copyrights, trademarks and trade secret laws to establish and protect rights to its proprietary technology. The Company does not hold any material patents. All of the Company's software is shipped with a security lock which limits software access to authorized users. Generally, the Company does not license or release its source code. Effective copyright and trade secret protection of the Company's proprietary technology may be unavailable or limited in certain foreign countries.

EMPLOYEES

  As of March 31, 1997, the Company had a total of 67 employees, including 22 in software and research and development, 16 in engineering and program management, 12 in sales, marketing and customer support services, eight in production and nine in administration. Fifty-two employees are located at the Company's headquarters in Horsham, Pennsylvania, 14 are located in Israel and one is located in Germany. None of the Company's employees is represented by a collective bargaining agreement, nor has the Company experienced any work stoppage. The Company considers its relations with its employees to be good.

LITIGATION

  The Company is not a party to any litigation and is not aware of any threatened litigation, unasserted claims or assessments that could have a material adverse effect on the Company's business, operating results or financial condition.

FACILITIES

  The Company occupies approximately 20,000 square feet of space at its headquarters in Horsham, Pennsylvania under a lease expiring in October 1997. Upon expiration of the lease, the Company anticipates moving to a 40,000 to 50,000 square foot facility in the same vicinity. The current annual base rent is approximately $179,000. The Company also maintains an engineering facility in Israel and is in the process of establishing a technical support and program management center in Germany. The Company's current aggregate annual rental expenses for these additional facilities are approximately $60,000.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND CERTAIN KEY EMPLOYEES

  The following table sets forth certain information regarding the Company's executive officers, directors and certain key employees.

   NAME                AGE POSITION
   ----                --- --------
   Joseph Aviv.......  60  Chairman of the Board of Directors
   Aryeh Trabelsi....  39  President, Chief Executive Officer and Director
   Moshe Pinkasy.....  46  Chief Executive Officer of Engineering
   Marcel Boumans....  39  Managing Director of European Operations
   Joseph Sullivan...  54  Director of Finance and Treasurer
   David Farina......  36  Vice President, Near-Field Strategic Business Unit
   John Aubin........  43  Vice President, Far Field/RCS Strategic Business Unit
   Sean Mallon.......  30  Vice President, Business Development
   Zeev Stein........  45  Director
   David Ben-Bassat..  51  Director

  Joseph Aviv has served as Chairman of the Board of Directors of the Company and its predecessor and of Alchut since March 1996. Since 1994, Mr. Aviv has been the General Manager of Aviron Engineers Ltd., a holding company located in Ra'anana, Israel. From April 1992 to July 1994, Mr. Aviv was a member of the Board of Directors of Alchut. From 1985 to 1994, Mr. Aviv was the Chairman of the Board of Directors of Paz-Chen, Ltd., a publicly-traded jewelry company located in Tel-Aviv, Israel.

  Aryeh Trabelsi has served as the President and Chief Executive Officer of the Company and its predecessor since September 1996, and as a Director of the Company since December 1996. From July 1995 to September 1996, Mr. Trabelsi was the Senior Vice-President and Chief Executive Officer of Technologies. From 1995 to 1996, in his various capacities, Mr. Trabelsi was responsible for the worldwide management of Alchut's Microwave Test and Measurement Strategic Business Unit. From 1991 to 1995, Mr. Trabelsi served as Microwave Test and Measurement Business and Product Development Manager for Alchut and Technologies.

  Moshe Pinkasy has served as the Chief Executive Officer of Engineering since January 1997. From February 1996 to December 1996, Mr. Pinkasy was Alchut's Manager of the Microwave Test and Measurement Business in Israel. From 1992 to 1996, Mr. Pinkasy served, in various capacities, as the Mechanical Engineering Department Manager for Alchut.

  Marcel Boumans has served as the Managing Director of European Operations of the Company since March 1997. From June 1995 to March 1997, Mr. Boumans was a Systems Design Engineer for Dornier Satelliten Systeme GmbH, the satellite systems subsidiary of Daimler-Benz Aerospace. From 1990 to 1995, Mr. Boumans was a Systems Design Engineer for Dornier GmbH, the communications and defense subsidiary of Daimler-Benz Aerospace.

  Joseph Sullivan has served as the Director of Finance and Treasurer of the Company since December 1996. From March 1996 to October 1996, Mr. Sullivan was the Finance Director for CME Information Services, Inc., a privately held medical education company located in Mount Laurel, New Jersey. From January 1995 to June 1995, Mr. Sullivan was the Finance Director for the animal health business group of the International Division of Pfizer, Inc., a publicly-traded pharmaceutical company. From 1969 to December 1994, Mr. Sullivan was the Finance Director for the animal health business group of the International Division of SmithKline Beecham plc, a publicly-traded pharmaceutical company.

  David Farina has served as the Vice President of the Near-Field Strategic Business Unit of the Company since May 1997. From August 1995 to May 1997, Mr. Farina served as the Director of such Unit for the Company and its predecessor. From 1994 to 1995, Mr. Farina was employed as a Department Manager for Flam & Russell, managing large engineering projects. From 1987 to 1994, Mr. Farina was Project Manager for Flam & Russell.

  John Aubin has served as the Vice President of the Far Field/RCS Strategic Business Unit of the Company since May 1997. From June 1996 to May 1997, Mr. Aubin served as the Director of such Unit for the Company and its predecessor. From 1991 to 1996, Mr. Aubin was Vice-President in charge of the Antenna Measurement Business Area for Flam & Russell.

  Sean Mallon has served as the Vice President of Business Development of the Company since May 1997. From November 1996 to May 1997, Mr. Mallon served as the Director of Business Development for the Company and its predecessor. From 1993 to 1996, Mr. Mallon was the President and Chief Executive Officer of RDI International, Inc., a company co-founded by Mr. Mallon, which designed, manufactured and marketed a line of TV/FM antennas and accessories.

  Zeev Stein has served as a Director of the Company and its predecessor since March 1996. Since July 1994, Mr. Stein has served as a Director of Alchut and since September 1996, Mr. Stein has also served as the Vice-President of Operations of Alchut. From 1991 to 1996, Mr. Stein was the General Manager of Stein Special Art, Ltd., a manufacturer of costume jewelry located in Ra'anana, Israel. Mr. Stein is the son-in-law of Mr. Aviv.

  David Ben-Bassat has served as a Director of the Company and its predecessor since December 1996. Since 1995, Mr. Ben-Bassat has been the General Manager of Radius, Ltd., a radio station located in Rosh Hain, Israel. From 1990 to 1995, Mr. Ben-Bassat was the General Manager of Mascom, Ltd., a communications company located in Ra'anana, Israel.

BOARD OF DIRECTORS

  The Company's Bylaws provide that the Board of Directors shall consist of not less than three nor more than thirteen members, the exact number to be fixed and determined from time to time by the Board. The Company's Board of Directors is presently composed of four directors. The Board of Directors is elected by the stockholders at the annual meeting of the stockholders of the Company.

  The Company has identified three additional independent directors who will be appointed to the Board promptly after the completion of this offering. The Company intends to grant each independent director upon his appointment to the Board an option to purchase 30,000 shares of Common Stock at an exercise price of not less than the fair market value per share of the Common Stock on the date of grant, which option will vest in five equal annual installments beginning 12 months after the date of grant.

  Directors currently do not receive any compensation for services on the Board of Directors. The Board of Directors may, however, establish compensation for, and reimburse the expenses of, the directors.

  Under the Company's 1997 Equity Incentive Plan, effective upon the completion of this offering, Mr. Ben-Bassat will be granted an option to purchase 20,000 shares of Common Stock at the Offering Price. This option will vest in four equal annual installments beginning 24 months after the completion of this offering.

BOARD COMMITTEES

  The Board of Directors plans to establish an Audit Committee in May 1997 to review, act on and report to the Board of Directors with respect to various auditing and accounting matters, including the internal accounting procedures of the Company and the services provided by the Company's independent public accountants. The Board of Directors also plans to establish a Compensation Committee in May 1997 to set compensation and bonuses for management. The Company's Audit Committee and Compensation Committee each will be composed of at least three directors, a majority of which will be independent directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1996, the Company did not have a Compensation Committee of the Board of Directors, and with the exception of Mr. Aviv's compensation, which was set by the Board of Directors, compensation decisions were made by Mr. Aviv and Mr. Trabelsi.

EXECUTIVE COMPENSATION

  The following table summarizes the compensation earned by the Company's Chief Executive Officer for the year ended December 31, 1996. No other executive officer of the Company received compensation in excess of $100,000 during the year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                        LONG-TERM
                                  ANNUAL COMPENSATION  COMPENSATION
                                  -------------------- ------------
                                                        NUMBER OF    ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY     BONUS     OPTIONS    COMPENSATION
---------------------------  ---- ---------- --------- ------------ ------------
Aryeh Trabelsi.............  1996 $  108,786 $  15,000     --          $440(1)
 President and Chief
 Executive Officer

--------
(1) Represents life insurance premiums paid on behalf of Mr. Trabelsi.

  Mr. Aviv divides his time between Alchut and each of its subsidiaries, including the Company. In addition to his compensation from Alchut, since November 1, 1996, Mr. Aviv has been compensated for the portion of his time spent on matters involving the Company. During the year ended December 31, 1996, Mr. Aviv received compensation of $14,000 for such services. Mr. Aviv will receive compensation of $84,000 for services to be rendered to the Company in 1997.

OPTION GRANTS

  No stock options were granted to or exercised by any executive officer during the year ended December 31, 1996.

EMPLOYMENT AGREEMENTS

  Aryeh Trabelsi. Effective February 15, 1997, the Company entered into an employment agreement with Aryeh Trabelsi, the President and Chief Executive Officer of the Company, for an initial term of two years and thereafter terminable by either the Company or Mr. Trabelsi on 90 days' notice. Pursuant to the terms of Mr. Trabelsi's employment agreement, Mr. Trabelsi is entitled to receive (i) an annual base salary of $154,216 or such higher amount as the Company's Board of Directors may determine from time to time, (ii) an annual cash bonus based on the Company's net income before taxes, excluding any gains from the sale of securities, and (iii) an annual cash bonus based on the Company's achievement of specified levels of net income before taxes excluding capital gains.

  Mr. Trabelsi has been granted, effective upon the completion of this offering, a stock option to purchase up to 171,000 shares of the Common Stock at a per share exercise price equal to the Offering Price. This option will vest in four equal annual installments beginning 24 months after the completion of this offering.

  Mr. Trabelsi's employment agreement may be terminated by the Company for cause, which is defined as the material breach of the employment agreement by Mr. Trabelsi or if Mr. Trabelsi commits a material act of dishonesty or a material breach of trust or a fiduciary obligation with respect to the Company. The employment agreement may be terminated by Mr. Trabelsi for good reason, which includes, among other things, a material breach of the employment agreement by the Company, the demotion or removal of Mr. Trabelsi, a material diminishment of Mr. Trabelsi's responsibilities, a reduction in his base salary, the relocation of Mr. Trabelsi's primary place of employment by more than 100 miles (other than a relocation to Israel after December 1998) without his consent or any failure of the Company to obtain the assumption of the agreement by any successor or assign of the Company.

  Under the employment agreement, Mr. Trabelsi is subject to certain non-disclosure, non-solicitation and non-competition covenants. The employment agreement provides that during the period of non-competition and non-solicitation, Mr. Trabelsi will receive his base salary reduced by up to one-half of any salary received by Mr. Trabelsi from another employer during the period of non-competition or non-solicitation.

  Moshe Pinkasy. Effective January 1, 1997, Engineering entered into an employment agreement with Moshe Pinkasy, the Chief Executive Officer of Engineering, which is terminable by either Engineering or Mr. Pinkasy on 90 days notice. Pursuant to the terms of Mr. Pinkasy's employment agreement, Mr. Pinkasy is entitled to receive (i) an annual base salary of $57,000 and (ii) an annual cash bonus based on the Company's net profits. Mr. Pinkasy has been granted, effective upon the completion of this offering, a non-qualified stock option to purchase up to 51,000 shares of the Common Stock at a per share exercise price equal to the Offering Price. This option vests annually in four equal increments beginning 24 months after the completion of this offering. Under the employment agreement, Mr. Pinkasy is subject to certain non-disclosure, non-solicitation and non-competition covenants.

1997 EQUITY INCENTIVE PLAN

  On March 17, 1997, the Board of Directors adopted and the Company's stockholder approved the Company's 1997 Equity Incentive Plan (the "Incentive Plan"). The purposes of the Incentive Plan are to attract and retain key employees and certain other persons who are in a position to make significant contributions to the success of the Company, to reward these employees and other persons for their contributions, to provide additional incentive to these employees and other persons to continue making similar contributions and to further align the interests of these employees and other persons with those of the Company's stockholders. To achieve these purposes, the Incentive Plan permits grants of incentive stock options ("ISOs"), options not intended to qualify as incentive stock options ("Non-ISOs"), stock appreciation rights ("SARs"), restricted and unrestricted stock awards, performance awards, loans and supplemental cash awards and combinations of the foregoing (all referred to as "Awards").

  The Incentive Plan permits Awards to be granted for a total of 800,000 shares of the Company's Common Stock. Shares issuable under Awards that terminate unexercised, shares issuable under Awards that are payable in stock or cash but are paid in cash and shares issued but later forfeited will be available for future Awards under the Incentive Plan. The Company has granted, effective upon the completion of this offering, options to purchase 492,300 shares of Common Stock at the Offering Price. By their terms, these options are not exercisable until 24 months after the completion of this offering.

  All current and future employees of the Company, and other persons who, in the opinion of the Board of Directors, are in a position to make significant contributions to the success of the Company, such as consultants and non-employee directors, are eligible to receive Awards under the Incentive Plan.

  The Incentive Plan is administered by the Board of Directors, which determines, among other things and subject to certain conditions, the persons eligible to receive Awards, the persons who actually receive Awards, the type of each Award, the number of shares of Common Stock subject to each Award, the date of grant, exercise schedule, vesting schedule and other terms and conditions of each Award, whether to accelerate the exercise or vesting schedule or waive any other terms or conditions of each Award, whether to amend or cancel an Award and the form of any instrument used under the Incentive Plan. The Board of Directors has the right to adopt rules for the administration of the Incentive Plan, settle all controversies regarding the Incentive Plan or any Award, and construe and correct defects and omissions in the Incentive Plan or any Award. The Incentive Plan may be amended, suspended or terminated by the Board of Directors, subject to certain conditions, provided that stockholder approval will be required whenever necessary for the Incentive Plan to continue to satisfy the requirements of certain securities and tax laws, rules and regulations.

  Recipients of stock options under the Incentive Plan will have the right to purchase shares of Common Stock at an exercise price, during a period of time and on such other terms and conditions as are determined by the Board of Directors. For ISOs, the recipient must be an employee, the exercise price must be at least 100% (110% if issued to a 10% or greater stockholder of the Company) of the fair market value of the Company's Common Stock on the date of grant and the term cannot exceed ten years (five years if issued to a 10% or greater stockholder of the Company) from date of grant. If permitted by the Board of Directors and subject to certain conditions, an option exercise price may be paid by delivery of shares of the Company's Common Stock that have been outstanding, a promissory note, a broker's undertaking to promptly deliver the necessary funds or by a combination of those methods. If permitted by the Board of Directors, options (other than those granted in tandem with SARs) may be settled by the Company, paying to the recipient, in cash or shares of Common Stock (valued at the then fair market value of the Company's Common Stock), an amount equal to such fair market value minus the exercise price of the option shares.

  SARs may be granted under the Incentive Plan either alone or in tandem with stock options. Generally, recipients of SARs are entitled to receive, upon exercise, cash or shares of Common Stock (valued at the then fair market value of the Company's Common Stock) equal to such fair market value on the date of exercise minus such fair market value on the date of grant of the shares subject to the SAR, although certain other measurements also may be used. A SAR granted in tandem with a stock option is exercisable only if and to the extent that the option is exercised.

  The Incentive Plan provides for restricted and unrestricted stock awards. Stock awards allow the recipient to acquire shares of the Company's Common Stock for their par value or any higher price determined by the Board of Directors. In the case of restricted stock awards, the shares acquired are subject to a vesting schedule and other possible conditions determined by the Board of Directors.

  The Incentive Plan provides for performance awards entitling the recipient to receive stock options, stock awards or other types of Awards conditional upon achieving performance goals determined by the Board of Directors. Performance goals may involve overall corporate performance, operating group or business unit performance, personal performance or any other category of performance determined by the Board of Directors. Financial performance may be measured by revenue, operating income, net income, earnings per share, Common Stock price, price-earnings multiple or other financial factors determined by the Board of Directors.

  Under the Incentive Plan, loans or supplemental cash awards may be granted to recipients of Awards to help defray taxes due as a result of the Awards. The terms and conditions of loans and supplemental cash awards, including the interest rate, which may be zero, and whether any loan will be forgiven, are determined by the Board of Directors.

  Generally, upon termination of a recipient's employment or other relationship with the Company, stock options and SARs remain exercisable for a period of three months (one year if termination is due to death or disability) to the extent that they were exercisable at the time of termination, except as otherwise agreed between the employee and the Company, unvested shares under outstanding restricted stock awards vest immediately except in the case of a voluntary resignation or termination for cause (as defined in the Incentive
Plan). Stock options, SARs and other Awards that are not exercisable at the time of termination automatically terminate, and payments or benefits under deferred stock awards, performance awards and supplemental cash awards that are not irrevocably due at the time of termination are forfeited.

                              CERTAIN TRANSACTIONS

  In December 1996, Alchut incorporated Engineering and transferred the assets of its microwave test and measurement unit to Engineering in exchange for shares of Engineering and a three-year, non-interest bearing note in the principal amount of $2,722,000. In December 1996, Alchut transferred or caused to be transferred to the Company all of the issued and outstanding shares of Technologies and Engineering in exchange for 4,000,000 shares of Common Stock of the Company. See "The Company."

  The Company, Engineering and Alchut have entered into a one-year services agreement, commencing January 1, 1997, pursuant to which: (i) Alchut will supply administrative services and office space to Engineering in Israel, (ii) the Company will supply administrative services and office space to Alchut through Alchut's divisions or subsidiaries in Horsham, Pennsylvania and (iii) Engineering will purchase certain electro- mechanical production services required in Israel from Alchut. Alchut will receive (i) $360,000 per year as compensation for the provision of its administrative services to Engineering,
(ii) cost of the production services plus 5% as compensation for the provision of its production services to Engineering and (iii) $22.80 per square foot per year as rent (approximately $51,000 for 1997). The Company will receive (i) reimbursement for the cost of the administrative services it provides to Alchut and (ii) $2,000 per month as rent. The compensation to be received by the Company and Alchut for the provision of office space includes all taxes, utilities and maintenance. After the expiration of the one-year term of the agreement, Alchut's and the Company's compensation is subject to negotiation, and the entire agreement is terminable on 90 days notice.

  The Company has acted as a distributor for certain systems manufactured by Alchut. During the years ended December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1996 and 1997, the Company's commission revenues were approximately $43,000, $342,000, $137,000 and $13,000 and $0,
respectively. The Company has also subcontracted certain manufacturing services to Alchut. Included in the Company's cost of revenues for the years ended December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1996 and 1997 are approximately $1,492,000, $1,423,000, $1,496,000 and $298,000 and
$323,000, respectively, relating to the production services provided by Alchut.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 19, 1997 and as adjusted to reflect the sale of the Common Stock offered hereby, by (i) each stockholder known by the Company to be the beneficial owner of five percent or more of the outstanding Common Stock, (ii) each director and the executive officer of the Company named in the Summary Compensation Table individually and (iii) all directors and executive officers as a group. Except as otherwise indicated in the footnotes below, the Company believes that each of the beneficial owners of the Common Stock listed in the table, based on information furnished by such owner, has sole investment and voting power with respect to such shares. The following table includes a maximum of 94,118 shares of Common Stock that will be issued contemporaneously with the completion of this offering in connection with the AEMI acquisition.

                                              BENEFICIAL OWNERSHIP(1)
                                      ----------------------------------------
                                                 PERCENT PRIOR   PERCENT AFTER
NAME OF BENEFICIAL OWNER               NUMBER   TO THIS OFFERING THIS OFFERING
------------------------              --------- ---------------- -------------
Orbit-Alchut Technologies, Ltd.(2)... 4,000,000      100.0%          65.6%
 P.O. Box 3171
 Industrial Zone
 Netanya 42131
 Israel
Joseph Aviv(3)....................... 4,000,000      100.0           65.6
Aryeh Trabelsi(4)....................       --         --             --
Zeev Stein(5)........................ 4,000,000      100.0           65.6
David Ben-Bassat(6).................. 4,000,000      100.0           65.6
All directors and executive officers
 as a group (7 persons)(7)........... 4,000,000      100.0           65.6

--------
(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after the date of this table. Beneficial ownership may be disclaimed as to certain of the securities.
(2) Alchut has granted to the Underwriters an option to purchase up to an additional 300,000 shares of Common Stock to cover over-allotments at the Offering Price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. See "Underwriting." If this option is exercised in full, Alchut will beneficially own 60.7% of the Company's Common Stock after this offering.
(3) Represents 4,000,000 shares held by Alchut. Mr. Aviv is a director and 44.0% beneficial stockholder of Alchut.
(4) Does not include 171,000 shares of Common Stock issuable upon the exercise of an option to be granted to Mr. Trabelsi effective upon the completion of this offering, which option becomes exercisable in four cumulative annual installments commencing 24 months after the completion of this offering.
(5) Represents 4,000,000 shares held by Alchut. Mr. Stein is a director and 42.0% beneficial stockholder of Alchut.
(6) Represents 4,000,000 shares held by Alchut. Mr. Ben-Bassat is a director of Alchut. Does not include 20,000 shares of Common Stock issuable upon the exercise of an option to be granted to Mr. Ben-Bassat effective upon the completion of this offering, which option becomes exercisable in four cumulative annual installments commencing 24 months after the completion of this offering.
(7) Includes the information contained in the notes above, as applicable. Does not include 81,000 shares of Common Stock issuable upon the exercise of options to be granted to the three other executive officers effective upon the completion of this offering, which options become exercisable in four cumulative annual installments commencing 24 months after the completion of this offering.

                           DESCRIPTION OF SECURITIES

  Under the Company's Amended and Restated Certificate of Incorporation, the authorized capital stock of the Company is 12,000,000 shares, consisting of 10,000,000 shares of Common Stock, $0.01 par value per share, and 2,000,000 shares of undesignated Preferred Stock, $0.01 par value per share. As of the date of this offering, 4,000,000 shares of Common Stock are issued and outstanding and held of record by Alchut. Upon the completion of this offering, 6,094,118 shares of Common Stock will be issued and outstanding (assuming the issuance of a maximum of 94,118 shares of Common Stock in connection with the acquisition of AEMI).

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive conversion rights or other subscription rights. There are no redemption or sinking funds provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be outstanding upon completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

  Upon completion of this offering, no shares of Preferred Stock will be outstanding. The Board of Directors will have the authority to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon such Preferred Stock, including dividend rights, conversion rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders unless otherwise required by law. The Board of Directors can issue Preferred Stock with voting, dividend, conversion, redemption and liquidation rights which could adversely affect the rights of the holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  As permitted by the DGCL, the Company's Amended and Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the directors' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) with respect to certain unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derives any improper personal benefit. In addition, the Company's Bylaws provide that the Company may indemnify any director or officer, to the fullest extent permitted by the DGCL, who was or is a party to any action or proceeding by reason of his or her services to the Company.

DELAWARE LAW

  The Company is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Generally, a "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with his affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in control of the Company.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have outstanding 6,094,118 shares of Common Stock. Of these shares, the 2,000,000 shares sold in this offering will be freely transferable by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act. The remaining 4,094,118 shares of Common Stock outstanding, 4,000,000 of which are owned by Alchut and a maximum of 94,118 of which will be issued in connection with the acquisition of AEMI, are "restricted securities" ("Restricted Shares") within the meaning of Rule 144 under the Securities Act and may not be sold unless registered under the Securities Act or an exemption from registration is available, including the exemption afforded by Rule 144.

  Alchut and the Company's executive officers and directors have entered into "lock-up" agreements with the Representatives of the Underwriters pursuant to which neither Alchut nor such persons will, directly or indirectly, offer, sell, contract to sell, pledge, grant any option for the sale of or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives, other than in certain private transactions in which each transferee acquiring an interest in such Common Stock during such 180-day period agrees in writing to be bound by such agreement. After such 180-day period, the 4,000,000 shares of Common Stock held by Alchut will be eligible for sale in the public market in reliance upon Rule 144 subject to the restrictions contained therein. The stockholders of AEMI have agreed with the Company that they will not offer, sell or otherwise dispose of the maximum of 94,118 shares of Common Stock issued in connection with the acquisition of AEMI for a period of two years after the closing date of such acquisition. After such two-year period, the maximum of 94,118 shares held by such stockholders will be eligible for sale under Rule 144 subject to the restrictions contained therein. After 180 days from the date of this Prospectus, the Company intends to register under the Securities Act 800,000 shares of Common Stock reserved for awards under the Company's Incentive Plan.

  Rule 144, as currently in effect, provides that an affiliate of the Company or a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year but less than two years is entitled to sell, commencing 90 days after the date of this Prospectus, within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (60,941 shares immediately after the completion of this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who is not an "affiliate" of the Company at any time during the three months preceding a sale, and who has beneficially owned Restricted Shares for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the limitations described above.

  Since there has been no public market for the Company's shares of the Common Stock, the Company is unable to predict the effect that sales made pursuant to Rule 144 or otherwise may have on the prevailing market price at such times for shares of the Common Stock. Nevertheless, sales of a substantial amount of the Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices. See "Risk Factors -- Shares Eligible for Future Sale."

  Under the Company's Incentive Plan, the Company has granted, effective upon the completion of this offering, options to purchase 492,300 shares of Common Stock at the Offering Price. By their terms, these options are not exercisable until 24 months after the completion of this offering. In addition, there are 307,700 shares available for options which the Company may grant in the future under the Incentive Plan.

                                  UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters") have severally agreed to purchase from the Company the number of shares of Common Stock set forth opposite their respective names in the table below:

                                                                NUMBER OF SHARES
        UNDERWRITER                                             OF COMMON STOCK
        -----------                                             ----------------
   Pennsylvania Merchant Group Ltd.............................
   Unterberg Harris............................................
                                                                   ---------
       Total...................................................    2,000,000
                                                                   =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

  The Company has been advised by the Underwriters, for whom Pennsylvania Merchant Group Ltd and Unterberg Harris are acting as representatives (the "Representatives"), that the Underwriters propose initially to offer the shares of Common Stock directly to the public at the Offering Price set forth on the cover page of this Prospectus and to certain dealers (which may include Underwriters) at such public offering price less a concession not to exceed
$    per share. The Underwriters may allow, and such dealers may reallow, a
discount not to exceed $    per share in sales to certain other dealers. After
the public offering, the public offering price and concessions and discounts may be changed by the Representatives.

  Alchut has granted to the Underwriters an option, exercisable not later than 30 business days after the date of this Prospectus, to purchase up to an additional 300,000 shares of Common Stock to cover over allotments, at the Offering Price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the table above bears to the number of shares of Common Stock offered hereby, and Alchut will be obligated pursuant to the option to sell such shares to the Underwriters. The Underwriters may exercise the option only for the purposes of covering over-allotments, if any, made in connection with the distribution of the shares of Common Stock to the public.

  The Representatives have informed the Company that the Underwriters do not intend to confirm sales of shares of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  Upon the completion of this offering, Alchut and the Company's directors and executive officers have agreed not to sell, offer to sell, contract to sell or otherwise dispose of any of its shares of Common Stock or any other security convertible into or exchangeable for, or options or warrants to purchase or acquire, shares of Common Stock without the prior written consent of the Representatives for a period of 180 days after the date of this Prospectus. In addition, the Company has agreed not to sell, issue, contract to sell, offer to sell or otherwise dispose of any shares of Common Stock or any other security convertible into or exchangeable for shares of Common Stock without the prior written consent of the Representatives during the same period, subject to certain exceptions including the issuance and sale of Common Stock or securities convertible into or exchangeable for Common Stock in connection with acquisitions and of the grant of options under the Incentive Plan. See "Shares Eligible For Future Sale."

  Prior to this offering, there has been no public market for the Common Stock. The market prices to the public will be determined by negotiations between the Company and the Representatives. The factors to be considered in determining such public offering price will include the Company's historical and pro forma operations, the industry in which the Company operates, the Company's prospects, assets, earnings, financial condition and management and the market prices for securities of companies in businesses similar to that of the Company.

  The Representatives have advised the Company that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), certain persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or the effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with this offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession otherwise accruing to an Underwriter or a syndicate member in connection with this offering when shares of Common Stock sold by such Underwriter or syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

  The Company has agreed to pay the Representatives a non-accountable expense allowance of $100,000 at closing.

  One or more of the Underwriters have informed the Company that they currently intend to make a market in the Common Stock subsequent to the date of this Prospectus, but there can be no assurance that an active trading market will develop or continue after this offering.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Blank Rome Comisky & McCauley, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the Underwriters by Duane, Morris & Heckscher, Philadelphia, Pennsylvania.

                                    EXPERTS

  The consolidated financial statements of ORBIT/FR, Inc. at December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Flam & Russell, Inc. at June 30, 1995 and June 28, 1996, and for each of the three years in the period ended June 28, 1996, appearing in this Prospectus and in the Registration Statement have been audited by Messina, Ceci, Archer & Company, P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  A Registration Statement on Form S-1 under the Securities Act, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Commission, Washington D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and exhibits and schedules filed as a part thereof. A copy of the Registration Statement may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web Site is http://www.sec.gov.

  Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein represent summaries of such contents. As a result, such summaries are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  As a result of this offering, the Company will be subject to the informational requirements of the Exchange Act. So long as the Company is subject to periodic reporting requirements of the Exchange Act, it will continue to furnish the reports and other information required thereby to the Commission. The Company will furnish to its stockholders annual reports containing consolidated financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

                                    GLOSSARY

  Anechoic chamber -- An enclosure that has been fitted with materials that absorb electromagnetic waves. Anechoic chambers provide an interference-free environment for microwave test and measurement systems.

  BIRD -- Binational Research and Development Foundation. An Israeli-American organization that funds research and development work conducted by Israeli-American companies. Sales of products developed with BIRD funds are, under certain circumstances, subject to royalties.

  Chief Scientist Program -- A program sponsored by the Israeli government in which export-oriented Israeli companies can apply for research and development grants.

  Compact range -- A compact range relies on a highly accurate machined parabolic reflector to create a planar radiated electromagnetic wave. A spherical wave radiating from the transmit antenna strikes the parabola and is reflected as a planar wave toward the receive antenna. Since the receive antenna sees a planar wave, the collected data can be analyzed using standard far-field methods. A compact range system offers a primary benefit of far-field testing (i.e. no complex mathematical transformations) as well as one of the main benefits of near-field testing (i.e. indoor range). Compact range systems are generally more expensive than standard far-field or near-field systems.

  Far-Field -- A microwave measurement is said to be conducted in the far-field when the distance between the transmitting antenna and the receiving antenna is large enough that planar electromagnetic waves reach the receiving antenna. In other words, the distance between the two antennas is far enough that the transmitting antenna's spherical radiation has become practically planar. Under certain conditions far-field measurements can be taken in an indoor test chamber (e.g. electrically small antenna and/or low frequencies). However, the more versatile far-field facilities use large outdoor test ranges. A majority of the Company's far-field test and measurement systems are used on outdoor test ranges.

  Frequency -- The number of waves transmitted each second.

  GPS -- Global Positioning System. A digital geographic positioning system incorporating a network of geo-stationary satellites and mobile earth-based receivers. GPS technology is being used for land, air and sea-based direction-finding and locator systems.

  Microwave -- Electromagnetic waves with frequencies ranging from 3 GHz to 30 GHz. For simplicity, the Company has used the word "microwave" in this Prospectus to describe waves throughout the radio frequency (RF) spectrum.

  Near-Field -- A measurement is said to be conducted in the near-field when the receiving antenna is within close proximity to the transmitting antenna such that the measured electromagnetic waves retain their spherical characteristics. Using proven, stable algorithms, near-field software mathematically translates measured near-field data into data which is equivalent to that which would be collected on a larger far-field range. Because near-field data can be collected with only a very short distance between the transmit and receive antennas, near-field systems can always be installed in indoor test chambers. This is a significant benefit given that indoor chambers provide a "cleaner" electromagnetic and meteorological test environment. Near-field systems can also incorporate diagnostic tools for use on certain complex microwave products such as satellite antennas, a feature that far-field systems do not offer.

  PCS -- Personal Communication Systems. Digital wireless ground-based personal voice and data communication services.

  Radome -- A radome is a dome-shaped casing that is placed on the leading edge of an aircraft or missile to protect the radar and direction-finding equipment. A radome is typically manufactured using fiberglass or other materials that are transparent to microwave signals. Testing is performed periodically to ensure that microwave signals are not deflected as they pass through the radome.

  RCS -- Radar Cross Section. The radar "signature" of an aircraft or missile. RCS measurement techniques record and analyze the electromagnetic reflectivity of an aircraft or missile (or a scale model thereof), and then quantify and qualify that object's RCS.

  RPC -- Radial Power Combiner. A solid-state device that adds several identical low-energy signals together to make a single high-energy signal. RPCs have many uses, but their most common application is in microwave transmitters.

  SBIR -- Small Business Innovative Research. A program sponsored by the United States government under which companies with fewer than 500 employees can obtain project-specific research and development grants.

  Shielded enclosure -- A room or chamber designed to prevent the entry or escape of electromagnetic energy.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
ORBIT/FR, INC. CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors...........................................   F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996 and as of
 March 31, 1997 (Unaudited)..............................................   F-3
Consolidated Statements of Operations for the years ended December 31,
 1994, 1995, and 1996 and for the three months ended March 31, 1996 and
 1997 (Unaudited)........................................................   F-4
Consolidated Statements of Stockholder's Equity for the years ended
 December 31, 1994, 1995 and 1996 and for the three months ended March
 31, 1997 (Unaudited)....................................................   F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1994, 1995 and 1996 and for the three months ended March 31, 1996 and
 1997 (Unaudited)........................................................   F-6
Notes to Consolidated Financial Statements...............................   F-7
FLAM & RUSSELL, INC. FINANCIAL STATEMENTS
Independent Auditor's Report.............................................  F-17
Balance Sheets as of June 30, 1995 and June 28, 1996.....................  F-18
Statements of Income for the years ended July 1, 1994, June 30, 1995 and
 June 28, 1996...........................................................  F-19
Statements of Changes in Stockholders' Equity for the years ended July 1,
 1994, June 30, 1995 and June 28, 1996...................................  F-20
Statements of Cash Flows for the years ended July 1, 1994, June 30, 1995 and June 28, 1996.......................................................  F-21
Notes to Financial Statements............................................  F-22

                        REPORT OF INDEPENDENT AUDITORS

Stockholder and Board of Directors
ORBIT/FR, Inc.

  We have audited the accompanying consolidated balance sheets of ORBIT/FR, Inc. as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ORBIT/FR, Inc. at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 12, 1997

                                 ORBIT/FR, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                 DECEMBER 31,        MARCH 31,
                                             ---------------------- -----------
                                                1995        1996       1997
                                             ----------  ---------- -----------
                                                                    (UNAUDITED)
                              ASSETS
Current assets:
 Cash....................................... $  775,732  $  325,039 $  801,141
 Accounts receivable........................  2,053,907   4,864,415  3,957,651
 Inventory..................................  2,503,212   2,241,234  2,270,970
 Costs and estimated earnings in excess of
  billings on uncompleted contracts.........    846,865     573,345    809,518
 Deferred income taxes......................    112,000     381,500    388,000
 Other......................................    134,348     206,063    463,293
                                             ----------  ---------- ----------
   Total current assets.....................  6,426,064   8,591,596  8,690,573
Property and equipment, net.................    373,355     994,280    946,431
Purchased software, less accumulated
 amortization of $35,228 at December 31,
 1996 and $52,841 at March 31, 1997.........         --     317,050    299,437
                                             ----------  ---------- ----------
Total assets................................ $6,799,419  $9,902,926 $9,936,441
                                             ==========  ========== ==========
               LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
 Accounts payable........................... $  394,502  $  671,051 $1,033,490
 Accounts payable -- Parent.................    183,610   1,051,683    379,000
 Accrued expenses...........................    584,195   1,551,813  1,464,995
 Income taxes payable.......................    109,253      72,667    373,676
 Customer advances..........................    195,000     359,000    440,000
 Billings in excess of costs and estimated
  earnings on uncompleted contracts.........    717,377     931,664    420,067
 Deferred income taxes......................    367,000     683,500    657,500
                                             ----------  ---------- ----------
   Total current liabilities................  2,550,937   5,321,378  4,768,728
Note payable to Parent......................  3,220,000   2,722,000  2,722,000
Stockholder's equity:
 Preferred stock: $.01 par value:
  Authorized shares -- 2,000,000
  Issued and outstanding shares -- none
 Common stock: $.01 par value:
  Authorized shares -- 10,000,000
  Issued and outstanding shares --
    4,000,000...............................     40,000      40,000     40,000
 Additional paid-in capital.................    (29,744)    450,256    450,256
 Retained earnings..........................    968,226   1,369,292  1,955,457
 Parent's equity in division................     50,000          --         --
                                             ----------  ---------- ----------
   Total stockholder's equity...............  1,028,482   1,859,548  2,445,713
                                             ----------  ---------- ----------
   Total liabilities and stockholder's
    equity.................................. $6,799,419  $9,902,926 $9,936,441
                                             ==========  ========== ==========

                            See accompanying notes.

                                 ORBIT/FR, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              THREE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,              MARCH 31,
                         ----------------------------------  ---------------------
                            1994        1995       1996         1996       1997
                         ----------  ---------- -----------  ---------- ----------
                                                                  (UNAUDITED)
Revenues:
 Contract revenues...... $7,127,810  $7,957,033 $10,267,319  $1,520,373 $4,906,430
 Commission revenues....     43,098     341,896     136,857      12,512        --
                         ----------  ---------- -----------  ---------- ----------
   Total revenues.......  7,170,908   8,298,929  10,404,176   1,532,885  4,906,430
 Cost of revenues.......  5,265,002   5,445,607   6,450,177   1,088,273  3,141,168
                         ----------  ---------- -----------  ---------- ----------
Gross profit............  1,905,906   2,853,322   3,953,999     444,612  1,765,262
Operating expenses:
 General and
  administrative........    988,605     864,023   1,314,684     195,363    319,193
 Sales and marketing....    785,851     994,010     790,573     111,497    273,362
 Research and
  development...........    237,456     239,370     581,266      97,000    219,390
                         ----------  ---------- -----------  ---------- ----------
   Total operating
    expenses............  2,011,912   2,097,403   2,686,523     403,860    811,945
                         ----------  ---------- -----------  ---------- ----------
Operating income
 (loss).................   (106,006)    755,919   1,267,476      40,752    953,317
Other income (expense):
 Interest income........     37,349      36,826      23,024       5,666      9,519
 Interest expense.......        --          --      (19,062)        --      (1,817)
 Other..................     33,745       1,518      (1,372)        224    (30,854)
                         ----------  ---------- -----------  ---------- ----------
   Total other income
    (expense)...........     71,094      38,344       2,590       5,890    (23,152)
                         ----------  ---------- -----------  ---------- ----------
Income (loss) before
 income taxes...........    (34,912)    794,263   1,270,066      46,642    930,165
Income tax (benefit)
 expense................   (119,000)    301,000     439,000      19,688    344,000
                         ----------  ---------- -----------  ---------- ----------
Net income.............. $   84,088  $  493,263 $   831,066  $   26,954 $  586,165
                         ==========  ========== ===========  ========== ==========
Net income per common
 share.................. $     0.02  $     0.12 $      0.21  $     0.01 $     0.15
                         ==========  ========== ===========  ========== ==========
Weighted average number
 of common shares.......  4,000,000   4,000,000   4,000,000   4,000,000  4,000,000
                         ==========  ========== ===========  ========== ==========

                            See accompanying notes.

                                 ORBIT/FR, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                            COMMON STOCK
                          ----------------- ADDITIONAL             PARENT'S       TOTAL
                          NUMBER OF          PAID-IN    RETAINED   EQUITY IN  STOCKHOLDER'S
                           SHARES   AMOUNT   CAPITAL    EARNINGS   DIVISION      EQUITY
                          --------- ------- ---------- ----------  ---------  -------------
Balance, December 31,
 1993...................  4,000,000 $40,000  $(29,744) $  604,875  $(164,000)  $  451,131
 Net income.............         --      --        --    (217,912)   302,000       84,088
                          --------- -------  --------  ----------  ---------   ----------
Balance, December 31,
 1994...................  4,000,000  40,000   (29,744)    386,963    138,000      535,219
 Net income.............         --      --        --     581,263    (88,000)     493,263
                          --------- -------  --------  ----------  ---------   ----------
Balance, December 31,
 1995...................  4,000,000  40,000   (29,744)    968,226     50,000    1,028,482
 Net income.............         --      --        --     401,066    430,000      831,066
Parent's equity in
 division contributed to
 paid-in capital........         --      --   480,000          --   (480,000)          --
                          --------- -------  --------  ----------  ---------   ----------
Balance, December 31,
 1996...................  4,000,000  40,000   450,256   1,369,292         --    1,859,548
 Net income
  (Unaudited)...........         --      --        --     586,165         --      586,165
                          --------- -------  --------  ----------  ---------   ----------
Balance, March 31, 1997
 (Unaudited)............  4,000,000 $40,000  $450,256  $1,955,457  $      --   $2,445,713
                          ========= =======  ========  ==========  =========   ==========

                            See accompanying notes.

                                 ORBIT/FR, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,               MARCH 31,
                          -------------------------------------  --------------------
                             1994         1995         1996        1996       1997
                          -----------  -----------  -----------  ---------  ---------
                                                                     (UNAUDITED)
Cash flows from
 operating activities:
 Net income.............  $    84,088  $   493,263  $   831,066  $  26,954  $ 586,165
 Adjustments to
  reconcile net income
  to net cash (used in)
  provided by operating
  activities:
  Depreciation..........      107,965      119,716      179,985     32,833     77,701
  Amortization..........           --           --       35,228         --     17,613
  Deferred income tax
   (benefit) provision..     (367,000)     216,000      210,000      9,450    (12,000)
  Allowance for
   anticipated losses on
   uncompleted
   contracts............      144,500     (144,500)          --         --         --
  Changes in operating
   assets and
   liabilities (net of
   effects of
   acquisition):
   Accounts receivable..   (1,559,700)     482,459   (2,321,724)   657,965    906,764
   Inventory............   (2,344,738)      55,586      627,001    169,365    (29,736)
   Costs and estimated
    earnings in excess
    of billings on
    uncompleted
    contracts...........     (579,053)     (11,809)     420,674     79,283   (236,173)
   Other assets.........      (37,475)     (26,356)     (56,917)   (29,026)  (257,230)
   Accounts payable and
    accrued expenses....      713,796       29,874      205,138   (122,720)   275,621
   Accounts payable --
     Parent.............    1,543,504   (1,730,175)     868,073    176,089   (672,683)
   Income taxes
    payable.............      127,361     (113,375)     (64,259)    10,238    280,509
   Customer advances....           --      195,000      164,000     63,845     81,000
   Billings in excess of
    costs and estimated
    earnings on
    uncompleted
    contracts...........      365,550      144,664       21,122   (295,653)  (511,597)
                          -----------  -----------  -----------  ---------  ---------
    Net cash (used in)
     provided by
     operating
     activities.........   (1,801,202)    (289,653)   1,119,387    778,623    505,954
Cash flows from
 investing activities:
 Purchase of property
  and equipment.........     (408,147)    (128,352)    (348,910)   (53,000)   (29,852)
 Purchase of net assets
  through acquisition of
  Flam & Russell, Inc.,
  net of cash acquired..           --           --     (573,170)        --         --
                          -----------  -----------  -----------  ---------  ---------
    Net cash used in
     investing
     activities.........     (408,147)    (128,352)    (922,080)   (53,000)   (29,852)
Cash flows from
 financing activities:
 Borrowings on line of
  credit................           --           --    1,150,000         --         --
 Repayments of line of
  credit................           --           --   (1,300,000)        --         --
 Net proceeds
  (repayments) from note
  payable to Parent.....    2,965,000       91,000     (498,000)  (866,000)        --
                          -----------  -----------  -----------  ---------  ---------
    Net cash provided by
     (used in) financing
     activities.........    2,965,000       91,000     (648,000)  (866,000)        --
                          -----------  -----------  -----------  ---------  ---------
Net increase (decrease)
 in cash................      755,651     (327,005)    (450,693)  (140,377)   476,102
Cash at beginning of
 period.................      347,086    1,102,737      775,732    775,732    325,039
                          -----------  -----------  -----------  ---------  ---------
Cash at end of period...  $ 1,102,737  $   775,732  $   325,039  $ 635,355  $ 801,141
                          ===========  ===========  ===========  =========  =========
Supplemental disclosures
 of cash flow
 information
 Cash paid during the
  period for income
  taxes.................  $   107,374  $   309,353  $    75,033  $  62,131  $  63,415
                          ===========  ===========  ===========  =========  =========
 Cash paid during the
  period for interest...  $        --  $        --  $    16,238  $      --  $     637
                          ===========  ===========  ===========  =========  =========

                            See accompanying notes.

                                ORBIT/FR, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Ownership and Basis of Presentation

  ORBIT/FR, Inc. (the "Company"), incorporated in Delaware on December 9, 1996, is a wholly-owned subsidiary of Orbit-Alchut Technologies, Ltd., an Israeli publicly traded corporation (hereinafter referred to as the Parent). The Company develops, markets and supports sophisticated automated microwave test and measurement systems for wireless communications, satellite, automotive and aerospace/defense industries. The Company also is a distributor of certain systems, which are manufactured by the Parent which has provided the Company with all of its commission revenues. During the first half of 1997, the Company will phase out its sales arrangement with the Parent for the distribution of such systems. The Company sells its products to customers throughout Asia, Europe, Israel and North and South America (Note 8).

  On December 31, 1996, as part of a corporate restructuring and in exchange for 4,000,000 shares of the Company, the Parent transferred or caused to be transferred to the Company, all of its issued and outstanding shares of two of its subsidiaries, Orbit Advanced Technologies, Inc. ("Technologies"), a Delaware corporation established in 1985, and Orbit F.R. Engineering, Ltd. ("Engineering"), an Israeli company incorporated on December 29, 1996. Both of these subsidiaries are responsible for the microwave test and measurement business. Prior to its incorporation on December 29, 1996, Engineering operated as a separate division of the Parent (see Related Party Transactions in Note 5). Effective January 1, 1997, the personnel formerly employed in the microwave test and measurement division of the Parent are employed by Engineering.

  The consolidated results of the Company reflect Technologies and Engineering on an as-if pooled basis for businesses under common control for all periods presented. Further, the recapitalization of these businesses on December 31, 1996 has retroactively been restated for common stock for all periods presented.

Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries (Note 13). All significant intercompany accounts and transactions have been eliminated in consolidation.

Interim Financial Information

  The consolidated financial statements and disclosures included herein for the three months ended March 31, 1996 and 1997 are unaudited. These financial statements and disclosures have been prepared by the Company in accordance with generally accepted accounting principles and include all adjustments, consisting of adjustments of a normal and recurring nature, which in the opinion of management, are necessary for a fair presentation of the Company's financial position and the results of its operations and cash flows for these periods.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Inventory

  Inventory is stated at the lower of cost (first-in, first-out method) or market.

                                ORBIT/FR, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

  Property and equipment are recorded at cost. Depreciation is computed on accelerated methods for both financial reporting and income tax purposes over the estimated useful lives as follows: office equipment -- 5-7 years; lab equipment -- 5 years; furniture and fixtures -- 7 years; transportation equipment -- 5 years; leasehold improvements -- 5 years.

Purchased Software

  Purchased software was acquired in connection with the acquisition described in Note 13 and is being amortized on a straight-line basis over five years.

Revenue and Cost Recognition

  The Company's principal sources of contract revenues are from engineering and design services and the production of electro-mechanical equipment. Revenues from long-term fixed-price development contracts performed principally under the Company's control are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract when such costs can be reasonably estimated. Contract costs include all direct material, labor and subcontractor costs and those indirect costs related to contract performance such as indirect labor, supplies and tool costs. General and administrative costs are charged to expense as incurred. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements may result in revisions to costs and revenue and are recognized in the period in which the revisions are determined. Revenues from electro-mechanical equipment sold to customers which are not part of a larger contract are recognized when the contract is substantially completed. Revenues recognized in excess of amounts billed are classified under current assets as costs and estimated earnings in excess of billings on uncompleted contracts. Amounts received from clients in excess of revenues recognized to date are classified under current liabilities as billings in excess of costs and estimated earnings on uncompleted contracts.

Research and Development

  Internally funded research and development costs are charged to operations as incurred. Included in cost of revenues is customer funded research and development costs of approximately $472,000, $482,000 and $520,000 for the years ended December 31, 1994, 1995, and 1996, respectively, and $20,000 and $127,000 for the three months ended March 31, 1996 and 1997, respectively.

Concentrations of Credit Risk

  Financial instruments, which potentially subject the Company to a concentration of credit risk, consist principally of accounts receivable and cash. To reduce credit risk relating to the Company's sales in the U.S. and overseas, the Company performs ongoing credit evaluations of its commercial customers' financial condition, but generally does not require collateral for government and domestic commercial customers. For its foreign commercial customers, the Company generally requires irrevocable letters of credit in the amount of the total contract. At December 31, 1996 and March 31, 1997, irrevocable letters of credit were posted for three and six of the Company's foreign customers, respectively.

Warranty Expense

  The Company provides for warranty costs on sales of its own product. Product warranty periods vary, but generally extend for one year from the date of sale.

                                ORBIT/FR, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

  The Company uses the liability method to account for income taxes. Accordingly, deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts reportable for income tax purposes. The Company files a consolidated federal income tax return with its domestic subsidiaries.

Foreign Currency Translation

  The Company's foreign operations' functional currency is the U.S. dollar. Foreign currency transaction gains and losses, which are not material, are recognized currently in the consolidated statements of operations. For the year ended December 31, 1996 and for the three months ended March 31, 1997, approximately 8% and 3%, respectively, of the Company's revenues were billed in currencies other than the U.S. dollar. Substantially all of the costs of the Company's contracts, including costs subcontracted to the Parent, have been U.S. dollar denominated transactions, except for wages of Engineering which are denominated in local currency.

Net Income Per Share

  Net income per share is computed using the weighted average number of common shares outstanding during the period. The common shares outstanding for all periods have been restated to reflect the corporate restructuring described in
Note 1.

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share," which is required to be adopted on December 31, 1997. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of Statement No. 128 on the calculation of the Company's primary and fully diluted earnings per share is not expected to be material.

Long-Lived Assets

  During the year ended December 31, 1996, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." SFAS 121 did not have an impact on the Company's financial condition or results of operations.

Accounting for Stock Options

  During the year ended December 31, 1996, the Company adopted the Financial Accounting Standards Board Statement No. 123 (SFAS 123), "Accounting for Stock Based Compensation." SFAS 123 provides companies with a choice to follow the provision of SFAS 123 in the determination of stock-based compensation expenses or to continue with the provisions of APB 25, "Accounting for Stock Issued to Employees." The Company will continue to follow APB 25 and will provide pro forma disclosures as required by SFAS 123. SFAS 123 did not have an impact on the Company's financial condition or results of operations.

Fair Value of Financial Instruments

  Financial Accounting Standards Board Statement No. 107, Disclosures About Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Cash, accounts receivable, other current assets, accounts payable and accrued expenses reported in the consolidated balance sheets equal or approximate fair value due to their short maturities. Based on the borrowing rates currently available to the Company, the fair value of the Company's long-term debt is approximately $3 million.

                                 ORBIT/FR, INC.

2. INVENTORY

  Inventory consisted of the following:

                                               DECEMBER 31,       MARCH 31,
                                           --------------------- -----------
                                              1995       1996       1997
                                           ---------- ---------- -----------
                                                                 (UNAUDITED)
      Work-in-process..................... $1,600,000 $1,211,000 $1,164,320
      Parts and components................    903,212  1,030,234  1,106,650
                                           ---------- ---------- ----------
                                           $2,503,212 $2,241,234 $2,270,970
                                           ========== ========== ==========

3. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                                    DECEMBER 31,      MARCH 31,
                                                 ------------------- -----------
                                                   1995      1996       1997
                                                 -------- ---------- -----------
                                                                     (UNAUDITED)
      Office equipment.......................... $364,812 $  656,432  $ 694,284
      Lab and computer equipment................  188,367    667,430    667,430
      Transportation equipment..................  111,359    163,161    155,161
      Furniture and fixtures....................   57,161     44,359     44,359
      Leasehold improvements....................   12,915      4,142      4,142
                                                 -------- ----------  ---------
                                                  734,614  1,535,524  1,565,376
      Less accumulated depreciation.............  361,259    541,244    618,945
                                                 -------- ----------  ---------
      Property and equipment, net............... $373,355 $  994,280  $ 946,431
                                                 ======== ==========  =========

4. ACCRUED EXPENSES

  Accrued expenses consisted of the following:

                                                  DECEMBER 31,      MARCH 31,
                                               ------------------- -----------
                                                 1995      1996       1997
                                               -------- ---------- -----------
                                                                   (UNAUDITED)
      Accrued compensation.................... $371,330 $  435,930 $  456,115
      Accrued contract costs..................   41,676    413,430    462,822
      Purchase price payable relating to Flam
       & Russell, Inc. .......................       --    275,000    275,000
      Accrued commissions.....................       --     92,128        --
      Accrued royalties.......................   21,072     87,185     85,585
      Accrued warranty........................   15,000     81,000     81,000
      Other accrued expenses..................  135,117    167,140    104,473
                                               -------- ---------- ----------
                                               $584,195 $1,551,813 $1,464,995
                                               ======== ========== ==========

                                 ORBIT/FR, INC.

5. RELATED PARTY TRANSACTIONS

  The financial results of Engineering include all contract revenue of the microwave test and measurement business unit of the Parent, direct contract costs, direct personnel costs, electrical and mechanical production services in an amount equal to the Parent's cost of providing such services plus 5% and pro rata allocations of administrative expenses from the Parent to Engineering. Such allocations of administrative expenses are based on management's estimate of the level of these expenses required to support Engineering, relative to the reasonable allocation of such costs. Interest expense on intercompany debt has not been provided. The average balance of the intercompany debt for the three years ended December 31, 1996 was approximately $3.0 million. Income taxes for Engineering are in accordance with the statutory rates in Israel net of adjustments allowable under local law. The "Parent's Equity in Division" of Engineering has been reflected as a contribution of additional paid-in capital upon its incorporation on December 29, 1996.

  Note payable -- Parent reflects the amount due to the Parent for the net working capital required by Engineering. At December 31, 1996, the balance of $2,722,000 was converted into a three year, non-interest bearing promissory note payable due in 1999.

  Included in cost of revenues for the years ended December 31, 1994, 1995, 1996 and for the three months ended March 31, 1996 and 1997, are approximately $1,492,000, $1,423,000, $1,496,000, and $298,000 and $323,000, respectively, relating to the production services provided by the Parent. Commission revenue results from amounts earned as a distributor of certain systems manufactured by the Parent. Accounts payable -- Parent reflects the balance outstanding relating to these transactions with the Parent.

  Effective January 1, 1997, Engineering and the Parent entered into an agreement, whereby Engineering will purchase from the Parent electrical and mechanical production services. Engineering will pay the Parent the cost of providing such services plus 5%. The Parent will provide other administrative services, including but not limited to, bookkeeping, computer, legal, accounting, cost management, information systems, and production support for a fixed amount of $360,000 during 1997. This amount will be evaluated and determined on an annual basis. Engineering is leasing office space from the Parent on an annual basis, for a rental of $51,000 per year.

6. LINE OF CREDIT AGREEMENTS

  The Company has a $1,000,000 line of credit with a bank of which no amounts were outstanding at December 31, 1995 and 1996, respectively. The line is renewable annually in April and bears interest at .5% over the banks prime rate (8.75% at December 31, 1996). The line is secured by accounts receivable and requires a compensating cash balance of 50% of the outstanding amount of the line. At December 31, 1996, $500,000 was not available to the Company as it was being held for a letter of credit. During May 1997, the $500,000 letter of credit was terminated in connection with the final payment of the Flam & Russell purchase price (Note 13).

  The Company also has a $150,000 line of credit with a bank of which the entire amount is available at December 31, 1996. The line is renewable annually in April and bears interest at 1.5% over the bank's prime rate (9.75% at December 31, 1996). The line is secured by accounts receivable.

  The terms of these line of credit agreements have been extended by the bank through July 31, 1997.

7. COMMITMENTS

  The Company leases its operating facilities and certain equipment under noncancelable operating lease agreements which expire in various years through 1999. Rent expense for the years ended December 31, 1994, 1995, and 1996 was approximately $43,000, $48,000, and $120,000, respectively and for the three months ended March 31, 1996 and 1997 was approximately $10,500 and $55,000 respectively. Future minimum payments under noncancelable operating leases with initial terms of one year or more is as follows at December 31, 1996: $179,000 in 1997; $45,000 in 1998; $9,500 in 1999 and $2,500 in 2000. Subsequent to
December 31, 1996 the Company entered into a sublease agreement for one of its operating facilities. Future minimum rentals to be received under this sublease are as follows: $37,000 in 1997; $44,000 in 1998 and $7,400 in 1999.

                                 ORBIT/FR, INC.

8. CERTAIN CONCENTRATIONS

  The Company's contract revenues were concentrated in the following markets as follows:

                                                 YEAR ENDED       THREE MONTHS
                                                DECEMBER 31,     ENDED MARCH 31,
                                               ----------------  -----------------
                                               1994  1995  1996   1996      1997
                                               ----  ----  ----  -------   -------
                                                                   (UNAUDITED)
      United States
        Commercial............................  55%   20%   37%       18%       48%
        Government............................  10    12    11         6        14
                                               ---   ---   ---   -------   -------
                                                65    32    48        24        62
      Foreign
        Commercial............................  24    58    45        66        33
        Government............................  11    10     7        10         5
                                               ---   ---   ---   -------   -------
                                                35    68    52        76        38
                                               ---   ---   ---   -------   -------
                                               100%  100%  100%      100%      100%
                                               ===   ===   ===   =======   =======

  The Company's foreign contract revenues were concentrated in the following geographic regions as follows:

                                                 YEAR ENDED       THREE MONTHS
                                                DECEMBER 31,     ENDED MARCH 31,
                                               ----------------  -----------------
                                               1994  1995  1996   1996      1997
                                               ----  ----  ----  -------   -------
                                                                   (UNAUDITED)
      Asia....................................  22%   36%   24%       61%       22%
      Europe..................................   9    25    18         8        13
      Israel..................................   4     7     4         7         3
      Americas................................ --    --      6       --        --
                                               ---   ---   ---   -------   -------
                                                35%   68%   52%       76%       38%
                                               ===   ===   ===   =======   =======

  Included in the consolidated balance sheets at December 31, 1995 and 1996 and at March 31, 1997 are net assets of the Company's foreign subsidiary, Engineering, which aggregated $50,000, $480,000 and $641,000, respectively.

  Sales to one customer exceeded 10% of total revenues during each of the years ended December 31, 1994 and 1995. There were no sales to any customer exceeding 10% of total revenues during the year ended December 31, 1996.

9. INCOME TAXES

  Pretax income (loss) from continuing operations was taxed in the following jurisdictions:

                                                                 THREE MONTHS
                                 YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                              -------------------------------- -----------------
                                1994       1995        1996     1996      1997
                              ---------  ---------  ---------- -------  --------
                                                                 (UNAUDITED)
Domestic..................... $(356,912) $ 990,263  $  678,066 $(1,358) $678,165
Foreign......................   322,000   (196,000)    592,000  48,000   252,000
                              ---------  ---------  ---------- -------  --------
                              $ (34,912) $ 794,263  $1,270,066 $46,642  $930,165
                              =========  =========  ========== =======  ========

                                 ORBIT/FR, INC.

9. INCOME TAXES (CONTINUED)

  The Company has indicated that all profits of Engineering, its Israeli subsidiary, are permanently invested overseas.

  The tax effects of temporary differences that give rise to a significant portion of deferred tax assets and liabilities consist of the following:

                                                 DECEMBER 31,        MARCH 31,
                                              --------------------  -----------
                                                1995       1996        1997
                                              ---------  ---------  -----------
                                                                    (UNAUDITED)
      Deferred tax assets:
        Operating loss and credit
         carryforwards......................  $      --  $ 313,600   $ 297,000
        Allowance for losses on contracts...     60,000      8,100          --
        Accrued compensation................     45,000     53,700      85,000
        Other...............................      7,000      6,100       6,000
                                              ---------  ---------   ---------
        Total deferred tax assets...........    112,000    381,500     388,000
                                              ---------  ---------   ---------
      Deferred tax liabilities:
        Accounting for long-term contracts..   (352,000)  (393,500)   (393,500)
        Prepaid and other...................    (15,000)   (55,000)    (39,000)
        Purchase accounting basis
         differences........................         --   (235,000)   (225,000)
                                              ---------  ---------   ---------
      Total deferred tax liabilities........   (367,000)  (683,500)   (657,500)
                                              ---------  ---------   ---------
      Net deferred tax liabilities..........  $(255,000) $(302,000)  $(269,500)
                                              =========  =========   =========

  Deferred tax assets at December 31, 1996 arise from net operating losses of approximately $395,000 and tax credits of approximately $142,000 which the Company acquired in its acquisition of Flam & Russell, Inc. (Note 13). The tax benefit of these losses and credits may be limited both in time and amount due to limitations imposed by Section 382 of the Internal Revenue Code. Net operating loss and credit carryforwards expire during various dates from 1999 through 2011.

  The components of income tax (benefit) expense are as follows:

                                            DECEMBER 31,            MARCH 31,
                                    ------------------------------ -----------
                                      1994       1995       1996      1997
                                    ---------  ---------  -------- -----------
                                                                   (UNAUDITED)
      Current
        Federal.................... $ 163,000  $ 138,000  $ 67,000  $220,000
        State......................    65,000     55,000        --    45,000
        Foreign....................    20,000   (108,000)  162,000    91,000
                                    ---------  ---------  --------  --------
                                      248,000     85,000   229,000   356,000
      Deferred
        Federal....................  (261,000)   163,000   141,000    (8,000)
        State......................  (106,000)    53,000    69,000    (4,000)
        Foreign....................        --         --        --        --
                                    ---------  ---------  --------  --------
                                     (367,000)   216,000   210,000   (12,000)
                                    ---------  ---------  --------  --------
      Total income tax (benefit)
       expense..................... $(119,000) $ 301,000  $439,000  $344,000
                                    =========  =========  ========  ========

                                 ORBIT/FR, INC.

9. INCOME TAXES (CONTINUED)

  A reconciliation of income tax (benefit) expense at the U.S. Federal statutory tax rate and the actual income tax expense is as follows:

                                             DECEMBER 31,
                                      -----------------------------   MARCH 31,
                                        1994       1995      1996       1997
                                      ---------  --------  --------  -----------
                                                                     (UNAUDITED)
Statutory U.S. Federal rate.......... $ (12,000) $270,000  $432,000   $316,000
State taxes, net.....................   (31,000)   71,000    47,000     27,000
Foreign rate difference..............   (89,000)  (41,000)  (39,000)     5,000
Other, net...........................    13,000     1,000    (1,000)    (4,000)
                                      ---------  --------  --------   --------
                                      $(119,000) $301,000  $439,000   $344,000
                                      =========  ========  ========   ========

10. RESEARCH AND DEVELOPMENT

  Prior to 1994, the Company received research and development funding from the Binational Industrial Research and Development Foundation ("BIRD") and the Chief Scientist of the Ministry of Industry and Trade ("Chief Scientist"). Under terms of the BIRD grants, the Company is obligated to repay 100% to 150% of the funding received at rates ranging from 2 1/2% to 5% of the annual sales of the product developed under the grants. For the years ended December 31, 1994, 1995 and 1996, royalties under this program were approximately $41,000, $42,000 and $39,000, respectively, and approximately $3,000 in each of the three-month periods ended March 31, 1996 and 1997. At December 31, 1996 and March 31, 1997, the Company had an outstanding contingent obligation to BIRD in the amount of $34,000 and $31,000, respectively. Under the terms of the Chief Scientist grant, the Company is obligated to pay royalties at a rate of 2% of revenues generated from the sale of certain products up to the amount of the grant. For the years ended December 31, 1994, 1995 and 1996, royalties under this program were approximately $64,000, $64,000 and $78,000, respectively, and for the three months ended March 31, 1996 and 1997, $12,000, and $13,000, respectively. At December 31, 1996 and March 31, 1997, the Company had an outstanding contingent obligation to the Chief Scientist of $976,000 and $963,000, respectively.

11. RETIREMENT PLAN

  The Company has 401(k) savings plans which cover substantially all U.S. employees who have attained the age of 21 and have completed 12 months of service. Eligible employees make voluntary contributions to the plans up to specified percentages of their annual compensation as defined in the plans. Under the plans, the Company makes discretionary matching contributions determinable each plan year and additional contributions based on annual eligible compensation for each participant. The plans are funded on a current basis. For the years ended December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1996 and 1997, the Company's contributions to the plans were $8,000, $1,000 and $18,000, and $2,000 and $21,000, respectively.

                                 ORBIT/FR, INC.

12. LONG-TERM CONTRACTS

  Long-term contracts in process accounted for using the percentage of completion method are as follows:

                                               DECEMBER 31,        MARCH 31,
                                          ----------------------  -----------
                                             1995       1996         1997
                                          ---------- -----------  -----------
                                                                  (UNAUDITED)
      Accumulated expenditures on
       uncompleted contracts............. $4,567,586 $ 8,913,893  $12,217,768
      Estimated earnings thereon.........    647,941   1,031,484    2,700,228
                                          ---------- -----------  -----------
                                           5,215,527   9,945,377   14,917,996
      Less: applicable progress
       billings..........................  5,086,039  10,303,696   14,528,545
                                          ---------- -----------  -----------
      Total.............................. $  129,488 $  (358,319) $   389,451
                                          ========== ===========  ===========

  The long-term contracts are shown in the accompanying balance sheets as follows:

                                               DECEMBER 31,        MARCH 31,
                                            --------------------  -----------
                                              1995       1996        1997
                                            ---------  ---------  -----------
                                                                  (UNAUDITED)
      Costs and estimated earnings on
       uncompleted contracts in excess of
       billings...........................  $ 846,865  $ 573,345   $809,518
      Billings on uncompleted contracts in
       excess of costs and estimated
       earnings...........................   (717,377)  (931,664)  (420,067)
                                            ---------  ---------   --------
                                            $ 129,488  $(358,319)  $389,451
                                            =========  =========   ========

  At December 31, 1995 and 1996 and at March 31, 1997, as a result of delays and other production and delivery difficulties, the Company has provided for $10,000, $20,000, and $0, respectively, of anticipated losses on contracts in process and nearing completion. These amounts are included in accrued expenses at December 31, 1995 and 1996 and at March 31, 1997.

13. ACQUISITION OF FLAM & RUSSELL, INC.

  On June 28, 1996, the Company acquired 100% of the outstanding stock of Flam & Russell, Inc. (Flam & Russell) for cash of approximately $768,000, including direct acquisition costs of $74,900. The purchase agreement also provided for contingent payments, subject to offsets, over a two-year period. At December 31, 1996, the Company had a letter of credit in the amount of $500,000 against its line of credit (Note 6) relating to the contingent purchase price. In March 1997, the Company reached a settlement on the contingent purchase price for $275,000. Such amount has been provided for in accrued expenses as of December 31, 1996 and March 31, 1997, and was paid in May 1997.

  The acquisition was accounted for as a purchase. The results of operations from June 29, 1996 through December 31, 1996 are included in the Company's results of operations. At December 31, 1996, the purchase price of approximately $1,043,000 has been preliminarily allocated to the net assets acquired based upon their estimated fair market values, principally as follows:
$452,000 to property and equipment, $352,000 to purchased software, $384,000 to deferred tax assets, $249,000 to deferred tax liabilities and $104,000, net, to current assets and liabilities.

                                 ORBIT/FR, INC.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)

13. ACQUISITION OF FLAM & RUSSELL, INC. (CONTINUED)

  The following unaudited pro forma information represents a summary of consolidated results of operations of the Company and Flam & Russell for the years ended December 31, 1995 and 1996, as if the acquisition had occurred at the beginning of 1995.

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                          1995         1996
                                                       -----------  -----------
      Total revenues.................................. $13,454,000  $13,816,000
                                                       ===========  ===========
      (Loss) income before extraordinary items........ $   (59,000) $   789,000
                                                       ===========  ===========
      Net income...................................... $   342,000  $   789,000
                                                       ===========  ===========
      Net income per common share..................... $      0.09  $      0.20
                                                       ===========  ===========

14. STOCKHOLDER'S EQUITY

Common Stock

  The holders of shares of Common Stock are entitled to one vote for each share on record on any matters to be voted on by the stockholder. The holders of Common Stock are entitled to receive dividends if declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of liquidation, dissolution or winding-up of the Company. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

  The Company's Board of Directors may, without further action by the Company's stockholder, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. The holders of Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the Common Stock. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of Common Stock.

Stock Option Plan

  During March 1997, the Board of Directors adopted, and the Company's Stockholder approved, the Company's 1997 Equity Incentive Plan (the "Incentive Plan"). The purposes of the Incentive Plan is to promote the long-term retention of the Company's key employees and certain other persons who are in a position to make significant contributions to the success of the Company. The Incentive Plan permits grants of incentive stock options ("ISOs"), options not intended to qualify as ISOs ("nonqualified options"), stock appreciation rights ("SARs"), restricted, unrestricted and deferred stock awards, performance awards, loans and supplemental cash awards, and combinations of the foregoing (all referred to as "Awards").

  The Incentive Plan provides for awards of 800,000 shares of the Company's Common Stock of which 492,300 shares will be granted at the initial public offering price and will vest over four years. Future shares will be granted at the fair market value on the date of grant and will vest over four years.

15. EVENTS "UNAUDITED" SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT AUDITORS

  In April 1997, the Board of Directors of the Company authorized the filing of a Registration Statement with the Securities and Exchange Commission for the offer and sale of up to 2,000,000 shares of its Common Stock.

  On March 31, 1997, the Company entered into an agreement with Advanced Electromagnetics, Inc., a California corporation ("AEMI"), pursuant to which all of the issued and outstanding shares of AEMI will be sold to the Company, contemporaneously with the completion of this offering, for up to a maximum of $1.6 million, subject to adjustment based on AEMI's financial performance for the three years ended March 31, 1997. One-half of the purchase price will be paid in cash and the other half will be paid by issuance of shares of the Company's Common Stock valued at the Offering Price.

                         INDEPENDENT AUDITOR'S REPORT

To the Stockholders
Flam & Russell, Inc.
Horsham Pennsylvania

  We have audited the accompanying balance sheets of Flam & Russell, Inc. (a wholly-owned subsidiary of Orbit Advanced Technologies, Inc.) as of June 30, 1995 and June 28, 1996 and the related statements of income, changes in stockholders' equity and cash flows for each of the three fiscal years in the period ended June 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flam & Russell, Inc. as of June 30, 1995 and June 28, 1996 and the results of its operations and its cash flows for each of the three fiscal years in the period ended June 28, 1996 in conformity with generally accepted accounting principles.

                                       /s/ Messina, Ceci, Archer & Company, P.C.

Stamford, Connecticut
August 2, 1996
  (except as to Note P, which
  is as of March 14, 1997)

                              FLAM & RUSSELL, INC.
        (A WHOLLY-OWNED SUBSIDIARY OF ORBIT ADVANCED TECHNOLOGIES, INC.)

                                 BALANCE SHEETS


                                                     JUNE 30,    JUNE 28,
                                                       1995        1996
                                                    ----------  ----------
                                   ASSETS
Current assets
 Cash and cash equivalents......................... $   58,499  $  194,401
 Accounts receivable, net of allowance of $6,228 in
  1996.............................................    629,857     577,467
 Costs and estimated earnings in excess of billings
  on uncompleted contracts.........................    200,376     256,584
 Inventories.......................................    677,202     365,023
 Deferred income taxes.............................      7,500          --
 Other current assets..............................      5,482      17,237
                                                    ----------  ----------
                                                     1,578,916   1,410,712
                                                    ----------  ----------
Property and equipment.............................    270,801     185,431
                                                    ----------  ----------
Other assets
 Deferred income taxes.............................     56,820          --
 Deposits..........................................      2,433       1,298
                                                    ----------  ----------
                                                        59,253       1,298
                                                    ----------  ----------
                                                    $1,908,970  $1,597,441
                                                    ==========  ==========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Accounts payable.................................. $  381,348  $  341,014
 Notes payable.....................................    450,000     150,000
 Billings in excess of costs and estimated earnings
  on uncompleted contracts.........................     48,475      72,518
 Customer advances.................................     97,700       2,538
 Accrued expenses..................................    132,500     119,842
 Capital lease obligations.........................     31,081      32,568
 Other current liabilities.........................     25,419      31,533
                                                    ----------  ----------
                                                     1,166,523     750,013
                                                    ----------  ----------
Other liabilities
 Notes payable.....................................    650,000          --
 Capital lease obligations.........................     50,402      17,834
                                                    ----------  ----------
                                                       700,402      17,834
                                                    ----------  ----------
Stockholders' equity
 Common stock......................................     75,900     116,700
 Additional paid-in capital........................    670,597   1,139,797
 Accumulated deficit...............................   (689,083)   (410,112)
                                                    ----------  ----------
                                                        57,414     846,385
 Treasury stock, at cost...........................    (15,369)    (16,791)
                                                    ----------  ----------
                                                        42,045     829,594
                                                    ----------  ----------
                                                    $1,908,970  $1,597,441
                                                    ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                              FLAM & RUSSELL, INC.
        (A WHOLLY-OWNED SUBSIDIARY OF ORBIT ADVANCED TECHNOLOGIES, INC.)

                              STATEMENTS OF INCOME

          PERIODS ENDED JULY 1, 1994, JUNE 30, 1995 AND JUNE 28, 1996

                                              1994        1995        1996
                                           ----------  ----------  ----------
Sales..................................... $5,656,497  $5,863,918  $6,057,951
Cost of goods sold........................  4,473,052   5,293,725   5,331,574
                                           ----------  ----------  ----------
  Gross profit............................  1,183,445     570,193     726,377
                                           ----------  ----------  ----------
Expenses
  Bid and proposal........................    718,642     651,727     330,536
  Research and development................    599,964     850,140     362,284
                                           ----------  ----------  ----------
                                            1,318,606   1,501,867     692,820
                                           ----------  ----------  ----------
Income (loss) from operations.............   (135,161)   (931,674)     33,557
                                           ----------  ----------  ----------
Other income (expense)
  Interest income.........................      6,768       4,051       8,989
  Interest expense........................    (55,221)    (32,814)   (102,297)
  Miscellaneous...........................      1,224       3,889          --
                                           ----------  ----------  ----------
                                              (47,229)    (24,874)    (93,308)
                                           ----------  ----------  ----------
Loss before taxes and extraordinary
 gains....................................   (182,390)   (956,548)    (59,751)
Benefit (provision) for income taxes......     90,541          --     (64,320)
                                           ----------  ----------  ----------
Loss before extraordinary gains...........    (91,849)   (956,548)   (124,071)
Extraordinary gains.......................         --     400,902     403,042
                                           ----------  ----------  ----------
Net income (loss)......................... $  (91,849) $ (555,646) $  278,971
                                           ==========  ==========  ==========
Earnings (loss) per common share:
  Loss before extraordinary gains......... $    (1.22) $   (12.94) $    (1.73)
  Extraordinary gains.....................         --        5.42        5.62
                                           ----------  ----------  ----------
  Net income (loss)....................... $    (1.22) $    (7.52) $     3.89
                                           ==========  ==========  ==========
Common shares used in computing per share
 amounts..................................     75,200      73,925      71,675
                                           ==========  ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                              FLAM & RUSSELL, INC.
        (A WHOLLY-OWNED SUBSIDIARY OF ORBIT ADVANCED TECHNOLOGIES, INC.)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

          PERIODS ENDED JULY 1, 1994, JUNE 30, 1995 AND JUNE 28, 1996

                                     ADDITIONAL
                             COMMON   PAID-IN   TREASURY  ACCUMULATED
                             STOCK    CAPITAL    STOCK      DEFICIT    TOTAL
                            -------- ---------- --------  ----------- --------
Balance, July 2, 1993...... $ 75,900 $  670,597 $ (2,925)  $ (41,588) $701,984
 Net loss..................       --         --       --     (91,849)  (91,849)
                            -------- ---------- --------   ---------  --------
Balance, July 1, 1994......   75,900    670,597   (2,925)   (133,437)  610,135
 Purchase of 2,550 shares
  of common stock for
  treasury.................       --         --  (12,444)         --   (12,444)
 Net loss..................       --         --       --    (555,646) (555,646)
                            -------- ---------- --------   ---------  --------
Balance June 30, 1995......   75,900    670,597  (15,369)   (689,083)   42,045
 Purchase of 1,950 shares
  of common stock for
  treasury.................       --         --   (1,422)         --    (1,422)
 Conversion of trust debt
  to common stock..........   40,800    469,200       --          --   510,000
 Net income................       --         --       --     278,971   278,971
                            -------- ---------- --------   ---------  --------
Balance, June 28, 1996..... $116,700 $1,139,797 $(16,791)  $(410,112) $829,594
                            ======== ========== ========   =========  ========

   The accompanying notes are an integral part of these financial statements.

                              FLAM & RUSSELL, INC.
        (A WHOLLY-OWNED SUBSIDIARY OF ORBIT ADVANCED TECHNOLOGIES, INC.)

                            STATEMENTS OF CASH FLOWS

          PERIODS ENDED JULY 1, 1994, JUNE 30, 1995 AND JUNE 28, 1996

                                                  1994      1995       1996
                                                --------  ---------  ---------
Cash flows from operating activities
 Net income (loss)............................. $(91,849) $(555,646) $ 278,971
 Adjustments to reconcile net income (loss) to
  net cash provided (used) by operating
  activities:
  Depreciation.................................  124,665    142,210    121,251
  Deferred income taxes........................  (90,541)        --     64,320
  Extraordinary gain...........................       --   (400,902)  (403,042)
  Gain on sale of equipment....................       --     (2,057)        --
  Allowance for bad debts......................       --         --      6,228
  Interest converted to stock..................       --         --     63,042
  Changes in assets and liabilities:
   Accounts receivable......................... (442,435)   206,629     46,163
   Costs and estimated earnings in excess of
    billings on uncompleted contracts..........  122,648     67,470    (56,208)
   Inventories................................. (132,996)    56,913    312,179
   Other assets................................   64,739     16,212    (10,620)
   Accounts payable............................  (85,531)   242,534    (40,334)
   Billings in excess of costs and estimated
    earnings on uncompleted contracts..........  127,854   (467,805)    24,043
   Customer advances...........................       --     72,694    (95,162)
   Accrued expenses............................   12,416     20,800    (12,658)
   Other liabilities...........................   38,279      7,985      6,114
                                                --------  ---------  ---------
    Net cash provided (used) by operating
     activities................................ (352,751)  (592,963)   304,287
                                                --------  ---------  ---------
Cash flows from investing activities
 Acquisition of property and equipment......... (180,166)   (76,019)   (35,881)
 Proceeds from equipment sale..................       --      5,948         --
                                                --------  ---------  ---------
    Net cash used by investing activities...... (180,166)   (70,071)   (35,881)
                                                --------  ---------  ---------
Cash flows from financing activities
 Purchase of treasury stock....................       --    (12,444)    (1,422)
 Repayment of notes payable....................       --         --   (300,000)
 Repayment of capital leases...................       --    (10,904)   (31,082)
 Increase in notes payable.....................       --    450,000    200,000
                                                --------  ---------  ---------
    Net cash provided (used) by financing
     activities................................       --    426,652   (132,504)
                                                --------  ---------  ---------
    Net increase (decrease) in cash............ (532,917)  (236,382)   135,902
    Cash at beginning of period................  827,798    294,881     58,499
                                                --------  ---------  ---------
    Cash at end of period......................  294,881  $  58,499  $ 194,401
                                                ========  =========  =========

   The accompanying notes are an integral part of these financial statements.

                             FLAM & RUSSELL, INC.
       (A WHOLLY-OWNED SUBSIDIARY OF ORBIT ADVANCED TECHNOLOGIES, INC.)

                         NOTES TO FINANCIAL STATEMENTS

                 JULY 1, 1994, JUNE 30, 1995 AND JUNE 28, 1996

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  This summary of significant accounting policies of Flam and Russell, Inc. (the Company) is presented to assist in the understanding of the financial statements.

Organization and Nature of Operations

  The Company was incorporated in the State of Delaware on July 8, 1980 and became a wholly owned subsidiary of Orbit Advanced Technologies, Inc. on June 28, 1996. It is an engineering firm specializing in research, development, and design services in the areas of microwave, antenna, and related technology. The Company markets its product and services worldwide.

Use of Estimate

  Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

Inventories

  Inventories are valued at the lower of cost or market. Cost is determined by the average cost method.

Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of the assets.

Revenue Recognition

  The Company accounts for certain contracts on the percentage-of-completion method in which income is recognized in the ratio that costs incurred bears to estimated total costs. Adjustments to cost estimates are made periodically, and losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined. The aggregate of costs incurred and income recognized on uncompleted contracts in excess of related billings is shown as a current asset, and the aggregate of billings on uncompleted contracts in excess of related costs incurred and income recognized is shown as a current liability.

Deferred Income Taxes

  Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. These differences related principally to the Company recognizing revenue on the percentage of completion method for financial reporting purposes and the completed contract method for income tax purposes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

NOTE B -- CREDIT RISK

  The Company maintains cash deposits, at primarily one financial institution that may at times exceed the $100,000 federally insured limits. At June 28, 1996, the Company has uninsured cash deposits of $119,042.

                             FLAM & RUSSELL, INC.
       (A WHOLLY-OWNED SUBSIDIARY OF ORBIT ADVANCED TECHNOLOGIES, INC.)

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                 JULY 1, 1994, JUNE 30, 1995 AND JUNE 28, 1996

Concentration of credit with respect to trade accounts receivable include amounts due from large foreign and nationally established corporations and various government agencies in the high tech industry group. Credit is issued under binding contracts to these companies and government agencies and generally collateral is not required.

NOTE C -- UNCOMPLETED CONTRACTS

  Cost, estimated earnings, and billings on uncompleted contracts are as follows:

                                                        1995         1996
                                                     -----------  -----------
      Cost incurred on uncompleted contracts........ $ 2,784,473  $ 5,281,584
      Estimated earnings............................     317,679      330,829
      Billings to date..............................  (2,950,251)  (5,428,347)
                                                     -----------  -----------
                                                     $   151,901  $   184,066
                                                     ===========  ===========
      Included in accompanying balance sheet under
       the following captions:
      Cost and estimated earnings in excess of
       billings on uncompleted contracts............ $   200,376  $   256,584
      Billings in excess of costs and estimated
       earnings on uncompleted contracts............     (48,475)     (72,518)
                                                     -----------  -----------
                                                     $   151,901  $   184,066
                                                     ===========  ===========

NOTE D -- INVENTORIES

  Inventories consist of the following:

                                                                 1995     1996
                                                               -------- --------
      Finished goods.......................................... $     -- $ 53,645
      Work in progress........................................  104,296   49,462
      Raw materials...........................................  572,906  261,916
                                                               -------- --------
                                                               $677,202 $365,023
                                                               ======== ========

NOTE E -- PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                          1995         1996
                                                       -----------  -----------
      Furniture and fixtures.......................... $    83,409  $    83,409
      Office equipment................................     110,392      113,402
      Lab equipment...................................     647,508      672,336
      Computer equipment..............................     919,456      927,499
      Automobiles.....................................      49,750       40,806
                                                       -----------  -----------
                                                         1,810,515    1,837,452
      Accumulated depreciation........................  (1,539,714)  (1,652,021)
                                                       -----------  -----------
                                                       $   270,801  $   185,431
                                                       ===========  ===========

                              FLAM & RUSSELL, INC.
        (A WHOLLY-OWNED SUBSIDIARY OF ORBIT ADVANCED TECHNOLOGIES, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                 JULY 1, 1994, JUNE 30, 1995 AND JUNE 28, 1996

  Depreciation expense was $121,251, $142,210 and $124,665 for the three years presented.

NOTE F -- NOTES PAYABLE

                                                            1995       1996
                                                         ----------  ---------
      Line of credit with a bank up to a maximum of
       $750,000. Interest is payable monthly at prime
       plus 3/4% (9.0% in 1996 and 9.75% in 1995).
       Secured by substantially all the assets of the
       Company and limited by 80% of acceptable accounts
       receivable. In addition, the bank required a 5%
       compensating balance totalling $37,500. The line
       of credit was paid in full in July, 1996......... $  450,000  $ 150,000
      Promissory notes payable to Samuel T. Russell
       Revocable Trust (the "Trust"), a related entity,
       ranging from $50,000 to $200,000, with interest
       at 8%. These notes were to mature on various
       dates from July 22, 1997 through July 9, 1998....    650,000         --
                                                         ----------  ---------
                                                          1,100,000    150,000
      Current portion...................................   (450,000)  (150,000)
                                                         ----------  ---------
      Long-term debt.................................... $  650,000  $      --
                                                         ==========  =========

  During 1995, the accrued interest of $400,902 on the Trust note was forgiven as discussed in Note K.

  On June 28, 1996, with the approval of the Board of Directors, the Trust note plus accrued interest was converted into stock, and the remainder was recorded as an extraordinary gain as discussed in Note K.

NOTE G -- TAXES

  The benefit from (provision for) income taxes consist of the following:

                                                           1994   1995   1996
                                                          ------- ---- --------
      Federal
        Current.......................................... $    -- $ -- $     --
        Deferred.........................................  78,592   --  (25,300)
                                                          ------- ---- --------
                                                           78,592   --  (25,300)
                                                          ------- ---- --------
      State
        Current..........................................      --   --      --
        Deferred.........................................  11,949   --  (39,020)
                                                          ------- ---- --------
                                                           11,949   --  (39,020)
                                                          ------- ---- --------
                                                          $90,541 $ -- $(64,320)
                                                          ======= ==== ========

                             FLAM & RUSSELL, INC.
       (A WHOLLY-OWNED SUBSIDIARY OF ORBIT ADVANCED TECHNOLOGIES, INC.)

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                 JULY 1, 1994, JUNE 30, 1995 AND JUNE 28, 1996


  A reconciliation of the income tax benefit (provision) at the federal statutory rate to the income tax benefit (provision) at the effective rate is as follows:

                                                 1994      1995       1996
                                               --------  ---------  --------
      Benefit (provision) computed at the
       federal statutory rate................. $ 62,013  $ 188,920  $(94,850)
      State taxes (net of federal benefit)....   15,047     45,841   (23,015)
      Adjustment to estimated deferred rate...  (30,322)   (92,376)   46,379
      Permanent differences...................       --    102,731   103,279
      Change in valuation allowance...........       --   (111,838)  (89,709)
      Reinstatement of Pennsylvania NOL
       deduction..............................       --   (106,997)       --
      Other individually immaterial items.....   43,803    (26,281)   (6,404)
                                               --------  ---------  --------
                                               $ 90,541  $      --  $(64,320)
                                               ========  =========  ========

  The components of deferred taxes consist of the following:

                                                             1995       1996
                                                           ---------  ---------
      Deferred tax assets:
       Inventory valuation................................ $      --  $  52,617
       Provision for bad debts............................        --      1,503
       Net operating losses...............................   199,663    133,268
       Investment tax credits.............................    35,899     35,899
       Research and development...........................    96,331    106,347
                                                           ---------  ---------
                                                             331,893    329,634
      Deferred tax liability:
       Long-term contract.................................   (46,159)   (18,511)
                                                           ---------  ---------
                                                             285,734    311,123
      Less valuation allowance............................  (221,414)  (311,123)
                                                           ---------  ---------
      Net deferred tax asset..............................    64,320         --
      Less short term portion.............................    (7,500)        --
                                                           ---------  ---------
      Long-term portion................................... $  56,820  $      --
                                                           =========  =========

  The Company has available at June 28, 1996, investment tax credits of $35,899; research and development tax credits of $106,347; and net operating loss carryforwards of approximately $402,000 for federal and $797,000 for State of Pennsylvania. The tax credits and net operating losses will expire through the year 2009 for federal and the year 1997 for the State of Pennsylvania.

NOTE H -- RETIREMENT PLAN

  The Company has a cash deferred savings plan covering substantially all its employees. Employees with a minimum of one year of service during the plan year are eligible to participate in the plan. This type of plan allows a participating employee to contribute, and therefore defer, a portion of their compensation up to eight percent each plan year. The Company matches employee contributions up to a maximum of three percent of the employees' compensation. The Company's contributions were $33,851, $66,952 and $65,546 for each of the three periods ended.

                             FLAM & RUSSELL, INC.
       (A WHOLLY-OWNED SUBSIDIARY OF ORBIT ADVANCED TECHNOLOGIES, INC.)

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                 JULY 1, 1994, JUNE 30, 1995 AND JUNE 28, 1996


NOTE I -- TREASURY STOCK

  Treasury stock consists of Class A non-voting common stock and is as follows:

                                                                  SHARES AMOUNT
                                                                  ------ -------
      Balance, July 1, 1994......................................   700  $ 2,925
        Purchase................................................. 2,550   12,444
                                                                  -----  -------
      Balance, June 30, 1995..................................... 3,250   15,369
        Purchase................................................. 1,950    1,422
                                                                  -----  -------
      Balance, June 28, 1996..................................... 5,200  $16,791
                                                                  =====  =======

NOTE J -- COMMON STOCK

  The Company's outstanding shares of common stock is comprised of the following:

                                                                1995   1996
                                                               ------ -------
      Class A -- nonvoting -- par value $1 per share, 20,000
       shares authorized, 16,700 shares issued in 1996 and
       13,400 issued in 1995.................................. 13,400  16,700
      Class B -- voting -- par value $1 per share, 100,000
       shares authorized, 100,000 shares issued in 1996 and
       62,500 shares issued in 1995........................... 62,500 100,000

NOTE K -- RELATED PARTY TRANSACTIONS AND EXTRAORDINARY GAIN

  The Company has had certain transactions with the Trust. Prior to the Company becoming a wholly owned subsidiary of Orbit Advanced Technologies, Inc. certain stockholders of the Company were beneficiaries of the Trust.

  On June 30, 1995, the trustees of the Trust agreed to waive and forgo the payments of accrued interest through that date. This transaction resulted in an extrordinary gain of $400,902.

  On June 28, 1996, with the approval of the Board of Directors, the outstanding balance of the notes payable to the Trust of $850,000, and accrued interest of $63,042 was converted to 3,300 shares of Class A common stock and 37,500 shares of Class B common stock of the Company, in the amount of $510,000, and the remainder was recorded as an extraordinary gain of $403,042. The Company valued each share issued at $12.50, which was equivalent to the amount received by the Company's shareholders in connection with the sale of their shares on June 28, 1996.

NOTE L -- SUPPLEMENTARY DISCLOSURES TO THE STATEMENT OF CASH FLOWS

  Cash paid for interest and income taxes for each of the periods ended were as follows:

                                                           1994   1995    1996
                                                          ------ ------- -------
      Interest........................................... $3,358 $29,158 $41,786
      Income taxes.......................................  8,160      --      --

                             FLAM & RUSSELL, INC.
       (A WHOLLY-OWNED SUBSIDIARY OF ORBIT ADVANCED TECHNOLOGIES, INC.)

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                 JULY 1, 1994, JUNE 30, 1995 AND JUNE 28, 1996


  Noncash investing and financing transactions are as follows:

                                                           1996    1995   1994
                                                         -------- ------- ----
      Note payable and accrued interest of $913,042,
       net of extraordinary gain of $403,042, converted
       to capital......................................  $510,000 $    -- $ --
      Capital lease obligation.........................        --  92,387   --
                                                         -------- ------- ----
                                                         $510,000 $92,387 $ --
                                                         ======== ======= ====

NOTE M -- LEASING ARRANGEMENTS

Operating Leases

  The Company has leased facilities in Pennsylvania, Florida and the Netherlands. The Pennsylvania lease is a noncancelable operating lease, which expires October 31, 1997. The Netherlands office is leased on a month to month basis and is cancelable with six months notice. The Florida lease expired in 1995.

  The Company also leased a vehicle under a noncancelable operating lease which expired in April of 1996.

  Lease expense was $171,179, $204,123 and $195,907 for each of the periods ended.

Capital lease

  The Company leases equipment under a capital lease agreement which expires in 1998. The obligation has been recorded in the accompanying financial statements at the present value of the future minimum lease payments. The capitalized costs and the accumulated amortization are included in equipment and accumulated depreciation, respectively. Amortization is included in depreciation expense. At the expiration of this lease, the title to this equipment transfers to the Company upon payment of the purchase option price.

  Information with respect to this lease as of June 28, 1996 and for the year then ended is as follows:

      Capital costs.................................................... $92,387
                                                                        =======
      Accumulated amortization......................................... $48,041
                                                                        =======
      Amortization expense............................................. $26,564
                                                                        =======

  Future minimum lease payments for all leases at June 28, 1996 are as follows:

                                                            OPERATING CAPITAL
                                                            --------- --------
      1997................................................. $147,167  $ 36,951
      1998.................................................   51,567    18,476
                                                            --------  --------
      Total minimum lease payments......................... $198,734    55,427
                                                            ========
      Amount representing interest.........................             (5,025)
      Current portion of capital lease.....................            (32,568)
                                                                      --------
                                                                      $ 17,834
                                                                      ========

                             FLAM & RUSSELL, INC.
       (A WHOLLY-OWNED SUBSIDIARY OF ORBIT ADVANCED TECHNOLOGIES, INC.)

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                 JULY 1, 1994, JUNE 30, 1995 AND JUNE 28, 1996


NOTE N -- CONTINGENT LIABILITY

  The State of California is currently examining the Company's liability for back sales tax and has proposed certain adjustments that aggregate approximately $28,000 of additional sales tax. The Company does not agree with the basis upon which the adjustments are calculated. The ultimate resolution is not presently determinable.

NOTE O -- SALE OF BUSINESS

  On June 28, 1996, the Company's stockholders sold all their shares of the Company to Orbit Advanced Technologies, Inc.

NOTE P -- ADJUSTMENTS TO FINANCIAL STATEMENTS ISSUED PREVIOUSLY

  At the time that the original financial statements were issued for the period ended June 28, 1996, management had determined that the extraordinary gain, as more fully described in Note K, should be presented net of applicable taxes. The current facts no longer support this position, as management has determined that this gain is a permanent difference for tax purposes. The financial statements for this period have been adjusted as follows:

                                                           ACCUMULATED   NET
                                                             DEFICIT    INCOME
                                                           ----------- --------
      As previously reported..............................  $(422,105) $266,978
      Adjustment to provision for taxes...................     11,993    11,993
                                                            ---------  --------
      As adjusted.........................................  $(410,112) $278,971
                                                            =========  ========

  In addition, certain reclassifications have been made to all the previously presented financial statements to conform to the current presentation. Such reclassifications have had no effect on net income as previously reported, except as mentioned above.

[A DIAGRAM APPEARS HERE OF A 3-D REPRESENTATION OF A PLANET IN SPACE WITH AN ORBITING BAND.]

"Automotive" [A PHOTOGRAPH APPEARS HERE OF AN AUTOMOBILE BEING TESTED IN AN ANECHOIC CHAMBER MANUFACTURED BY AEMI.]

"Aerospace/Defense" [A PHOTOGRAPH APPEARS HERE OF AN AIRCRAFT BEING TESTED ON A MAST AND POSITIONING SYSTEM MANUFACTURED BY THE COMPANY.]

"Satellite" [A PHOTOGRAPH APPEARS HERE OF A SATELLITE BEING TESTED ON A POSITIONING SYSTEM MANUFACTURED BY THE COMPANY.]

"Wireless Communications" [A PHOTOGRAPH APPEARS HERE OF A CELLULAR BASE STATION ANTENNA BEING TESTED IN A MEASUREMENT SYSTEM MANUFACTURED BY THE COMPANY.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OF-FERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITA-TION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY, OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME, SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                ---------------

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
The Company..............................................................  11
Use of Proceeds..........................................................  12
Capitalization...........................................................  12
Dividend Policy..........................................................  13
Dilution.................................................................  13
Selected Consolidated Financial Data.....................................  14
Unaudited Consolidated Pro Forma Data....................................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  27
Management...............................................................  39
Certain Transactions.....................................................  44
Principal Stockholders...................................................  45
Description of Securities................................................  46
Shares Eligible for Future Sale..........................................  48
Underwriting.............................................................  49
Legal Matters............................................................  50
Experts..................................................................  50
Available Information....................................................  51
Glossary.................................................................  52
Index to Financial Statements............................................ F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,000,000 SHARES

                                   LOGO

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                        PENNSYLVANIA MERCHANT GROUP LTD

                                UNTERBERG HARRIS

                                       , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the Registrant.

                                                                        AMOUNT
                                                                       --------
   Securities and Exchange Commission Registration Fee................ $  6,273
   National Association of Securities Dealers, Inc. Filing Fee........    2,570
   Nasdaq National Market Listing Fee.................................   32,735
   Printing and Engraving Expenses....................................   95,000
   Accounting Fees and Expenses.......................................  183,500
   Legal Fees and Expenses............................................  165,000
   Blue Sky Qualification Fees and Expenses...........................   10,000
   Miscellaneous......................................................    4,922
                                                                       --------
     Total............................................................ $500,000
                                                                       ========

  The foregoing, except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee, are estimates.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The DGCL provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorneys' fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.

  The Company's Bylaws also provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. Reference is made to the Bylaws of the Company.

  As permitted by the DGCL, the Company's Certificate of Incorporation eliminates the personal liability of its directors to the Company and its stockholders, in certain circumstances, for monetary damages arising from a breach of the director's duty of care.

  The Company intends to obtain directors' and officers' liability insurance which covers certain liabilities, including liabilities to the Company and its stockholders, in the amount of $5.0 million.

  The Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of certain officers, directors and controlling persons of the Company with respect to certain liabilities in connection with this offering.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  During the past three years, the Company has issued unregistered securities to a limited number of persons, as described below. No underwriters or underwriting discounts or commissions were involved. There was no public offering in any such transaction, and the Company believes that each transaction was exempt from registration requirements of the Securities Act, by reason of Section 4(2) thereof. Pursuant to the Share Exchange Agreement dated December 31, 1996 by and among the Company, Alchut and Orbit Advanced Systems, Ltd., the Company issued 3,999,520 shares of common stock to Alchut in consideration for 10 shares of the common stock of Technologies and 99 shares of the ordinary stock of Engineering and issued 480 shares of common stock to Orbit Advanced Systems, Ltd. in exchange for 1 share of the ordinary stock of Engineering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits.

 EXHIBIT NO.
 -----------
     1.1     Form of Underwriting Agreement (Draft of May 13, 1997).
     2.1*    Stock Purchase Agreement dated March 31, 1997 by and among
              Advanced Electromagnetics, Inc., Anechoic Systems, Inc., Gabriel
              A. Sanchez, Barbara Sanchez and the Company.
     2.2*    Share Exchange Agreement dated December 31, 1996 by and among
              Orbit-Alchut Technologies, Ltd., Orbit Advanced Systems, Ltd. and
              the Company.
     2.3*    Asset Acquisition Agreement dated December 31, 1996 by and between
              Orbit-Alchut Technologies, Ltd. and Orbit F.R. Engineering, Ltd.
     2.4*    Inventory Acquisition Agreement dated January 1, 1997 by and between Orbit-Alchut Technologies, Ltd. and Orbit F.R.
              Engineering, Ltd.
     2.5*    Stock Purchase Agreement dated June 28, 1996 by and among Orbit
              Advanced Technologies, Inc., The Samuel T. Russell Trust, Richard
              P. Flam, Rickey E. Hartman, Lois A. R. Charles, Dorothy Russell,
              John Aubin, Norman D. Kegg and Flam & Russell, Inc.
     3.1     Amended and Restated Certificate of Incorporation of the Company.
     3.2     Bylaws of the Company.
     4.1     Specimen Common Stock Certificate of the Company.
     5.1     Opinion of Blank Rome Comisky & McCauley.
    10.1*    Employment Agreement dated February 15, 1997 by and between the
              Company and Aryeh Trabelsi.
    10.2*    Employment Agreement dated January 1, 1997 by and between the
              Company and Moshe Pinkasy.
    10.3*    1997 Equity Incentive Plan.
    10.4*    Services Agreement dated January 1, 1997 by and among Orbit-Alchut
              Technologies, Ltd., Orbit F.R. Engineering, Ltd. and the Company.
    21.1*    Subsidiaries of the Registrant.
    23.1     Consent of Ernst & Young LLP.
    23.2     Consent of Messina, Ceci, Archer & Company, P.C.
    23.3     Consent of Blank Rome Comisky & McCauley (included in the opinion filed as Exhibit 5.1 hereto).
    24.1*    Power of Attorney (included on page II-4).
    27.1     Financial Data Schedule (electronic filing only).

--------

*Previously filed.

  (b) Financial Statement Schedules.

  Schedules have been omitted because they are not applicable or because required information is included in the Financial Statements and Notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania, on the date indicated.

                                          ORBIT/FR, INC.

                                                    /s/ Aryeh Trabelsi
Date: May 19, 1997                        By: _________________________________
                                            Aryeh Trabelsi
                                            President and Chief Executive
                                            Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          SIGNATURE                      CAPACITY                    DATE
          ---------                      --------                    ----

     /s/ Aryeh Trabelsi
-----------------------------      President, Chief              May 19, 1997
       ARYEH TRABELSI              Executive Officer and
                                   Director (Principal
                                   Executive Officer)

                                   Chairman of the Board of
           *                       Directors                     May 19, 1997
-----------------------------
         JOSEPH AVIV

                                   Director
           *                                                     May 19, 1997
-----------------------------
         ZEEV STEIN

                                   Director
           *                                                     May 19, 1997
-----------------------------
      DAVID BEN-BASSAT

 /s/ Joseph E. Sullivan            Director of Finance and       May 19, 1997
-----------------------------      Treasurer (Principal
     JOSEPH E. SULLIVAN            Financial and Accounting
                                   Officer)

   /s/ Aryeh Trabelsi

*By: ___________________

    ATTORNEY-IN-FACT


                                 EXHIBIT INDEX

 EXHIBIT NO.
 -----------
     1.1     Form of Underwriting Agreement (Draft of May 13, 1997).
     2.1*    Stock Purchase Agreement dated March 31, 1997 by and among
              Advanced Electromagnetics, Inc., Anechoic Systems, Inc., Gabriel
              A. Sanchez, Barbara Sanchez and the Company.
     2.2*    Share Exchange Agreement dated December 31, 1996 by and among
              Orbit-Alchut Technologies, Ltd., Orbit Advanced Systems, Ltd. and
              the Company.
     2.3*    Asset Acquisition Agreement dated December 31, 1996 by and between
              Orbit-Alchut Technologies, Ltd. and Orbit F.R. Engineering, Ltd.
     2.4*    Inventory Acquisition Agreement dated January 1, 1997 by and between Orbit-Alchut Technologies, Ltd. and Orbit F.R.
              Engineering, Ltd.
     2.5*    Stock Purchase Agreement dated June 28, 1996 by and among Orbit
              Advanced Technologies, Inc., The Samuel T. Russell Trust, Richard
              P. Flam, Rickey E. Hartman, Lois A. R. Charles, Dorothy Russell,
              John Aubin, Norman D. Kegg and Flam & Russell, Inc.
     3.1     Amended and Restated Certificate of Incorporation of the Company.
     3.2     Bylaws of the Company.
     4.1     Specimen Common Stock Certificate of the Company.
     5.1     Opinion of Blank Rome Comisky & McCauley.
    10.1*    Employment Agreement dated February 15, 1997 by and between the
              Company and Aryeh Trabelsi.
    10.2*    Employment Agreement dated January 1, 1997 by and between the
              Company and Moshe Pinkasy.
    10.3*    1997 Equity Incentive Plan.
    10.4*    Services Agreement dated January 1, 1997 by and among Orbit-Alchut
              Technologies, Ltd., Orbit F.R. Engineering, Ltd. and the Company.
    21.1*    Subsidiaries of the Registrant.
    23.1     Consent of Ernst & Young LLP.
    23.2     Consent of Messina, Ceci, Archer & Company, P.C.
    23.3     Consent of Blank Rome Comisky & McCauley (included in the opinion filed as Exhibit 5.1 hereto).
    24.1*    Power of Attorney (included on page II-4).
    27.1     Financial Data Schedule (electronic filing only).

--------

* Previously filed.